As filed with the Securities and Exchange Commission on May 27, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The First Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Mississippi (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	64-0862173 (I.R.S. Employer Identification No.)
6480 U.S. Hwy. 98 West, Suite A
Hattiesburg, Mississippi 39402
(601) 268-8998
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Donna T. (Dee Dee) Lowery
Chief Financial Officer
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Mark C. Kanaly William W. Hooper Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	Jack P. Greeley, Esq. Smith Mackinnon, PA 301 East Pine Street, Suite 750 Orlando, Florida 32801 Telephone: (407) 843-7300

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and is subject to change. The First Bancshares, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 27, 2022
Proxy Statement/Prospectus

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Beach Bancorp, Inc.:
The boards of directors of The First Bancshares, Inc., or First Bancshares, and Beach Bancorp, Inc., or BBI, have each unanimously approved the acquisition of BBI by First Bancshares. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of April 26, 2022, which we refer to as the merger agreement, by and between First Bancshares and BBI, whereby BBI will be merged with and into First Bancshares, which we refer to as the merger. Immediately following the merger of BBI with and into First Bancshares, Beach Bank, a wholly owned bank subsidiary of BBI, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First Bank, or The First, with The First as the surviving bank, which we refer to as the bank merger.
If the merger is completed, each share of BBI common stock and each share BBI preferred stock, which we collectively refer to as BBI stock, issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.1711, or the exchange ratio, of a share of First Bancshares common stock, which we refer to as the merger consideration.
Although the number of shares of First Bancshares common stock that BBI shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of First Bancshares common stock and will not be known at the time BBI shareholders vote on the merger. First Bancshares common stock is currently quoted on the NASDAQ Global Market. On April 25, 2022, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of First Bancshares common stock of $32.92 per share, the exchange ratio represented approximately $5.63 in value for each share of BBI stock to be converted into First Bancshares common stock. Based on the most recent reported closing sale price of First Bancshares common stock on [           ], 2022 of $[     ] per share, the exchange ratio represented $[    ] in value for each share of BBI stock to be converted into First Bancshares common stock. Based on the exchange ratio and the number of shares of BBI stock outstanding, the maximum number of shares of First Bancshares common stock offered by First Bancshares and issuable in the merger is 3,756,044. We urge you to obtain current market quotations for the price of First Bancshares common stock (trading symbol “FBMS”) because the value of the per share stock consideration will fluctuate based on First Bancshares’ common stock price.
BBI will hold a special meeting of its shareholders, referred to as the BBI special meeting, where BBI shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement, and (2) a proposal to adjourn the BBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
The BBI special meeting will be held at 1211 N. Westshore Blvd., Suite 200, Tampa, FL 33607, on [           ], 2022, at 8:00 a.m., Eastern Time, subject to any adjournment or postponement thereof.
Each of First Bancshares and BBI expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” with the result that the BBI stock exchanged for First Bancshares common stock will generally be tax-free.
Your vote is important.   Completion of the merger is subject to the approval of the merger agreement by the shareholders of BBI. Regardless of whether or not you plan to attend the BBI special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the BBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement. The failure to vote by submitting your proxy or attending the special meeting and voting in person will have the same effect as a vote against approval of the merger agreement. Submitting a proxy now will not prevent you from being able to vote in person at the BBI special meeting. If you hold your shares in “street name,” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.

The board of directors of BBI has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the shareholders of BBI, has unanimously approved the merger agreement and the merger and unanimously recommends that the shareholders of BBI vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the BBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This proxy statement/prospectus describes the BBI special meeting, the merger, the merger agreement, other documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 22, for a discussion of the risks relating to the proposed merger and owning First Bancshares common stock after the merger. You also can obtain information about First Bancshares and BBI from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.
If you have any questions concerning the merger, please contact Charles N. “Chip” Reeves, President and Chief Executive Officer, at (850) 244-6740. We look forward to seeing you at the meeting.
By order of the Board of Directors,
Charles N. “Chip” Reeves
President and Chief Executive Officer
Beach Bancorp, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First Bancshares or BBI, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [           ], 2022, and it is first being mailed or otherwise delivered to the BBI shareholders on or about [           ], 2022.

BEACH BANCORP, INC.
17 Eglin Parkway SE
Fort Walton Beach, FL 32548

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [           ], 2022
To the Shareholders of Beach Bancorp, Inc.:
Beach Bancorp, Inc. (“BBI”) will hold a special meeting of shareholders at 8:00 a.m. local time, on [           ], 2022, at 1211 N. Westshore Blvd., Tampa, Florida 33607, for the following purposes:
1.
for holders of BBI stock, including all shares of BBI common stock and BBI preferred stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 26, 2022, by and among The First Bancshares, Inc. and BBI pursuant to which BBI will merge with and into The First Bancshares, Inc. and Beach Bank will merge with and into The First Bank, as more fully described in the attached proxy statement/prospectus; and

2.
for holders of BBI common stock to consider and vote upon a proposal to adjourn the BBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We have fixed the close of business on [           ], 2022 as the record date for the BBI special meeting. Only holders of record of BBI stock at that time are entitled to notice of, and to vote at, the BBI special meeting, or any adjournment or postponement of the BBI special meeting. In order for the merger agreement to be approved, it must receive the affirmative vote by the holders of at least a majority of the outstanding shares of (i) BBI common stock, and (ii) BBI preferred stock voting as separate classes. The special meeting may be adjourned from time to time upon approval of holders of BBI common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices hereby given may be transacted at such adjourned meeting. Certain holders of [    ]% of the outstanding shares of BBI common stock and [    ]% of the outstanding shares of BBI preferred stock have entered into voting and support agreements with The First Bancshares, Inc. pursuant to which holders have agreed to vote for approval of the merger agreement, subject to the terms of the voting and support agreements.
BBI shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to BBI. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for BBI Shareholders” beginning on page [  ].
Your vote is very important.   We cannot complete the merger unless BBI’s shareholders approve the merger agreement.
Regardless of whether you plan to attend the BBI special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of BBI stock, please contact Charles N. “Chip” Reeves, President and Chief Executive Officer, at (850) 244-6740.

BBI’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, are advisable and in the best interests of BBI and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that BBI shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the BBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
By Order of the Board of Directors,
Charles N. “Chip” Reeves
President and Chief Executive Officer
Beach Bancorp, Inc.
Tampa, Florida
[           ], 2022
The BBI board of directors unanimously recommends that holders of BBI common stock and preferred stock entitled to vote at the BBI special meeting vote “FOR” the merger proposal and “FOR” the adjournment proposal.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about First Bancshares and BBI from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Bancshares and BBI at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting First Bancshares or BBI at the contact information set forth below:
The First Bancshares, Inc. 6480 U.S. Hwy, 98 West Hattiesburg, Mississippi 39402 Attention: Secretary Telephone: (601) 268-8998	Beach Bancorp, Inc. 17 Eglin Parkway SE Fort Walton Beach, FL 32548 Attention: Chief Financial Officer Telephone: (850) 244-6740
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or [           ], 2022.
You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [           ], 2022, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document. Neither the mailing of this document to BBI shareholders nor the issuance by First Bancshares of shares of First Bancshares common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding BBI has been provided by BBI and information contained in this document regarding First Bancshares has been provided by First Bancshares. See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to some questions that BBI shareholders may have regarding the proposed transaction between First Bancshares and BBI and the proposals being considered at the BBI special meeting. First Bancshares and BBI urge you to read carefully this entire proxy statement/prospectus, including the annexes, and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.
Unless the context otherwise requires, references in this proxy statement/prospectus to: (1) “First Bancshares” refer to The First Bancshares, Inc., a Mississippi corporation, and its affiliates; (2) “The First” refer to The First Bank, a Mississippi state-chartered bank and the wholly owned bank subsidiary of First Bancshares; (3) “BBI” refer to Beach Bancorp, Inc., a Florida corporation, and its affiliates; and (4) “Beach Bank” refer to Beach Bank, a Florida state-chartered bank and the wholly owned bank subsidiary of BBI.
Q:
Why am I receiving this proxy statement/prospectus?

A:
First Bancshares and BBI have entered into an Agreement and Plan of Merger, dated as of April 26, 2022, which we refer to as the merger agreement. Pursuant to the merger agreement, BBI will merge with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Beach Bank, a wholly owned bank subsidiary of BBI, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, with The First as the surviving bank, which we refer to as the bank merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the majority of the outstanding shares of BBI common stock entitled to vote at the BBI special meeting and a majority of the outstanding shares of BBI preferred stock entitled to vote at the BBI special meeting vote in favor of the proposal to approve the merger agreement, which we refer to as the merger proposal.
In addition, BBI is soliciting proxies from its shareholders with respect to a proposal to approve one or more adjournments of the BBI special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the merger proposal, which we refer to as the adjournment proposal.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the BBI special meeting, and you should read it carefully. This is a proxy statement/prospectus because (1) BBI is soliciting proxies from the BBI shareholders and the proxy statement provides important information about the BBI special meeting to vote on the merger proposal and the adjournment proposal, and (2) First Bancshares will issue shares of First Bancshares common stock to holders of BBI common stock and BBI preferred stock in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow BBI shareholders to authorize a proxy to vote their shares without attending the BBI special meeting.
Your vote is important. We encourage you to authorize your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, each share of BBI common stock and each share of BBI preferred stock issued and outstanding immediately prior to the effective time of the merger (other than dissenters’ shares) will be converted into the right to receive 0.1711, or the exchange ratio, of a share of First Bancshares common stock.

First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Rather, BBI shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of First Bancshares common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of First Bancshares common stock on the NASDAQ

Global Market for the ten trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the date that is five days prior to the closing of the merger.
All stock options awarded under the BBI equity plans will fully vest at the closing of the merger and be converted automatically into an option to purchase shares of First Bancshares common stock equal to (i) the number of shares of BBI common stock subject to such option immediately prior to the closing, multiplied by (ii) the exchange ratio (rounded down to nearest whole share). The per share exercise price for the shares of First Bancshares common stock issuable upon exercise of such options will equal the quotient determined by dividing (i) the exercise price per share of the BBI common stock at which such option was exercisable immediately prior to the effective time by (ii) the exchange ratio (rounded up to the nearest whole cent). The merger agreement provides that outstanding and unvested restricted shares of BBI pursuant to its equity plans will fully vest at the closing of the merger and automatically be converted into the right to receive the merger consideration.
BBI may terminate the merger agreement if (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.34, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $32.92) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $113.05); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. The value of the merger consideration may fluctuate based upon the market value for First Bancshares common stock between the date of this proxy statement/prospectus and the completion of the merger. BBI shareholders will receive 0.1711 share of First Bancshares common stock for each share of BBI common stock and BBI preferred stock they hold. Any fluctuation in the market price of First Bancshares common stock after the date of this proxy statement/prospectus will change the value of the shares of First Bancshares common stock that BBI shareholders may receive.

Q:
How does BBI’s board of directors recommend that I vote at the special meeting?

A:
BBI’s board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
When and where is the BBI special meeting?

A:
The BBI special meeting will held on [        ], 2022 at 8:00 a.m., local time, at 1211 N. Westshore Blvd., Tampa, Florida 33607.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card so that your shares are represented and voted at the BBI special meeting. If you are a registered shareholder, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name”, through a bank, broker or other holder of record, you must direct your bank, broker or other holder of record how to vote in accordance with the instructions you have received from your bank, broker or other holder of record. A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee who desires to attend the BBI special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker. Submitting your proxy by mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the BBI special meeting. Your proxy card must be received prior to the special meeting on [        ], 2022, in order to be counted.

Q:
What constitutes a quorum for the BBI special meeting?

A:
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of BBI common stock and the holders of the majority of the outstanding shares of BBI preferred stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of BBI stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of BBI stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Q:
What is the vote required to approve each proposal?

A:
The affirmative vote of a majority of the outstanding shares of BBI common stock and a majority of the outstanding shares of BBI preferred stock, each voting as a separate class, must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.

The adjournment proposal will be approved if the votes of BBI common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Q:
What would happen if the adjournment proposal does not get approved by BBI shareholders?

A:
The completion of the merger is not conditioned upon shareholder approval of the adjournment proposal. If a quorum is present at the BBI special meeting and the adjournment proposal is not approved and there are not sufficient votes at the time of the BBI special meeting to approve the merger proposal, then the BBI board of directors will not have the ability to adjourn to solicit additional votes and the merger proposal will not be approved.

Q:
Who may solicit proxies on BBI’s behalf?

A:
In addition to solicitation of proxies by BBI by mail, proxies may also be solicited by BBI’s directors and employees personally, and by telephone, facsimile or other means.

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for BBI to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the merger proposal. The merger proposal must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of BBI common stock and a majority of the outstanding shares of BBI preferred stock. BBI’s board of directors unanimously recommends that you vote “FOR” the merger proposal.

Q:
How many votes do I have?

A:
BBI shareholders are entitled to one vote on each proposal to be considered at the special meeting for each share of BBI common stock or BBI preferred stock owned as of the close of business [        ], 2022, which is the record date for the BBI special meeting.

Q:
If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee.

Q:
How do I vote?

A:
If you are a shareholder of record, you may have your shares of BBI stock voted on the matters to be presented at the BBI special meeting in either of the following ways:

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

•
You may vote in person at the meeting.   You may vote by attending the special meeting and casting your vote in person.

If you are a beneficial owner (i.e., your shares are held in “street name”), please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.
Q:
Do BBI directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the BBI board of directors with respect to the merger agreement, you should be aware that BBI’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of BBI’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of BBI’s shareholders include but are not limited to the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement, cash payments to be made to three executive officers and a new employment agreement between one executive officer and The First. See “The Merger — Interests of BBI Directors and Executive Officers in the Merger” for a more detailed description of the interests.

Q:
What if I abstain from voting, fail to authorize a proxy or fail to vote in person?

A:
If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy or fail to vote in person at the BBI special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the merger proposal and no effect on the adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All BBI shareholders as of the record date, including shareholders of record and shareholders who hold their shares through any other holder of record, are invited to attend the BBI special meeting. Holders of record of BBI stock can vote in person at the BBI special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the BBI special meeting. If you plan to attend the BBI special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. BBI reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the BBI special meeting is prohibited without express written consent. Even if you plan to attend the special meeting, BBI encourages you to vote by proxy through the mail so your vote will be counted if you later decide not to attend the special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of BBI stock, you may revoke your proxy at any time prior to the BBI special meeting by: (1) delivering written notice of revocation to Charles N. “Chip” Reeves, President and Chief Executive Officer, Beach Bancorp, Inc., 1211 N. Westshore Blvd., Suite 200, Tampa, Florida 33607, (2) by returning a duly executed proxy card bearing a later date than the date with which your original proxy card was dated, or (3) by attending the BBI special meeting and voting in person. Your attendance at the BBI special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot in person at the special meeting or deliver a written revocation to BBI prior to the voting of such proxy. If your shares are held in “street name”, you must contact your bank, broker or other nominee and follow its procedures for changing your vote.
Q:
What are the U.S. federal income tax consequences of the merger to BBI shareholders?

A:
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” BBI shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of BBI stock for shares of First Bancshares common stock pursuant to the merger. However, BBI shareholders may recognize gain or loss on any cash received in lieu of a fractional share of First Bancshares common stock.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of BBI stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:
Are BBI shareholders entitled to exercise dissenters’ rights?

A:
Yes. If a BBI shareholder wants to exercise appraisal rights and receive the fair value of shares of BBI stock in cash instead of the merger consideration, then you must file a written objection with BBI prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Annex C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for BBI Shareholders” beginning on page [   ] and detailed information about the special meeting can be found under “Information About the Special Meeting” on page [   ]. Due to the complexity of the procedures for exercising the right to seek appraisal, BBI shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q:
Should I send my BBI stock certificates with my proxy card for the BBI special meeting?

A:
No. You should NOT send your BBI stock certificates with your proxy card. First Bancshares, through its appointed exchange agent, will send BBI shareholders separate instructions for exchanging BBI stock certificates and BBI stock held in book-entry form for the merger consideration.

Q:
What should I do if I hold my shares of BBI stock in book-entry form?

A:
You are not required to take any specific actions to exchange your shares of BBI stock if your shares are held in book-entry form. After the completion of the merger, shares of BBI stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of First Bancshares common stock in book-entry form, and any cash to be paid in lieu of fractional shares in the merger.

Q:
What happens if I sell or transfer ownership of shares of BBI stock after the record date for the BBI special meeting?

A:
The record date for the BBI special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of BBI stock after the record date for the BBI special meeting, but prior to completion of the merger, you will retain the right to vote at the BBI special meeting, but the right to receive the merger consideration will transfer with the shares of BBI stock.

Q:
Whom may I contact if I cannot locate my BBI stock certificate(s)?

A:
If you are unable to locate your original BBI stock certificate(s), you should contact Brianna Maikranz, Relationship Manager, at Brianna.Maikranz@broadridge.com. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as First Bancshares or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
When do you expect to complete the merger?

A:
First Bancshares and BBI expect to complete the merger in the third quarter of 2022. However, neither First Bancshares nor BBI can assure you when or if the merger will occur. First Bancshares and BBI must first obtain the approval of BBI shareholders for the merger proposal, as well as the necessary regulatory approvals.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of BBI stock will not receive any consideration for their shares of BBI stock and preferred stock that otherwise would have been received in connection with the merger. Instead, BBI will remain an independent private company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of BBI stock.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger agreement, the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of BBI stock, please contact Charles N. “Chip” Reeves, President and Chief Executive Officer, at (850) 244-6740.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page [•])
The First Bancshares, Inc.
6480 U.S. Hwy, 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered bank holding company. As of March 31, 2022, First Bancshares had consolidated assets of approximately $6.2 billion, loans of $3.0 billion, deposits of $5.4 billion, and shareholders’ equity of $590 million. As of March 31, 2022, First Bancshares operated 87 full-service branches, one limited-service drive-in facility, and two loan production offices in Mississippi, Alabama, Louisiana, Georgia and Florida. The First’s deposits are insured by the FDIC.
Additional information about First Bancshares and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”
Beach Bancorp Inc.
17 Eglin Parkway SE
Fort Walton Beach, FL 32548
BBI is a bank holding company organized in 2020 to serve as the holding company for Beach Bank. Beach Bank commenced operations in 2001. BBI’s results of operations are primarily dependent on the results of Beach Bank. BBI is a registered bank holding company and, pursuant to the provisions of the Bank Holding Company Act, is subject to examination and comprehensive regulation by the FRB. As of March 31, 2022, BBI had consolidated total assets of $620 million, loans of $454 million, deposits of $492 million and shareholders’ equity of $82.0 million. Both BBI and Beach Bank maintain their headquarters in Fort Walton Beach, Florida.
For additional financial information about BBI and its subsidiaries, see the financial statements of BBI attached as Annex D to this proxy statement/prospectus.
The Merger
The Merger Agreement (page [•])
First Bancshares and BBI entered into an Agreement and Plan of Merger, dated as of April 26, 2022, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The Merger (page [•])
Pursuant to the merger agreement, BBI will merge with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Beach Bank, a wholly owned banking subsidiary of BBI, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, with The First as the surviving bank, which we refer to as the bank merger.

Merger Consideration (page [•])
If the merger is completed, each share of BBI common stock and each share of BBI preferred stock issued and outstanding immediately prior to the effective time of the merger (other than dissenters’ shares) will be converted into the right to receive 0.1711, or the exchange ratio, of a share of First Bancshares common stock.
All restricted stock awards granted under the BBI equity plans will fully vest at the closing of the merger and will be converted into the right to receive exchange ratio for each share restricted share of BBI common stock represented by the award.
All stock options awarded under the BBI equity plans will fully vest at the closing of the merger and be converted automatically into an option to purchase shares of First Bancshares common stock equal to (i) the number of shares of BBI common stock subject to such option immediately prior to the closing, multiplied by (ii) the exchange ratio (rounded down to nearest whole share). The per share exercise price for the shares of First Bancshares common stock issuable upon exercise of such options will equal the quotient determined by dividing (i) the exercise price per share of the BBI common stock at which such option was exercisable immediately prior to the effective time by (ii) the exchange ratio (rounded up to the nearest whole cent).
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Rather, BBI shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of First Bancshares common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of First Bancshares common stock on the NASDAQ Global Market for the ten trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the date that is five days prior to the closing of the merger.
On April 25, 2022, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of First Bancshares common stock of $32.92 per share, the exchange ratio represented $5.63 in value for each share of BBI stock to be converted into First Bancshares common stock. Based on the most recent reported closing sale price of First Bancshares common stock on [       ], 2022 of $[    ] per share, the exchange ratio represented $[    ] value for each share of BBI stock to be converted into First Bancshares common stock. Based on the exchange ratio and the number of shares of BBI stock outstanding, the maximum number of shares of First Bancshares common stock offered by First Bancshares and issuable in the merger is 3,756,044. We urge you to obtain current market quotations for the price of First Bancshares common stock (trading symbol “FBMS”).
BBI may terminate the merger agreement if (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.34, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $32.92) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $113.05); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Procedures for Converting Shares of BBI Stock into Merger Consideration (page [•])
Promptly after the effective time of the merger, First Bancshares’ exchange agent will mail to each holder of record of BBI stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s BBI stock certificate(s) for the merger consideration (including cash in lieu of any fractional BBI shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.

Ancillary Agreements
Voting Agreements (page [•])
As a condition to First Bancshares entering into the merger agreement, all directors of BBI and Beach Bank who have voting power over shares of BBI stock and certain other BBI shareholders entered into voting agreements in the form attached as Exhibit A to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed, among other things, to vote the shares of BBI stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of BBI in the merger agreement.
Non-Competition and Non-Disclosure Agreements (page [•])
In addition, as a condition to First Bancshares entering into the merger agreement, each director of BBI and Beach Bank, entered into non-competition and non-disclosure agreements with First Bancshares in the form attached as Exhibit C to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of BBI for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with First Bancshares, including not soliciting employees and customers of BBI, and (3) for a period of two years following the closing of the merger, not serve as a director or management official of another financial institution in the counties in Florida in which Beach Bank operates a banking office as of the closing of the merger.
Claims Letters (page [•])
At the time of the execution of the merger agreement, each director of BBI and Beach Bank executed a letter agreement with First Bancshares in the form attached as Exhibit D to the merger agreement attached as Annex A to this document, pursuant to which each such director released and discharged, effective upon the consummation of the merger, BBI and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including First Bancshares and The First), from any and all liabilities or claims that the director has or claims to have as of the effective time of the merger, with certain exceptions.
Risk Factors Related to the Merger (page [•])
Before voting at the BBI special meeting, you should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus.
The BBI Special Meeting (page [•])
The special meeting of BBI shareholders will be held on [        ], 2022, at 8:00 a.m., local time, at 1211 N. Westshore Blvd., Suite 200, Tampa, FL 33607. At the special meeting, BBI shareholders will be asked to:
•
approve the merger proposal; and

•
approve the adjournment proposal.

Only holders of record at the close of business on [        ], 2022, the BBI record date, will be entitled to vote at the BBI special meeting. Each outstanding share of BBI stock is entitled to one vote on each proposal to be considered at the BBI special meeting. As of the BBI record date, there were [       ] shares of BBI common stock and [    ] shares of BBI preferred stock entitled to vote at the BBI special meeting. All directors of BBI and Beach Bank and certain other shareholders of BBI have entered into voting agreements with First Bancshares, pursuant to which they have agreed, solely in their capacity as BBI shareholders, to vote all of their shares of BBI stock in favor of the proposals to be presented at the BBI special meeting. As of the BBI record date, the directors and their affiliates and certain other shareholders who are parties to the voting agreements owned and were entitled to vote an aggregate of approximately 7,788,552 shares of BBI common stock and 5,276,021 shares of BBI preferred stock, which represented approximately [   ]% of the shares of BBI common stock and [   ]% of the shares of BBI preferred stock outstanding on that date. As of the BBI record date, the directors and executive officers of BBI and their affiliates beneficially owned and were entitled to approximately 5,073,839 shares of BBI common stock and 2,585,602 shares of BBI preferred stock, which represented approximately [   ]% of the shares of BBI common stock and [   ]% of the shares of BBI preferred stock outstanding on that date. As of the BBI record date, First Bancshares did not own or have the right to vote any of the outstanding shares of BBI stock.
The affirmative vote of a majority of the outstanding shares of BBI common stock and a majority of the outstanding shares of BBI preferred stock, each voting as a separate class, must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.
The adjournment proposal will be approved if the votes of BBI common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Each share of BBI stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
Recommendation of the BBI Board (page [•])
BBI’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of BBI and its shareholders and has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. The BBI board of directors recommends that BBI shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — BBI’s Reasons for the Merger and Recommendations of the BBI Board of Directors.”
Board Composition and Management of First Bancshares after the Merger (page [•])
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of First Bancshares.
Interests of BBI Directors and Executive Officers in the Merger (page [•])
BBI shareholders should be aware that BBI’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of BBI shareholders generally. These interests and arrangements may create potential conflicts of interest. BBI’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that BBI shareholders vote in favor of the merger proposal.
These interests include:
•
cash payments to be made to three executive officers who have employment agreements with BBI and Beach Bank;

•
a new employment agreement between First Bancshares and one executive officer of Beach Bank;

•
the accelerated vesting of equity awards issued to certain directors and executive officers of BBI and Beach Bank at the closing of the merger and the assumption by First Bancshares of outstanding stock options awarded to certain directors and executive officers of BBI and Beach Bank; and

•
the right to continued indemnification and directors’ and officers’ liability insurance coverage.

For a more complete description of these interests, see “The Merger — Interests of BBI Directors and Executive Officers in the Merger” and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance.”
Dissenters’ Rights in the Merger (page [•])
Under Florida law, BBI shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of BBI stock instead of receiving the merger consideration. To exercise appraisal rights, BBI shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1340 of the Florida Business Corporation Act, or the FBCA, which include filing a written objection with BBI prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.
For further information, see “The Merger — Dissenters’ Rights.”
Conditions to Completion of the Merger (page [•])
Currently, First Bancshares and BBI expect to complete the merger in the third quarter of 2022. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the merger agreement by the holders of at least a majority of the outstanding shares of BBI common stock and a majority of the outstanding shares of BBI preferred stock, each voting as a separate class;

•
the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods;

•
the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger;

•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•
each party’s receipt of a U.S. federal income tax opinion from its outside legal counsel, dated the closing date of the merger, confirming the merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the shares of First Bancshares common stock to be issued to holders of BBI stock being approved for listing on the NASDAQ Global Market;

•
less than 10% of the issued and outstanding shares of BBI stock exercising dissenters’ rights;

•
the receipt of certain consents and approval from third parties; and

•
the absence of the occurrence of a material adverse effect on BBI or First Bancshares.

Neither First Bancshares nor BBI can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Regulatory Approvals Required for the Merger (page [•])
Both First Bancshares and BBI have agreed to use their reasonable best efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Mississippi Department of Banking and Consumer Finance, or the Mississippi Department, and various securities and other regulatory authorities. The U.S. Department of Justice may also review the impact of the merger on competition. First Bancshares and BBI have submitted all applications, waiver requests and notifications to obtain the required regulatory approvals. Although neither First Bancshares nor BBI knows of any reason why these regulatory approvals cannot be obtained, First Bancshares and BBI cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
No Solicitation (page [•])
Under the merger agreement, BBI has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Bancshares) any information or data with respect to BBI or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which BBI is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining BBI’s required shareholder approval, BBI may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). BBI must notify First Bancshares promptly (but in no event later than 48 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining BBI’s required shareholder approval, BBI may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to BBI’s shareholders under applicable law. However, BBI cannot take any of those actions in response to a superior proposal unless it provides First Bancshares with a five-business day period to negotiate in good faith to enable First Bancshares to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page [•])
The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:
•
if the merger is not consummated on or before January 1, 2023, subject to automatic extension to February 15, 2023 if the only outstanding condition to closing is the receipt of regulatory approvals;

•
if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
in the event that approval by the shareholders of BBI is not obtained at a meeting at which a vote was taken; or

•
in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within 30 days.

In addition, First Bancshares may terminate the merger agreement in the following circumstances:
•
if BBI fails to comply in all material respects with its obligations pursuant to the non-solicitation covenants;

•
if BBI withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
if BBI materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger agreement;

•
if BBI approves or recommends an acquisition proposal (other than the merger agreement proposal);

•
if BBI fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by First Bancshares; or

•
if BBI resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

In addition, BBI may terminate the merger agreement if:
•
BBI’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if BBI pays to First Bancshares a $4,600,000 termination fee; or

•
(i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.34, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $32.92) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $113.05); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.

Termination Fee (page [•])
If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by BBI’s board of directors, BBI may be required to pay First Bancshares a termination fee of $4,600,000. The termination fee could discourage other companies from seeking to acquire or merge with BBI.
Expenses (page [•])
Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences of the Merger (page [•])
The merger is exected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of First Bancshares and BBI to complete the merger that each of First Bancshares and BBI receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, to that effect. Based upon a qualification of the merger as a reorganization under the Code, holders of BBI stock who exchange their shares of BBI stock for shares of First Bancshares common stock generally will not recognize gain or loss with respect to the receipt of First Bancshares common stock in the merger. Holders of BBI stock generally will be subject to tax with respect to any cash consideration received, including cash received instead of fractional shares of First Bancshares common stock. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of BBI stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Accounting Treatment of the Merger (page [•])
First Bancshares will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP.
The Rights of Holders of BBI Common Stock and BBI Preferred Stock Will Change as a Result of the Merger (see page [•])
The rights of holders of BBI common stock and BBI preferred stock are governed by Florida law, as well as BBI’s Articles of Incorporation (which we refer to as the BBI Articles), and BBI’s Bylaws, as amended (which we refer to as the BBI Bylaws). After completion of the merger, the rights of former BBI shareholders will be governed by Mississippi law and by First Bancshares’ Amended and Restated Articles of Incorporation, as amended (which we refer to as the First Bancshares Articles), and First Bancshares’ Amended and Restated Bylaws (which we refer to as the First Bancshares Bylaws).
Material differences between the rights of shareholders of BBI and shareholders of First Bancshares include the process for determining the size of the board of directors, the process for removing directors, limitations of director liability, indemnification of officers, directors and employees, the ability of shareholders to act by written consent, and shareholder proposals and advance notice requirements. The material differences between the organizational documents and the rights of shareholders of BBI and shareholders of First Bancshares are explained in more detail under the section “Comparison of Rights of First Bancshares shareholders and BBI shareholders” beginning on page [•].
Opinion of BBI’s Financial Advisor (page [•] and Annex B)
Piper Sandler & Co., which we refer to as Piper Sandler, BBI’s financial advisor, delivered its opinion, dated April 21, 2022, to BBI’s board of directors to the effect that, as of the date of the opinion and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the common shareholders of BBI.
The full text of the written opinion of BBI, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in connection with its opinion, is attached as Annex B to this proxy statement/prospectus. Piper Sandler’s opinion was for the information of, and directed to, BBI’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. Piper Sandler’s opinion is not a recommendation as to how any holder of BBI’s common stock should vote with respect to the proposal to approve the merger agreement or any other matter. It does not address the underlying business decision of BBI to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for BBI or the effect of any other transaction in which BBI might engage.
For further information, please see the section entitled “The Merger — Opinion of BBI’s Financial Advisor” beginning on page [•].
Closing and Effective Time of the Merger (see page [•])
The closing date is currently expected to occur in the third quarter of 2022. Simultaneously with the closing of the merger, First Bancshares will file the articles of merger with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Florida. The merger will become effective at the later of the time the articles of merger are filed or such other time as may be specified in the articles of merger. Neither First Bancshares nor BBI can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and BBI’s shareholder approvals will be received.
Market Prices and Share Information (see page [•])
First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.” Neither the BBI common stock nor the BBI preferred stock is listed for trading on any exchange. The following table sets forth the closing sale prices of First Bancshares common stock as reported on the

NASDAQ Global Market on April 25, 2022, the last full trading day before the public announcement of the merger agreement, and on [       ], 2022, the latest practicable trading date before the date of this proxy statement/prospectus.
	First Bancshares Common Stock		Implied Value of One Share of BBI Common Stock to be Converted to First Bancshares Common Stock
April 25, 2022		$32.92		$5.63
[ ], 2022	$	[ ]	$	[ ]

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of First Bancshares, BBI and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to First Bancshares, BBI, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require BBI to pay a termination fee to First Bancshares;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of BBI shareholders;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of First Bancshares and BBI will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
First Bancshares’ ability to achieve the synergies and value creation contemplated by the proposed merger with BBI;

•
the expected growth opportunities or costs savings from the merger with BBI may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with First Bancshares’ integration of BBI, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against First Bancshares or BBI or their respective boards of directors;

•
general economic conditions, either globally, nationally, in the States of Mississippi or Florida, or in the specific markets in which First Bancshares or BBI operate;

•
limitations placed on the ability of First Bancshares and BBI to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on First Bancshares’ and BBI’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
fluctuations in the market price of First Bancshares common stock and the related effect on the market value of the merger consideration that BBI shareholders will receive upon completion of the merger;

•
the introduction, withdrawal, success and timing of business initiatives;

•
significant increases in competition in the banking and financial services industry;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which First Bancshares or BBI are engaged, including potential changes resulting from currently proposed legislation;

•
credit risk of borrowers, including any increase in those risks due to changing economic conditions;

•
changes in consumer spending, borrowing, and savings habits;

•
competition among depository and other financial institutions;

•
liquidity risk affecting First Bancshares’ or BBI’s ability to meet their respective obligations when they become due;

•
interest rate risk involving the effect of a change in interest rates;

•
compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

•
strategic risk resulting from adverse business decisions or improper implementation of business decisions;

•
reputational risk that adversely affects earnings or capital arising from negative public opinion;

•
terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

•
other risks and uncertainties detailed from time to time in First Bancshares’ SEC filings.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. First Bancshares and BBI do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to First Bancshares, BBI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
OF FIRST BANCSHARES
The following selected consolidated financial information for the fiscal years ended December 31, 2017 through December 31, 2021 is derived from audited consolidated financial statements of First Bancshares. The consolidated financial information as of and for the three months ended March 31, 2022 and March 31, 2021 is derived from unaudited consolidated financial statements and, in the opinion of First Bancshares’ management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The selected consolidated income data for the three months ended March 31, 2022 is not necessarily indicative of the results that may be expected for the entire year ending December 31, 2022. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with First Bancshares’ consolidated financial statements and related notes thereto included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2021, and in First Bancshares’ Quarterly Report on Form 10-Q for the three months ended March 31, 2022, each of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	(unaudited)
	(in thousands, except ratios, share and per share data)
Selected Consolidated Operating Data:
Interest income	$42,741	$45,187	$176,745	$179,348	$148,529	$99,978	$66,069
Interest expense	4,102	5,958	19,681	26,664	26,723	15,091	6,909
Net interest income	38,639	39,229	157,064	152,684	121,806	84,887	59,160
Provision for loan losses	—	—	(1,104)	25,151	3,738	2,120	506
Net interest income after provision for loan losses	38,639	39,229	158,168	127,533	118,068	82,767	58,654
Noninterest income	11,157	9,472	37,473	41,876	26,947	20,561	14,363
Noninterest expense	28,590	27,264	114,559	106,341	88,569	76,311	55,446
Income before income tax expense	21,206	21,437	81,082	63,068	56,446	27,017	17,571
Income tax expense	4,377	4,793	16,915	10,563	12,701	5,792	6,955
Net income	16,829	16,644	64,167	52,505	43,745	21,225	10,616
Preferred dividends and stock accretion	—	—	—	—	—	—	—
Net income available to common shareholders	$16,829	$16,644	$64,167	$52,505	$43,745	$21,225	$10,616
Balance Sheet Data:
Securities available for sale	$1,613,903	$1,157,326	$1,774,058	$1,049,657	$791,777	$508,928	$366,862
Securities held to maturity	372,062	—	—	—	—	6,000	6,000
Loans, net of allowance for loan losses	2,938,626	3,022,430	2,928,811	3,087,858	2,586,450	2,050,357	1,217,018
Total assets	6,196,095	5,442,798	6,077,414	5,152,760	3,941,863	3,003,986	1,813,238
Deposits	5,437,738	4,620,297	5,226,784	4,215,280	3,076,533	2,457,459	1,470,565
Shareholders’ equity	590,440	643,949	676,172	644,815	543,658	363,254	222,468
Per Share Data:
Earnings per common share, basic	$.81	$.79	$3.05	$2.53	$2.57	$1.63	$1.12
Earnings per common share, diluted	.81	.79	3.03	2.52	2.55	1.62	1.11

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	(unaudited)
	(in thousands, except ratios, share and per share data)
Cash dividends paid per common share	3,423	2,688	11,991	8,589	5,190	2,557	1,416
Weighted average common shares outstanding, basic	20,697,946	21,009,088	21,017,189	20,718,544	17,050,095	12,985,733	9,484,460
Weighted average common shares outstanding, diluted	20,846,997	21,200,558	21,166,709	20,822,650	17,184,085	13,093,925	9,561,260
Book value per common share	$28.82	$30.64	$32.17	$30.54	$28.91	$24.49	$19.92
Performance Ratios:
Return on average assets	1.09%	1.25%	1.17%	1.10%	1.26%	0.87%	.60%
Return on average equity	10.1	10.3	9.8	8.6	9.5	7.6	6.2
Net interest margin	2.73	3.28	3.16	3.59	3.98	3.89	3.75
Net interest margin, fully tax equivalent basis(1)	2.78	3.34	3.21	3.64	4.02	3.94	3.83
	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	(unaudited)
	(in thousands, except ratios, share and per share data)
Asset Quality Ratios:
Nonaccrual loans to total loans and other real estate	0.83	0.98	0.94	1.07	1.48	1.21	0.46
Allowance for loan losses to total loans	1.06	1.07	1.04	1.14	0.53	0.49	0.67
Allowance for loan losses to nonaccrual loans	1.28x	1.09x	1.10x	1.06x	.36x	.46x	1.5x
Net charge-offs to average total loans	(0.1)	0.5	0.13	0.11	(0.004)	0.01	(0.02)
Consolidated Capital Ratios:
Tier 1 leverage ratio	8.2	9.0	9.2	9.2	10.3	10.2	11.7
Common equity Tier 1 capital ratio	13.0	13.8	13.7	13.5	12.5	11.5	14.2
Tier 1 risk-based capital ratio	13.5	14.3	14.1	14.0	13.0	12.2	14.9
Total risk-based capital ratio	17.8	19.3	18.6	19.1	15.8	15.6	15.5
Total shareholders’ equity to total assets	9.5	11.8	11.1	12.5	13.8	12.1	12.3

COMPARATIVE MARKET PRICES AND DIVIDENDS
First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.” As of [      ], 2022, the latest practicable date prior to this proxy statement/prospectus, there were [      ] shares of First Bancshares common stock outstanding, which were held by approximately [      ] holders of record. As of the record date for the BBI special meeting, there were [      ] shares of BBI common stock outstanding, which were held by approximately [      ] holders of record, and [      ] shares of BBI preferred stock outstanding, which were held by approximately [      ] holders of record.
To First Bancshares’ knowledge, the only shareholders who owned more than 5% of the outstanding shares of First Bancshares common stock on as of March 31, 2022 were BlackRock, Inc. (7.94%), T. Rowe Price Associates, Inc. (11.88%), and The Vanguard Group (4.71%).
The following tables show, for the indicated periods, the high and low sales prices per share for First Bancshares common stock, as reported on NASDAQ. Cash dividends declared and paid per share on First Bancshares common stock are also shown for the periods indicated below.
The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.
	First Bancshares Common Stock
	Sale Price		Dividends Declared Per Share
	High	Low
2019
First Quarter	$33.09	$29.09	$0.07
Second Quarter	$31.72	$28.07	$0.08
Third Quarter	$34.28	$29.43	$0.08
Fourth Quarter	$35.88	$30.93	$0.08
2020
First Quarter	$35.62	$15.27	$0.10
Second Quarter	$25.48	$16.05	$0.10
Third Quarter	$23.96	$19.10	$0.10
Fourth Quarter	$31.00	$20.66	$0.12
2021
First Quarter	$38.39	$29.17	$0.13
Second Quarter	$40.46	$36.36	$0.14
Third Quarter	$41.41	$34.76	$0.15
Fourth Quarter	$42.89	$36.30	$0.16
2022
First Quarter	$40.81	$33.33	$0.17
Second Quarter (through , 2022)	—	—	—
On April 25, 2022, the last full trading day before the public announcement of the merger agreement, the closing sale price per share of First Bancshares common stock was $32.92, and on [        ], 2022, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of First Bancshares common stock was $[        ].
BBI shareholders are advised to obtain current market quotations for First Bancshares common stock. The market price of First Bancshares common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of First Bancshares common stock before or after the effective date of the merger. Changes in the market price of First Bancshares common stock prior to the completion of the merger may affect the market value of the merger consideration that BBI shareholders will receive.

The following table shows, for the indicated periods, the high and low sales prices per share for BBI common stock and preferred stock for those transactions known to BBI management. There were no dividends paid on the shares of BBI common stock or preferred stock for the indicated periods.
	BBI Common Stock		BBI Preferred Stock
	Sale Price		Sale Price
	High	Low	High	Low
2020
First Quarter	$—	$—	$—	$—
Second Quarter	$3.45	$3.45	$3.45	$3.45
Third Quarter	$3.30	$3.30	$—	$—
Fourth Quarter	$—	$—	$—	$—
2021
First Quarter	$—	$—	$—	$—
Second Quarter	$—	$—	$—	$—
Third Quarter	$—	$—	$—	$—
Fourth Quarter	$—	$—	$—	$—
2022
First Quarter	$—	$—	$—	$—
Second Quarter (through , 2022)	$—	$—	$—	$—
Dividends
The principal sources of funds to First Bancshares to pay dividends are the dividends received from The First. Consequently, dividends are dependent upon The First’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancshares’ regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years. See “Description of Capital Stock — Common Stock — Dividends.”

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because of the fixed exchange ratio and the fluctuation of the market price of First Bancshares common stock, BBI shareholders will not know at the time of the special meeting the market value of the merger consideration they will receive at the effective time of the merger.
Pursuant to the merger agreement, each share of BBI stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.1711 shares of First Bancshares common stock.
The market value of the merger consideration may vary from the market value on the date BBI and First Bancshares announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the BBI special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of First Bancshares common stock. Any fluctuation in the market price of First Bancshares common stock after the date of this proxy statement/prospectus will change the value of the shares of First Bancshares common stock that BBI shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of First Bancshares and BBI, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the BBI special meeting, BBI shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. In addition, BBI shareholders will not know the exact exchange ratio at the time of the BBI special meeting, as it may be adjusted as a result of the measurement price. BBI shareholders should obtain current sale prices for shares of First Bancshares common stock before voting their shares at the BBI special meeting.
The merger and related transactions are subject to approval by BBI shareholders.
The merger cannot be completed unless the BBI shareholders approve the merger agreement by the affirmative vote of a majority of the outstanding shares of BBI common stock and a majority of the outstanding shares of BBI preferred stock, each voting as a separate class.
Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of BBI.
If the merger is not completed, the ongoing business of BBI could be adversely affected and BBI will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•
BBI being required, under certain circumstances, to pay to First Bancshares a termination fee equal to $4,600,000;

•
substantial costs incurred by BBI in connection with the proposed merger, such as legal, accounting, financial advisor, printing and mailing fees;

•
the loss of key employees and customers;

•
the disruption of operations and business;

•
deposit attrition, customer loss and revenue loss;

•
unexpected problems with costs, operations, personnel, technology and credit;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the business, financial results and the value of BBI stock.
BBI will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on BBI. These uncertainties may impair BBI’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with BBI to seek to change existing business relationships with BBI. Retention of certain employees by BBI may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with BBI or First Bancshares. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with BBI or First Bancshares, BBI’s business or the business assumed by First Bancshares following the merger could be harmed. In addition, BBI has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to BBI.
The merger agreement limits BBI’s ability to pursue an alternative acquisition proposal and requires BBI to pay a termination fee of $4,600,000 under limited circumstances relating to alternative acquisition proposals.
Under the merger agreement, BBI has agreed not to initiate, solicit, induce or knowingly encourage, or take any action to facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See “The Merger Agreement — No Solicitation” on page [•]. The merger agreement also provides for BBI to pay to First Bancshares a termination fee in the amount of $4,600,000 in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee” on page [•]. These provisions could discourage a potential competing acquirer that might have an interest in acquiring BBI from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
The merger agreement contains provisions granting both BBI and First Bancshares the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to January 1, 2023 (subject to automatic extension to February 15, 2023 if the only outstanding condition to closing is the receipt of regulatory approvals), and the right of BBI to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the BBI board of directors. Additionally, BBI may terminate the merger agreement if (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.34, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $32.92) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $113.05); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
If the merger is not completed, the ongoing business of BBI could be adversely affected and BBI will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions.
The completion of the merger is subject to certain conditions, including, among others, the (1) approval of the merger agreement by the holders of at least a majority of the outstanding shares of BBI common stock and a majority of the outstanding shares of BBI preferred stock, each voting as a separate class; (2) the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods; (3) the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger; (4) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (5) each party’s receipt of a tax opinion from its respective outside tax advisors, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; (6) the Plan of Bank Merger in the form attached as Exhibit B to the merger agreement attached as Annex A to this proxy statement/prospectus being executed and delivered; (7) the absence of the occurrence of a material adverse effect on BBI or First Bancshares; (8) the receipt of consents, waivers, and / or termination agreements from certain third parties; and (9) other customary closing conditions set forth in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Merger” on page [•].
While it is currently anticipated that the merger will be completed during the third quarter of 2022, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the merger, whether the merger will be completed at all and when BBI shareholders will receive the merger consideration, if at all.
First Bancshares and BBI may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of First Bancshares and BBI to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of First Bancshares and BBI, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of First Bancshares and BBI may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. First Bancshares and BBI, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement may be completed, approvals or waivers must be obtained from various regulatory authorities, which include the Federal Reserve Board, the Mississippi Department, and other securities and regulatory authorities. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by First Bancshares and BBI, or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the merger or of imposing additional costs or limitations on the combined company following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger — Regulatory Approvals Required for the Merger” on page [•].
The directors and executive officers of BBI have interests in seeing the merger completed that are different from, or in addition to, those of the other BBI shareholders.
The directors and executive officers of BBI have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of BBI generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of BBI to support or approve the merger and the merger agreement. See “The Merger — Interests of BBI Directors and Executive Officers in the Merger” beginning on page [•].

The opinion of BBI’s financial advisor does not reflect changes in circumstances between the date of such opinion and the completion of the merger.
BBI’s board of directors received an opinion from its financial advisor to the effect that, as of April 21, 2022 and subject to the qualifications, assumptions and limitations set forth therein, the merger consideration was fair, from a financial point of view, to the holders of BBI common stock. Subsequent changes in the operations and prospects of BBI or First Bancshares, general market and economic conditions and other factors that may be beyond the control of BBI or First Bancshares, may significantly alter the value of BBI or First Bancshares or the price of the shares of First Bancshares common stock by the time the merger is completed. The opinion does not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. The opinion of BBI’s financial advisor is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “The Merger — Opinion of BBI’s Financial Advisor” on page [•].
The merger may be completed even if First Bancshares or BBI experiences adverse changes in its business.
In general, either First Bancshares or BBI may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to First Bancshares or BBI would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on First Bancshares or BBI, including the following:
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changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

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changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

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changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

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changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

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any failure by BBI of First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including the underlying causes thereof);

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changes in the trading price or trading volume of First Bancshares common stock (but not including the underlying causes thereof unless otherwise specifically excluded); however, BBI may terminate the merger agreement if (i) the average closing price of First Bancshares common stock during a specified period prior to closing is less than $26.34 and (ii) First Bancshares common stock underperforms the KBW Regional Banking Index by more than 20%, unless First Bancshares elects to make a compensating adjustment to the exchange ratio; and

•
the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees, including the loss of personnel subsequent to the date of the merger agreement.

Litigation in transactions of this type are sometimes filed against the board of directors of either party that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that BBI shareholders may file putative class action lawsuits against the boards of directors of First Bancshares and/or BBI. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to First Bancshares and BBI. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.
Risks Related to the Combined Company Following the Merger
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and integrating the business and operations of BBI and First Bancshares. Although First Bancshares and BBI have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the merger.
Following the merger, the combined company may be unable to integrate BBI’s business with First Bancshares successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.
The merger involves the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process, including:
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the inability to successfully combine BBI’s business with First Bancshares in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

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the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

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performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
Following the merger, the combined company may be unable to retain key employees.
The success of the combined company after the merger will depend in part upon its ability to retain key employees. Simultaneous with the execution of the merger agreement, First Bancshares entered into employment agreements with certain key employees of BBI, the effectiveness of which is conditioned upon the completion of the merger. However, key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that BBI or First Bancshares or, following the merger, the combined company will be able to retain key employees.

The voting power of BBI shareholders will be diluted by the merger.
The merger will result in BBI shareholders having an ownership stake in the combined company that is smaller than their current stake in BBI. Upon completion of the merger of BBI with First Bancshares, we estimate that BBI shareholders will own approximately 18% of the issued and outstanding shares of common stock of the combined company. Consequently, BBI shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the merger than they currently exercise over the management and policies of BBI.
Future capital needs could result in dilution of shareholder investment.
First Bancshares’ board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of First Bancshares common stock. New investors may also have rights, preferences and privileges senior to First Bancshares’ shareholders which may adversely impact its shareholders.
Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of First Bancshares common stock before the merger.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting First Bancshares’ or BBI’s results of operations and the market prices of shares of First Bancshares common stock. Accordingly, the historical financial results of First Bancshares and BBI and the historical market prices of shares of First Bancshares common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of First Bancshares and BBI and certain risks to consider in connection with evaluating the proposals to be considered at the BBI special meeting, see the documents incorporated by reference by First Bancshares into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page [•].
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, First Bancshares and BBI shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current First Bancshares and BBI shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
After the merger is completed, BBI shareholders who receive shares of First Bancshares common stock in the merger will have different rights that may be less favorable than their current rights as BBI shareholders.
After the closing of the merger, BBI shareholders who receive shares of First Bancshares common stock in the merger will have different rights than they currently have as BBI shareholders, which may be less favorable than their current rights as BBI shareholders. For a detailed discussion of the significant differences between the current rights of a shareholder of BBI and the rights of a shareholder of the combined company following the merger, see “Comparison of Rights of First Bancshares shareholders and BBI Shareholders” beginning on page [•].
Risks Related to First Bancshares’ Business
There are certain risks relating to First Bancshares’ business.
You should read and consider risk factors specific to First Bancshares’ business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in First

Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2021 and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE BBI SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of BBI common stock and preferred stock as part of a solicitation of proxies by the BBI board of directors for use at the BBI special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides the holders of BBI common stock and preferred stock with information they need to know to be able to vote or instruct their vote to be cast at the BBI special meeting.
General
This section contains information about the special meeting that BBI has called to allow BBI shareholders to vote on the approval of the merger agreement and the adjournment proposal. The BBI board of directors is mailing this proxy statement/prospectus to you, as a BBI shareholder, on or about [        ], 2022. Together with this proxy statement/prospectus, the BBI board of directors is also sending you a notice of the special meeting of BBI shareholders and a form of proxy that the BBI board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place
The special meeting is scheduled to be held on [        ], 2022 at 8:00 a.m., local time, at 1211 N. Westshore Blvd., Tampa, Florida 33607.
Matters to be Considered at the Meeting
At the special meeting, BBI shareholders will be asked to consider and vote on:
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a proposal to approve the merger agreement, which we refer to as the merger proposal;

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a proposal of the BBI board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the adjournment proposal; and

•
any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the BBI board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
BBI shareholders should carefully read this document in its entirety, including the annexes and the documents incorporated by reference, for more detailed information concerning the merger agreement and the merger. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page [•]. In addition, BBI shareholders are directed to the merger agreement, a copy of which is attached as Annex A to this document and incorporated in this document by reference.
Recommendation of the BBI Board of Directors
The BBI board of directors recommends that BBI shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — BBI’s Reasons for the Merger and Recommendations of the BBI Board of Directors.”
Record Date and Quorum
[        ], 2022 has been fixed as the record date for the determination of BBI shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close

of business on the record date, there were (i) [         ] shares of BBI common stock outstanding and entitled to vote at the special meeting, held by approximately [       ] holders of record, and (ii) [      ] shares of BBI preferred stock outstanding and entitled to vote at the special meeting, held by approximately [      ] holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of BBI common stock and the holders of the majority of the outstanding shares of BBI preferred stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of BBI stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of BBI stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Vote
The affirmative vote of a majority of the outstanding shares of BBI common stock and a majority of the outstanding shares of BBI preferred stock, each voting as a separate class, must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.
The adjournment proposal will be approved if the votes of BBI common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Each share of BBI stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the BBI board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your BBI stock certificates for the merger consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

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submitting another valid proxy card bearing a later date;

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attending the special meeting and voting your shares in person; or

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delivering prior to the special meeting a written notice of revocation to BBI’s President and Chief Executive Officer at the following address: Beach Bancorp, Inc., 1211 N Westshore Blvd., Suite 200, Tampa, Florida 33607.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors and executive officers of BBI and their affiliates owned and were entitled to vote (i) [        ] shares of BBI common stock, representing approximately [   ]% of the outstanding shares of BBI common stock entitled to vote on that date, and (ii) [    ] shares of BBI preferred stock, representing approximately [   ] % of the outstanding shares of BBI entitled to vote on that date.
A total of 7,788,552 shares of BBI common stock, representing approximately [   ]% of the outstanding shares of BBI common stock entitled to vote at the special meeting, and a total of 5,276,021 shares of BBI preferred stock, representing approximately [   ]% of the outstanding shares of BBI preferred stock entitled to vote at the special meeting are subject to a voting agreement between First Bancshares and certain of BBI and Beach Bank’s directors and their affiliates who held shares of BBI stock as of the date of the merger agreement. Pursuant to the voting agreement, these directors of BBI and Beach Bank and their affiliates who held shares of BBI stock as of the date of the merger agreement, have agreed to, at any meeting of BBI shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions):
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vote (or cause to be voted) all shares of BBI’s stock beneficially owned by such director or holder, as applicable, and which such director or holder has the right to vote in favor of the approval of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

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not vote or grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

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vote (or cause to be voted) their shares against any competing transaction.

Pursuant to the voting agreement, without the prior written consent of First Bancshares, each party to the voting agreement has further agreed not to sell or otherwise transfer any shares of BBI stock. The foregoing summary of the voting entered into by BBI and Beach Bank’s directors and their affiliates who held shares of BBI stock as of the date of the merger agreement, does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreement attached as Exhibit A to the merger agreement, which is attached as Appendix A to this document.
For more information about the beneficial ownership of BBI stock by each director and executive officer, directors and executive officers as and their affiliates a group, and holders of 5% or more of the outstanding shares of BBI common stock and preferred stock, see “Beneficial Ownership of BBI Stock by Management and Principal Shareholders of BBI.”
Solicitation of Proxies
The proxy for the special meeting is being solicited on behalf of the BBI board of directors. BBI will bear the entire cost of soliciting proxies from you. BBI will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of BBI stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of BBI in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of BBI stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without BBI’s express written consent.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact BBI at:
Beach Bancorp, Inc.
1211 N. Westshore Blvd., Suite 200
Tampa, Florida 33607
Telephone: (850) 244-6740
Attn: Charles N. “Chip” Reeves, President and Chief Executive Officer

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of First Bancshares’ and BBI’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of BBI by First Bancshares pursuant to the merger of BBI with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Beach Bank, a wholly owned bank subsidiary of BBI, will be merged with and into The First, a wholly owned bank subsidiary of First Bancshares, with The First as the surviving bank, which we refer to as the bank merger.
Purchase Price and Purchase Price Adjustments
At the effective time of the merger, each share of BBI stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.1711, or the exchange ratio, shares of First Bancshares common stock.
Before deciding how to vote, you should obtain more recent prices of First Bancshares common stock, which trades on the NASDAQ Global Market under the symbol “FBMS”.
The exchange ratio was arrived at through arm’s-length negotiations between BBI and First Bancshares. The merger agreement provides that if First Bancshares effects a stock dividend, reclassification, recapitalization, split, or combination of the shares of First Bancshares common stock, then an appropriate adjustment to the exchange ratio will be made.
BBI may terminate the merger agreement if (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.34, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $32.92) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $113.05); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
BBI shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of ongoing consideration and evaluation of long-term prospects and strategies of Beach Bancorp, Inc. (“BBI”) and its subsidiary, Beach Bank, BBI’s Board of Directors and Executive Management have regularly reviewed and assessed business strategies and objectives, opportunities and challenges, and consideration of various strategic options in pursuit of enhancing value for BBI shareholders. At least once annually since the recapitalization in 2018, the BBI board engaged in strategic discussions focused on, among other things, alternatives, organic growth, acquisition opportunities, organizational requirements, scale, and financial and operating structure necessary to deliver competitive risk adjusted returns on shareholders’ capital. The Board and Management also regularly assessed the business environment facing financial institutions generally, and Beach Bank specifically, the direction and influences of growth, margins, cost structure, and regulatory dynamics.

In this regard, and to assist in evaluating BBI’s strategic considerations and analysis, the BBI Board of Directors and management, at least annually since 2018, met with various investment banking firms, including Piper Sandler. The meetings would typically include formal and informal presentations from each firm regarding the overall banking industry and markets, nationally and in Florida; merger and acquisition activity trends and pricing; comparable company analyses; valuation perspectives on BBI; and analyses of potential acquisition targets and potential acquirers, along with potential transaction pricing.
Executive Management and Carl J. Chaney (Chairman of BBI) also responded from time to time from 2018 to 2021, to unsolicited calls from, and introductions and meetings with, prospective buyers for BBI, including First Bancshares. Such meetings, during this time, were established as opportunities to develop relationships and with the intent of developing a more in-depth understanding of each prospective buyer and its respective potential fit and acquisition capacity for BBI. BBI did not receive any acquisition proposals during this time.
On October 26 and 27, 2021, the Board of Directors of BBI held a special strategic planning review session, which included Charles N. “Chip” Reeves (Chief Executive Officer of BBI) and Richard A. Mocsari (Chief Financial Officer of BBI), along with two investment banking firms (one of which was Piper Sandler). The review included analysis and perspective on the banking landscape overview, perspectives on Beach Bank, current merger and acquisition strategic alternatives, and review of alternate standalone banking strategies. BBI’s Executive Management and Board of Directors observed that BBI had made significant advances in repositioning BBI from the recapitalization in July of 2018, achieving strong organic growth, but not achieving accelerated growth via acquisition. It was also observed that the acquisition opportunities for BBI would remain very limited as a private company of the BBI’s size and profile for the foreseeable future. Importantly, analysis related to BBI’s significant deferred tax asset related to historical net operating losses was performed by outside tax experts and reviewed for a determination of the impact in a sale or merger scenario. Based upon the total analysis and review, the BBI Board of Directors observed that a higher risk adjusted return profile may be obtained by merging with a larger bank as opposed to the standalone strategy over the next three to five years. The BBI Board of Directors determined it would be prudent to utilize an investment banker to, confidentially, further analyze and explore alternatives among potential buyers to provide valuation discovery for the Bank.
The BBI Board of Directors also determined at this meeting that it would be prudent to explore the alternatives in a manner that would least jeopardize the BBI’s prospects should the exploration not prove out assumptions regarding the return opportunities, and where the BBI continued to pursue a stand-alone strategy. The BBI Board of Directors agreed to approach this exploration with the assistance of investment banking firm Piper Sandler, as well as utilize the relationships that members of BBI’s Board of Directors and Executive Management had with prospective target partners. The BBI Board of Directors decided that until further determination as to strategic alternative selection, an investment banking firm would not be engaged. Further, the determination was made that initially, a confidential, “no-names” marketing process among likely bank and credit union acquirers should be utilized to confirm valuation range expectations. This approach was intended to verify valuation among a reasonable sample size of likely partners, while mitigating the potential risks (negative customer and employee impact) of presenting the bank “for-sale,” should the process not validate the expectations.
During the period of November 1 through December 7, 2021, select members of BBI’s senior management team advanced the prospective sale process preparations, including finalization of a targeted buyers’ list(with the BBI Board of Director’s review), and the completion of customary marketing materials (including a form of confidential information memorandum and proposed form of nondisclosure agreement (“NDA”)). This process also included preparation of key, customary due diligence materials on BBI as commonly requested by prospective buyers. The targeted prospective buyer list included public banking companies, regional banks, Florida-based banks, non-Florida-based banks; as well as credit unions that were Florida based and non-Florida based; and it included prospective buyers with total assets ranging from approximately $1 billion to $25 billion.
On November 4, 2021, while attending a banking conference, Mr. Reeves and Mr. M. Ray “Hoppy” Cole, President and Chief Executive Officer of First Bancshares, informally met and discussed each Bank’s organizational culture and history, business lines and strategy, and respective views on the industry outlook and future plans. Mr. Reeves noted from the meeting that there were significant similarities, with considerable geographic and strategic alignment between BBI and First Bancshares.
Beginning on November 22, 2021, Piper Sandler began its outreach to the targeted prospective buyer list, which included a high priority group of 13 prospective credit union buyers in addition to a number of prospective bank partners. Piper Sandler further expanded the list of targeted prospective credit union buyers by 3, to a total of 16, in subsequent months. The communication was intended to verify the list of interested parties, sign NDAs, advance initial information, and advance discussions. During this time, Piper Sandler and management provided updates to the BBI Board of Directors as to process status and initial feedback regarding interest in advancing strategic dialogue.
Beginning in early January 2022, based on historical relationships and conversations, Messrs. Chaney and Reeves contacted four active and well-known buyers, with demonstrated capacity to meet valuation expectations, in the Southeast and Florida, to engage informal conversations and meetings. The select bank partners were also identified by historical relationship, historical interest, market overlap, strength of public currency, quality of franchise and forward strategic fit to participate in the meetings.
On January 4 and 5, 2022, Messrs. Chaney and Reeves, met with Mr. Cole, in Tampa, Florida. The discussions included a market tour, discussion of organizational cultures, philosophies, and future strategic plans. The discussions also included the relevance of BBI to First Bancshares and its strategic intentions and growth. The productive nature of the meeting established joint intent to pursue next steps in the exploration of a discussion for a potential partnership. First Bancshares signed an NDA and received selected due diligence information.
On January 5, 2021, Messrs. Chaney and Reeves met with the Chief Executive Officer and Chief Financial Officer of a Southeastern based Bank (“Bank A”) with over $20 billion in assets in Tampa, Florida. The discussions included a market tour, discussion of organizational cultures, philosophies, and future strategic plans. The discussions also included the relevance of BBI to Bank A and its strategic intentions and growth. Bank A signed a NDA and received selected due diligence information.
On January 26, 2022, a special BBI Board meeting was held to review the targeted strategic partner process to date. Piper Sandler provided an update as to the targeted potential credit union partners and noted that 13 potential partners were provided summary marketing material on BBI; seven of the 13 signed a NDA and received a short form Confidential Information Memorandum and select diligence documents. None of the credit unions advanced dialogue for reasons that included: (1) timing — focused on other strategic initiatives at this time; (2) geography — branch footprint did not fit within specific focus area; and (3) financial considerations — concerns with BBI profitability levels, pricing expectations, the resulting impact to excess capital, and buyer capital constraints. The Piper Sandler update as to targeted potential bank partners noted that four potential partners were provided summary marketing material on BBI. Two of the four parties signed an NDA and received a short form Confidential Information Memorandum and select diligence documents. One of the two that signed an NDA declined to advance in the process as they intended to focus on alternative priorities in which they were more active. First Bancshares indicated a prioritization of BBI and expressed an interest in submitting a non-binding letter of intent.
During this meeting Piper Sandler also provided an updated analysis of targeted buyer capacity to pay and returns analysis to BBI’s Board of Directors and Executive Management. The analysis, given assumptions, continued to demonstrate, and the BBI Board of Directors concurred, that the pursuit of a strategic partner, in lieu of a stand-alone strategy, would provide the best strategic positioning for BBI and its clients, as well as best prospects for risk adjusted returns. It also demonstrated First Bancshares as a leader in the capacity to pay analysis.
On February 8, 2022, Messrs. Chaney, Reeves, and Mocsari, met with Mr. Cole and Dee Dee Lowery (Chief Financial Officer of First Bancshares) in Tampa, Florida. The meeting focused on detail regarding strategies, and financial and other due diligence for each organization. A second meeting occurred later this day among this group, and included two members of the BBI Board of Directors, Jim Cherry and Jon Levy. This meeting focused on potential strategic and cultural fit between the two organizations, opportunities, benefits and timing of a possible combination of the respective banks, and initial dialogue regarding terms of a possible Indication of Interest by First Bancshares for purchase of BBI.

On February 18, 2022, BBI’s Board received a non-binding, Indication of Interest (“IOI”) from First Bancshares. Over the next several days Piper Sandler provided and updated a bid overview analysis to the Board of Directors and Executive Management of BBI, including key terms of the IOI, various metrics, historical pricing range analysis based upon the exchange ratio of the IOI, preliminary pro-forma financial impacts, contribution analysis, peer analysis, Merger and Acquisition precedent transactions analysis and comparisons (national and regional), and First Bancshares price performance and merger reaction analysis, as well as third party equity analyst recommendations on First Bancshares stock.
On February 18, 2022, upon receipt of the IOI, the BBI Board of Directors also determined the exploratory process of assessing a potential merger partner was valid and imminent, and as such BBI should formally engage Piper Sandler as BBI’s independent investment banking advisor. Prior to this date, the engagement letter and related structure and fees was reviewed by BBI’s Executive Management, Board of Directors and outside legal counsel. The engagement included customary advisory services for a bank sale transaction, as well as providing and rendering a fairness opinion, from a financial point of view, for the proposed business combination, to BBI common shareholders. Mr. Reeves signed the engagement for services as previously instructed by the BBI Board of Directors.
On February 22, 2022, the BBI Board of Directors and Messrs. Reeves and Mocsari met with Piper Sandler to review and discuss the February 18, 2022 IOI received from First Bancshares, as well as the Piper Sandler analysis regarding the IOI. Mr. Chaney opened the discussion with a review of the Board of Director’s responsibilities and role for the discussion. The Piper Sandler team and Mr. Reeves reviewed the offer and analysis with the BBI Board of Directors. Key terms were discussed and explored to confirm intended structure and implications, and to determine which terms of the IOI might be negotiated further. The BBI Board of Directors also discussed any potential execution risks of the proposed transaction, as well as any potential employee, executive and Board roles. Additionally, the IOI was structured as an all-stock transaction. The BBI Board of Directors discussed First Bancshares’ stock valuation, its prospects, risks, and the related analysis provided by Piper Sandler. After review of the transaction details and analysis, the BBI Board of Directors also discussed the strategic and cultural impacts and fit, merger and acquisition activity, integration issues, and client, employee, and community impacts of the prospective merger partner. Further, the BBI Board of Directors discussed the specific framework for a counteroffer as it believed certain terms, including the purchase price exchange rate of the IOI, might be improved. Subsequently, the BBI Board of Directors agreed the IOI with First Bancshares was an appropriate strategic alternative to pursue, and unanimously voted to advance a communication strategy and counteroffer to the IOI through Piper Sandler to First Bancshares’ investment banking representative, and for Messrs. Chaney and Reeves to continue discussions under the IOI if the counteroffer terms were met.
On February 23, 2022, Messrs. Chaney, Reeves, Mocsari, and Andrew Peterson (Chief Credit Officer of BBI) met via Zoom and in-person, in Tampa, with the Chief Executive Officer, Chief Financial Officer and advisory attorney of a Mid-Atlantic based credit union (“CU-A”) with approximately $1.3 billion in assets. The meeting focused on detail regarding strategies and included financial and other due diligence for each organization. Additionally, the discussion included the potential strategic and cultural fit between the two organizations, opportunities, benefits, and timing of a possible combination of BBI with CU-A, and initial dialogue regarding terms of a possible Indication of Interest by CU-A for purchase of BBI. Dialogue also included the CU’s approach, and its board of directors’ tenor toward acquisitions, its decision process, and potential regulatory challenges of such a purchase by CU-A of BBI. It was learned by BBI during the dialogue with CU-A that its board of directors’ approval of such an acquisition was not at a consensus level yet, and the regulatory approval process was unproven and not certain. Mr. Chaney and the BBI Executive Management team in attendance concluded from this dialogue that there would be material hurdles to be met for such a transaction, and this would present significant execution risk of a BBI sale to CU-A. CU-A did not issue an Indication of Interest to acquire BBI.
On February 23, 2022, BBI delivered a response to the February 18, 2022, IOI. The BBI response indicated an affirmative interest in moving forward with First Bancshares under the exclusive, non-binding, IOI, subject to certain adjustments and clarifications related to the valuation exchange ratio, board and management roles, as well as severance for potentially displaced BBI employees.
On February 25, 2022, BBI’s Board of Directors received an updated IOI from First Bancshares. First Bancshares specifically responded to and increased the valuation exchange ratio, and further clarified initial intentions regarding board and management roles as well as severance payments. Messrs. Chaney and Reeves, along with Piper Sandler, reviewed the counteroffer response from First Bancshares and determined the requested counteroffer terms had been met, with exception of a request that First Bancshares consider adding one BBI director to the First Bancshares board.
On February 28, 2022, BBI’s Board received an updated IOI from First Bancshares. First Bancshares updated the February 25, 2022, IOI, and addressed the director issue by specifying that First Bancshares would consider adding a member of the BBI Board of Directors to the First Bancshares Board of Directors at First Bancshares’ sole discretion. Pursuant to the vote and request of BBI’s Board of Directors and counteroffer, the terms had been acceptably modified, and Mr. Reeves signed the IOI from First Bancshares.
During the period from March 3, 2021 through April 26, 2022, First Bancshares conducted due diligence across all aspects of BBI. Due diligence information was provided across multiple venues, including, but not limited to, a virtual data room, conference calls, in person meetings, in person review of physical assets, and direct loan file reviews. BBI and First Bancshares utilized their legal counsels, as well as their investment banking advisory firms, to assist in the diligence review process.
During this same period First Bancshares afforded BBI certain reverse due diligence access. The due diligence was provided across customary venues including the virtual data room and conference calls. On April 14, 2022, a reverse due diligence conference call was held and included First Bancshares’ and BBI’s senior management teams, legal counsels and investment banking advisors, with responses and resulting diligence deemed satisfactory by BBI and its team, advisors and counsel.
During the period from March 17, 2022, through March 26, 2022, legal counsel for BBI and legal counsel for First Bancshares, along with management and investment banking advisors of both companies, prepared, exchanged drafts and negotiated the terms of the merger agreement and the related ancillary documents and agreements (including disclosure schedules, the claims letter, form of voting agreement and form of director non-compete and non-disclosure agreement).
On April 14, 2022, a Special Meeting of the Board of Directors was held by BBI, including BBI Executive Management and Piper Sandler. The BBI Board of Directors reviewed a draft of the Merger Agreement, with summary and key matters presented by BBI’s legal counsel. BBI’s Executive Management provided a summary of the reverse due diligence performed on First Bancshares. Piper Sandler provided an update as to the valuation metrics, current market conditions and First Bancshares stock price. Piper Sandler also reviewed certain key analytics and the illustrative contribution analysis based upon a preliminary first quarter update. Additionally, Piper Sandler provided specific analysis regarding the current statement of the markets and interest rate environment and the resulting impact, generally, and specifically, on the bond portfolio of First Bancshares. This later point being of particular focus in light of recent market moves and implications to bond values, the resulting reduction of tangible book value, and the reduction of stock prices and valuations of most financial institutions.
During this meeting, legal counsel’s review of the draft merger agreement included major provisions regarding purchase price, representations and warranties and disclosure schedules, interim operating covenants, registration statement and proxy statement process, fiduciary out, employee benefits, indemnification, conditions to closing and termination provisions and fees, as well as the related Director agreements. Certain business and legal issues that remained outstanding and not yet drafted in fully acceptable form were reviewed in detail. Counsel and the BBI Board of Directors discussed the range of possible solutions and discussed acceptable resolution positions. The BBI Board of Directors provided counsel and Executive Management with its guidance and consensus as to acceptable solutions to the merger agreement matters outstanding and directed them to pursue final negotiation of the Merger Agreement documents.
BBI’s Executive Management’s review of reverse due diligence was presented and concluded there were no extraordinary concerns or unknown matters uncovered during the diligence of First Bancshares. The review included corporate strategy, earnings, asset quality, deposit franchise, sensitivity and interest rate risk, legal and regulatory matters, and capital adequacy. During this review Piper Sandler assisted with review and analysis of the First Bancshares bond portfolio, and its recent unrealized loss. The review provided detail and comparison to peer banks and perspective as to the portfolio’s unrealized loss in context of total liquidity, related strategies and balance sheet positions that mitigate the impact of recent yield curve changes.

It was concluded that First Bancshares’ unrealized loss was on par with peers and mitigated through strength of earnings, balance sheet liquidity, and of no material impact to regulatory capital levels.
Piper Sandler provided additional market context and analysis regarding the current valuation and stock price metrics. The analysis demonstrated recent negative stock price movements have been on a macro and segment basis for bank stocks, and in the case of First Bancshares, not company specific. It was also demonstrated that recent valuation changes were relative, and the BBI Board of Directors concluded, based on the analysis review and discussion, that the decision for BBI to continue to pursue a sale to First Bancshares remains its best strategic alternative and was in the best interest of BBI and its shareholders.
On April 21, 2022, a Joint Meeting of the Boards of Directors of BBI and Beach Bank was held. BBI’s Executive Management team, Piper Sandler, and BBI’s legal counsel were in attendance. An update to the transaction discussions was provided by Messrs. Chaney and Reeves. BBI’s legal counsel provided a review of director fiduciary duties, the final Merger Agreement and director agreements, as well as the form of resolutions to be considered for approval by the BBI and Beach Bank directors. Piper Sandler presented its review of its fairness opinion analysis and fairness opinion. Executive Management provided a summary review of the reverse due diligence. The BBI and Beach Bank Boards of Directors voted unanimously to approve the resolutions approving the Merger Agreement and Plan of Merger Agreement (including the annexes, schedules and exhibits thereto), as well as the resolutions relating to BBI’s stock options. The forms voting agreements, claims letter agreement, director non-compete and non-disclosure agreement were unanimously approved.
On April 26, 2022, BBI delivered the fully signed Merger Agreement documents and related agreements (including the annexes, schedules and exhibits thereto), as well as the signed voting agreements, claims letter agreements, director non-compete and non-disclosure agreements, to First Bancshares counsel, and copies of First Bancshares’s signature pages to the various agreements were delivered to BBI’s counsel. After the close of markets, the transaction was publicly announced by First Bancshares, and related communications were initiated.
First Bancshares’ Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as the merger consideration, the First Bancshares board of directors considered a number of factors, including the following material factors:
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each of First Bancshares’ and BBI’s business, operations, financial condition, asset quality, earnings and prospects;

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the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

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the opportunity to strategically expand in the Florida panhandle and enter the Tampa market;

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the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the potential efficiencies of scale resulting from the increased size of First Bancshares following the merger;

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its understanding of the current and prospective environment in which First Bancshares and BBI operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on First Bancshares both with and without the proposed transaction;

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its review and discussions with First Bancshares’ management concerning the due diligence investigation of BBI, including its review of BBI’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

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the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the structure of the transaction as a combination in which the combined company would operate under the First Bancshares BBI and First Bancshares’ board of directors and management would have substantial participation in the combined company;

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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

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the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of BBI’s business between the date of the merger agreement and the date of completion of the merger.

First Bancshares’ board of directors also considered potential risks relating to the merger including the following:
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First Bancshares management’s attention and First Bancshares resources may be diverted from the operation of First Bancshares’ business and towards the completion of the merger;

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First Bancshares may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of BBI’s operations with First Bancshares;

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the nature and amount of payments and other benefits to be received by BBI management in connection with the merger pursuant to existing BBI plans and compensation arrangements and the merger agreement;

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the substantial costs that First Bancshares will incur in connection with the merger even if it is not consummated;

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approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs; and

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the possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the First Bancshares board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the First Bancshares board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as the merger consideration, the First Bancshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Bancshares board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.
The foregoing discussion of the information and factors considered by the First Bancshares board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”
BBI’s Reasons for the Merger
After careful consideration, BBI’s board of directors, at a meeting held on April 21, 2022, determined that the merger agreement is advisable, fair to and in the best interests of BBI and its shareholders. Accordingly, BBI’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that BBI shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the BBI board of directors evaluated the merger and the merger agreement in consultation with BBI’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

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each of BBI’s, First Bancshares’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the BBI board of directors considered its view that First Bancshares’s business and operations complement those of BBI and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

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its understanding of the current and prospective environment in which BBI and First Bancshares operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on BBI both with and without the proposed transaction;

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the reduction in the number of financial institutions with an interest in acquiring Florida banks as a result of the continued consolidation in the banking industry and the acquisition by other financial institutions of several of the banks that were historically active in acquiring Florida banks;

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the exchange ratio is fixed so that if the market price of First Bancshares common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by BBI shareholders in exchange for their shares of BBI stock will also be higher;

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the results that BBI could expect to achieve operating independently, and the likely risks and benefits to BBI shareholders of that course of action, as compared to the value of the merger consideration to be received from First Bancshares;

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its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

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its review and discussions with BBI’s management regarding strategic alternatives available to BBI for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives and the benefits of an acquisition by First Bancshares compared to such other alternatives;

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the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

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its belief that the transaction is likely to provide substantial value to BBI’s shareholders;

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the financial analyses of Piper Sandler, BBI’s financial advisor, and the opinion delivered by Piper Sandler to BBI’s board of directors on April 21, 2022, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in its opinion, the merger consideration was fair to the holders of BBI common stock from a financial point of view, as more fully described in the section entitled “The Merger — Opinion of BBI’s Financial Advisor”;

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the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of BBI’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to BBI shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

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the fact that the merger consideration will consist of shares of First Bancshares common stock, which would allow BBI shareholders to participate in a significant portion of the future performance of the combined BBI and First Bancshares business and synergies resulting from the merger, and the value to BBI shareholders represented by that consideration;

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that the proforma ownership by BBI shareholders in First Bancshares following the closing of the merger will be in an approximate range of 18% of the outstanding First Bancshares shares;

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that BBI’s directors and executive officers have financial interests in the merger in addition to their interests as BBI shareholders, including financial interests that are the result of compensation arrangements with BBI, and the manner in which such interests would be affected by the merger;

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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

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the fact that the merger consideration paid in the form of First Bancshares common stock is expected to be tax-free to BBI shareholders;

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the greater liquidity in the trading market for First Bancshares common stock relative to the market for BBI stock due to the listing of First Bancshares’s shares on the Nasdaq Global Select Market; and

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the opportunity for BBI shareholders to receive First Bancshares common stock which has historically paid a cash dividend as compared to the BBI shares for which no cash dividend has been paid.

The BBI board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of BBI’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the requirement that BBI conduct its business in the ordinary course and the other restrictions on the conduct of BBI’s business prior to the completion of the merger, which may delay or prevent BBI from undertaking business opportunities that may arise pending completion of the merger;

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that under the merger agreement, subject to certain exceptions, BBI cannot solicit competing acquisition proposals;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating BBI’s business, operations and workforce with those of First Bancshares and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the possibility that BBI will have to pay a $4.6 million termination fee to First Bancshares if the merger agreement is terminated under certain circumstances;

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that the exchange ratio is fixed so that if the market price of First Bancshares common stock is lower at the time of the closing of the merger, the economic value of the merger consideration to be received by BBI shareholders in exchange for their shares of common stock will also be lower; and

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the other risks under the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the BBI board of directors, you should be aware that certain directors and officers of BBI may have interests in the merger that are different from, or in addition to, interests of BBI shareholders generally and may create potential conflicts of interest. The BBI board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to BBI’s shareholders that they vote in favor of the proposal to approve the merger agreement. See “Interests of BBI Executive Officers and Directors in the Merger.”
The foregoing discussion of the factors considered by the BBI board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the BBI board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the BBI board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BBI board of directors considered all these factors as a whole, including discussions with, and questioning of, BBI’s management and BBI’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the BBI board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Each of the directors of BBI has entered into a voting agreement with First Bancshares, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the BBI special meeting, subject to the terms of the voting agreement. The voting agreements are discussed in more detail in the section entitled “Information About the BBI Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”
Opinion of BBI’s Financial Advisor
BBI retained Piper Sandler to act as financial advisor to BBI’s board of directors in connection with BBI’s consideration of a possible business combination. BBI selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to BBI’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the agreement and plan of merger. At the April 21, 2022 meeting at which BBI’s board of directors considered the merger and the agreement and plan of merger, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on April 21, 2022, to the effect that, as of such date, the merger consideration was fair to the holders of BBI’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of BBI common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of BBI in connection with its consideration of the merger and the agreement and plan of merger and does not constitute a recommendation to any shareholder of BBI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and agreement and plan of merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of BBI common stock and did not address the underlying business decision of BBI to engage in the merger, the form or structure of the merger or any other transactions contemplated in the agreement and plan of merger, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for BBI or the effect of any other transaction in which BBI might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of BBI or First Bancshares, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
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An execution copy of the agreement and plan of merger;

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certain publicly available financial statements and other historical financial information of BBI and its banking subsidiary, Beach Bank, that Piper Sandler deemed relevant;

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certain publicly available financial statements and other historical financial information of First Bancshares that Piper Sandler deemed relevant;

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internal net income estimates for BBI for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of BBI;

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publicly available mean analyst net income and dividend per share estimates for First Bancshares for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of First Bancshares, as well as a long-term annual earnings per share growth rate and estimated dividends per share for First Bancshares for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of First Bancshares;

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the pro forma financial impact of the merger on First Bancshares based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as an estimated net income growth rate for BBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of First Bancshares;

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the publicly reported historical price and trading activity for First Bancshares common stock, including a comparison of certain stock trading information for First Bancshares common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

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a comparison of certain financial information for BBI and First Bancshares with similar financial institutions for which information is publicly available;

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the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

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the current market environment generally and the banking environment in particular; and

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such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of BBI and its representatives the business, financial condition, results of operations and prospects of BBI and held similar discussions with certain members of the management of First Bancshares and its representatives regarding the business, financial condition, results of operations and prospects of First Bancshares.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by BBI or First Bancshares or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of BBI and First Bancshares that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BBI or First Bancshares, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of BBI or First Bancshares. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of BBI or First Bancshares, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to BBI or First Bancshares. Piper Sandler assumed, with BBI’s consent, that the respective allowances for loan losses for both BBI and First Bancshares were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal net income estimates for BBI for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of BBI. In addition, Piper Sandler used publicly available mean analyst net income and dividend per share estimates for First Bancshares for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of First Bancshares, as well as a long-term annual earnings per share growth rate and estimated dividends per share for First Bancshares for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of First Bancshares. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as an estimated net income growth rate for BBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of First Bancshares. With respect to the foregoing information, the respective senior managements of BBI and First Bancshares confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of BBI and First Bancshares, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of BBI or First Bancshares since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that BBI and First Bancshares would remain as going concerns for all periods relevant to its analysis.
Piper Sandler also assumed, with BBI’s consent, that (i) each of the parties to the agreement and plan of merger would comply in all material respects with all material terms and conditions of the agreement and plan of merger and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on BBI, First Bancshares, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the agreement and plan of merger without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with BBI’s consent, Piper Sandler relied upon the advice that BBI received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the agreement and plan of merger. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of First Bancshares common stock at any time or what the value of First Bancshares common stock would be once it is actually received by the holders of BBI common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to BBI’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to BBI or First

Bancshares and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of BBI and First Bancshares and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of BBI common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BBI, First Bancshares, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to BBI’s board of directors at its April 21, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of BBI common stock or First Bancshares common stock or the prices at which BBI or First Bancshares common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by BBI’s board of directors in making its determination to approve the agreement and plan of merger and the analyses described below should not be viewed as determinative of the decision of BBI’s board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the agreement and plan of merger, at the effective time of the merger each share of BBI common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the agreement and plan of merger, shall be converted into the right to receive 0.1711 shares of First Bancshares common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $121.3 million and an implied purchase price per share of $5.84 consisting of the implied value of 14,732,382 shares of BBI common stock, 5,405,604 shares of BBI Class A convertible preferred stock outstanding, 374,126 restricted shares and 1,814,344 options with a weighted average strike price of $5.00 as of April 18, 2022. Based upon financial information for BBI as of or for the last twelve months (“LTM”) ended March 31, 2022 and the closing price of First Bancshares’s common stock of $34.13 on April 20, 2022, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / 3/31/2022 LTM Earnings per Share	48.7x
Transaction Price Per Share / 2022 Est. Earnings per Share(1)	37.1x
Transaction Price Per Share / 3/31/2022 Tangible Book Value	144%
Transaction Price Per Share / 3/31/2022 Normalized Tangible Book Value(2)	158%
Tangible Book Premium / Core Deposits(3)	9.3%

(1)
As provided by BBI senior management

(2)
Reflects Price / Normalized TBV assuming a 10.0% TCE / TA ratio

(3)
Core deposits equal to total deposits less CDs greater than $100k

Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading price of BBI common stock for the one-year and three-year periods ended April 20, 2022. Piper Sandler then compared the relationship between the movements in the price of First Bancshares common stock to movements in its peer group (as described below) as well as certain stock indices, namely the S&P 500 Bank Index and the NASDAQ Bank Index.
First Bancshares’s One-Year Stock Performance
	Beginning Value April 20, 2021	Ending Value April 20, 2022
First Bancshares	100%	92.1%
First Bancshares Peer Group	100%	101.9%
S&P 500 Bank Index	100%	97.3%
NASDAQ Bank Index	100%	104.9%
First Bancshares’s Three-Year Stock Performance
	Beginning Value April 20, 2019	Ending Value April 20, 2022
First Bancshares	100%	111.1%
First Bancshares Peer Group	100%	123.9%
S&P 500 Bank Index	100%	115.0%
NASDAQ Bank Index	100%	125.9%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for BBI with a group of financial institutions selected by Piper Sandler. The BBI peer group included nationwide publicly traded banks and thrifts whose total assets were between $500 million and $700 million, and whose LTM return on average assets (“ROAA”) was between 0.00% and 0.75%, but excluded mutual holding companies and targets of announced merger transactions (the “BBI Peer Group”). The BBI Peer Group consisted of the following companies:
1895 Bancorp of Wisconsin, Inc.
Catskill Hudson Bancorp, Inc.
CITBA Financial Corporation
Citizens Bancshares Corporation
CNB Financial Services, Inc.
Commencement Bancorp Inc.
Community First Bancorporation
Glenville Bank Holding Company, Inc.	Guaranty Bancorp, Inc.
HV Bancorp, Inc.
IBW Financial Corporation
Mars Bancorp, Inc.
Merchants & Marine Bancorp, Inc.
Middlebury National Corporation
Oconee Financial Corporation
The Baraboo Bancorporation, Inc.
The analysis compared publicly available financial information for BBI with corresponding data for the BBI Peer Group as of or for the year ended December 31, 2021 (unless otherwise noted) with pricing data as of April 20, 2022. The table below sets forth the data for BBI and the median, mean, low and high data for the BBI Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in BBI’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

BBI Comparable Company Analysis
	BBI	BBI Peer Group Median	BBI Peer Group Mean	BBI Peer Group High	BBI Peer Group Low
Total assets ($mm)(1)	620	575	594	682	505
Loans / Deposits (%)(1)(2)	92.7	71.1	67.3	85.0	47.4
Non-performing assets / Total assets (%)(1)(3)	1.81	0.52	0.55	1.73	0.01
Tangible common equity/Tang. assets (%)(1)(4)	13.12	8.02	8.85	16.84	6.37
Leverage Ratio (%)(1)(5)	10.04	8.67	8.85	11.94	6.98
Total RBC Ratio (%)(1)(6)	12.82	16.14	16.25	20.24	12.29
CRE / Total RBC Ratio (%)(1)(7)	235.5	184.7	191.7	481.9	99.6
LTM Return on average assets (%)(1)(8)	0.40	0.59	0.55	0.75	0.02
LTM Return on average equity (%)(1)(9)	3.0	7.3	6.7	10.4	0.2
LTM Net interest margin (%)(1)(10)	3.22	2.75	2.91	3.50	2.52
LTM Efficiency ratio (%)(1)(11)	84.7	78.6	79.1	101.1	59.1
Price/Tangible book value (%)	—	80	75	116	26
Price/LTM Earnings per share (x)	—	13.0	12.5	23.9	5.2
Current Dividend Yield (%)	—	2.2	2.7	6.4	0.7
Market value ($mm)	—	39	38	69	14

(1)
Bank level data as of March 31, 2022 used for BBI

(2)
Bank level data as of December 31, 2021 used for Citizens Bancshares Corporation and CNB Financial Services, Inc

(3)
Bank level data as December 31, 2021 used for Community First Bancorporation, Citizens Bancshares Corporation, Catskill Hudson Bancorp, Inc., Oconee Financial Corporation, CNB Financial Services, Inc., and Middlebury National Corporation

(4)
Bank level data as of December 31, 2021 used for Community First Bancorporation, Glenville Bank Holding Company, Inc., Citizens Bancshares Corporation, Catskill Hudson Bancorp, Inc., Oconee Financial Corporation, CNB Financial Services, Inc.

(5)
Bank level data as of December 31, 2021 used for Community First Bancorporation, Citizens Bancshares Corporation, Guaranty Bancorp, Inc., Catskill Hudson Bancorp, Inc., Oconee Financial Corporation, HV Bancorp, Inc., CNB Financial Services, Inc., and Middlebury National Corporation

(6)
Bank level data as of December 31, 2021 used for Citizens Bancshares Corporation, Guaranty Bancorp, Inc., Catskill Hudson Bancorp, Inc., Oconee Financial Corporation, HV Bancorp, Inc., 1895 Bancorp of Wisconsin, CNB Financial Services, Inc., and Middlebury National Corporation

(7)
Bank level data as of December 31, 2021 used for all companies in the BBI Peer Group

(8)
Bank level data as of December 31, 2021 used for Citizens Bancshares Corporation, Catskill Hudson Bancorp, Inc.

(9)
Bank level data as of December 31, 2021 used for Citizens Bancshares Corporation, Catskill Hudson Bancorp, Inc., CNB Financial Services, Inc., and Middlebury National Corporation

(10)
Bank level data as of December 31, 2021 used for Citizens Bancshares Corporation, Catskill Hudson Bancorp, Inc., CNB Financial Services, Inc.

(11)
Bank level data as of December 31, 2021 used for Citizens Bancshares Corporation, Catskill Hudson Bancorp, Inc., CNB Financial Services, Inc., and Middlebury National Corporation

Note: Financial data as of March 31, 2022 used for CNB Financial Services, Inc.
Piper Sandler used publicly available information to perform a similar analysis for First Bancshares by comparing selected financial information for First Bancshares with a group of financial institutions selected by Piper Sandler. The First Bancshares peer group included nationwide banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ) and whose total assets were between $5.5 billion and $6.5 billion, but excluded mutual holding companies and targets of announced merger transactions (the “First Bancshares Peer Group”). The First Bancshares Peer Group consisted of the following companies:
Camden National Corporation
City Holding Company
CrossFirst Bankshares, Inc.
Financial Institutions, Inc.
First Mid Bancshares, Inc.
German American Bancorp
MidWestOne Financial Group
Old Second Bancorp, Inc.	Peapack-Gladstone Financial Preferred Bank QCR Holdings, Inc. Republic Bancorp, Inc. Republic First Bancorp, Inc. Triumph Bancorp, Inc. TrustCo Bank Corp NY Washington Trust Bancorp
The analysis compared publicly available financial information for First Bancshares with corresponding data for the First Bancshares Peer Group as of or for the year ended December 31, 2021 (unless otherwise noted) with pricing data as of April 20, 2022. The table below sets forth the data for First Bancshares and the median, mean, low and high data for the First Bancshares Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in First Bancshares’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
First Bancshares Comparable Company Analysis
	First Bancshares	First Bancshares Peer Group Median	First Bancshares Peer Group Mean	First Bancshares Peer Group High	First Bancshares Peer Group Low
Total assets ($mm)	6,174	5,995	5,901	6,212	5,500
Loans / Deposits (%)	54.6	82.4	79.7	104.8	48.3
Non-performing assets / Total assets (%)(1)	—	0.47	0.43	1.03	0.05
Tang. common equity/Tang. assets (%)(2)	6.77	9.01	8.98	13.46	5.66
Leverage Ratio (%)	—	9.40	9.50	13.35	6.06
Total RBC Ratio (%)	—	14.68	14.85	20.79	11.76
CRE / Total RBC Ratio (%)	—	222.7	214.0	375.5	18.9
LTM Return on average assets (%)	1.11	1.33	1.27	1.87	0.50
LTM Return on average equity (%)	9.9	12.7	12.1	17.4	6.0
LTM Net interest margin (%)	2.97	3.07	3.26	6.72	2.38
LTM Efficiency ratio (%)	59.2	55.7	55.9	75.1	30.7
Price/Tangible book value (%)	172	148	159	376	102
Price/LTM Earnings per share (x)	10.9	11.3	12.2	22.9	6.3
Price/2022E Earnings per share (x)	10.9	11.2	11.9	19.0	8.4
Price/2023E Earnings per share (x)	10.0	10.1	10.8	17.1	8.1
Current Dividend Yield (%)	2.0	2.9	2.7	4.4	0.4
Market value ($mm)	699	752	842	1,989	314

(1)
Bank level data as of December 31, 2021 used for Preferred Bank, Republic First Bancorp, Inc., and CrossFirst Bankshares, Inc.

(2)
Bank level data as of December 31, 2021 used for Republic First Bancorp, Inc.

Note:
Financial data for First Bancshares, Preferred Bank and CrossFirst Bankshares, Inc. as of or for the period ending March 31, 2022

Analysis of Precedent Transactions.
Piper Sandler reviewed a group of recent merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2021 and April 20, 2022 where the target’s total assets were between $400 million and $900 million at announcement and the target’s LTM ROAA was between 0.0% and 1.0%, but excluded transactions with non-disclosed deal values and transactions with private investors, private equity buyers or Credit Union buyers (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
BAWAG Group AG
Home Bancorp Inc.
Georgia Banking Co.
MidWestOne Financial Grp Inc.
Bus. First Bancshares Inc.
Community Bank System Inc.
BayCom Corp
First Mid Bancshares
First Western Financial Inc.
Simmons First National Corp.
Equity Bancshares Inc.
Southern California Bancorp
Bank of Marin Bancorp
SmartFinancial Inc.
BancorpSouth Bank	Peak Bancorp
Friendswood Capital Corp.
Peoples Banktrust Inc.
Iowa First Bancshares Corp.
Texas Citizens Bancorp Inc.
Elmira Savings Bank
Pacific Enterprise Bancorp
Delta Bancshares Co.
Teton Financial Services Inc.
Triumph Bancshares Inc.
American State Bancshares Inc.
Bank of Santa Clarita
American River Bankshares
Sevier County Bancshares Inc.
FNS Bancshares Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: deal value, deal value to LTM EPS, deal value to tangible book value per share (“TBVPS”), and core deposit premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	First Bancshares/ BBI	Nationwide Precedent Transactions
		Median	Mean	High	Low
Deal Value ($mm)	121	64	75	135	38
Deal Value / LTM EPS (x)	48.7	17.2	20.0	59.0	10.2
Deal Value / TBVPS (%)	144 / 158(1)	144	140	174	88
Core Deposit Premium (%)	9.3	5.2	5.0	8.9	(3.0)

(1)
Reflects Price / Normalized TBV assuming a 10.0% TCE / TA ratio

Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of BBI common stock assuming BBI performed in accordance with internal net income estimates for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of BBI. To approximate the terminal value of a share of BBI common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 11.0x to 16.0x and multiples of December 31, 2026 tangible book value ranging from 75% to 100%. The terminal values were then discounted to present values using different discount rates ranging from 12% to 16%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BBI common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BBI common stock of $2.61 to $4.49 when applying multiples of earnings and $2.15 to $3.39 when applying multiples of tangible book value, in each case as compared to the implied purchase price per share of $5.84 indicated by the proposed merger.
Earnings Per Share Multiples
Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
12%	$3.09	$3.37	$3.65	$3.93	$4.21	$4.49
13%	2.96	3.23	3.50	3.77	4.03	4.30
14%	2.84	3.10	3.35	3.61	3.87	4.13
15%	2.72	2.97	3.22	3.46	3.71	3.96
16%	2.61	2.85	3.09	3.33	3.56	3.80
Tangible Book Value Per Share Multiples
Discount Rate	75%	80%	85%	90%	95%	100%
12%	$2.54	$2.71	$2.88	$3.05	$3.22	$3.39
13%	2.44	2.60	2.76	2.92	3.08	3.25
14%	2.34	2.49	2.65	2.80	2.96	3.11
15%	2.24	2.39	2.54	2.69	2.84	2.99
16%	2.15	2.29	2.44	2.58	2.72	2.87
Piper Sandler also considered and discussed with the BBI’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming BBI’s earnings varied from 10% above estimates to 10% below estimates. This analysis resulted in the following range of per share values for BBI’s common stock, applying the price to 2026 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 14.11%.
Earnings Per Share Multiples
Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(10%)	$2.54	$2.77	$3.00	$3.24	$3.47	$3.70
(5%)	2.68	2.93	3.17	3.42	3.66	3.90
0.0%	2.82	3.08	3.34	3.60	3.85	4.11
5%	2.97	3.24	3.51	3.77	4.04	4.31
10%	3.11	3.39	3.67	3.95	4.24	4.52
Piper Sandler also performed an analysis that estimated the net present value per share of First Bancshares common stock, assuming First Bancshares performed in accordance with publicly available mean analyst net income and dividend per share estimates for First Bancshares for the years ending

December 31, 2022 and December 31, 2023, as provided by the senior management of First Bancshares, as well as a long-term annual earnings per share growth rate and estimated dividends per share for First Bancshares for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of First Bancshares. To approximate the terminal value of a share of First Bancshares common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 10.0x to 15.0x and multiples of December 31, 2026 tangible book value ranging from 115% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 10% to 14%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bancshares common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Bancshares common stock of $23.82 to $40.61 when applying multiples of earnings and $23.54 to $43.88 when applying multiples of tangible book value, in each case as compared to the price of $34.13 per share of First Bancshares common stock used to calculate the implied purchase price per share indicated by the merger.
Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
10%	$28.02	$30.54	$33.05	$35.57	$38.09	$40.61
11%	26.89	29.30	31.71	34.13	36.54	38.95
12%	25.82	28.13	30.44	32.75	35.06	37.37
13%	24.79	27.01	29.23	31.44	33.66	35.88
14%	23.82	25.95	28.07	30.20	32.33	34.45
Tangible Book Value Per Share Multiples
Discount Rate	115%	130%	145%	160%	175%	190%
10%	$27.68	$30.92	$34.16	$37.40	$40.64	$43.88
11%	26.56	29.67	32.77	35.87	38.98	42.08
12%	25.50	28.48	31.45	34.42	37.40	40.37
13%	24.49	27.35	30.20	33.05	35.90	38.75
14%	23.54	26.27	29.01	31.74	34.47	37.21
Piper Sandler also considered and discussed with the BBI’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming First Bancshares’s earnings varied from 10% above estimates to 10% below estimates. This analysis resulted in the following range of per share values for First Bancshares common stock, applying the price to 2026 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 11.76%.
Earnings Per Share Multiples
Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(10%)	$23.73	$25.83	$27.93	$30.04	$32.14	$34.24
(5%)	24.90	27.12	29.34	31.55	33.77	35.99
0.0%	26.07	28.40	30.74	33.07	35.41	37.74
5%	27.23	29.69	32.14	34.59	37.04	39.49
10%	28.40	30.97	33.54	36.11	38.68	41.24
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on First Bancshares assuming the transaction closes September 30, 2022. Piper Sandler utilized certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as an estimated net income growth rate for BBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of First Bancshares. The analysis indicated that the transaction could be accretive to First Bancshares’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2023 through December 31, 2026 and dilutive to First Bancshares’s estimated tangible book value per share at close.
In connection with this analysis, Piper Sandler considered and discussed with the BBI’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as BBI’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.10% of the aggregate deal value, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction. Piper Sandler’s fee was estimated to be approximately $1.3 million. Piper Sandler also received a $250,000 fee from BBI upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the transaction. BBI has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion Piper Sandler did not provide any other investment banking services to BBI. Piper Sandler did not provide any investment banking services to First Bancshares in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to BBI and First Bancshares. Piper Sandler may also actively trade the equity and debt securities of First Bancshares for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Board Composition and Management of First Bancshares after the Merger
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the First Bancshares Articles and First Bancshares Bylaws.
Interests of BBI Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of BBI will receive the same merger consideration for their BBI shares as the other BBI shareholders. In considering the recommendation of the BBI board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of BBI may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of BBI shareholders generally. The BBI board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that BBI shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — BBI’s Reasons for the Merger and Recommendations of the BBI Board of Directors.” BBI’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
Entry into New Employment Agreements
Charles N. “Chip” Reeves (President and Chief Executive Officer of BBI) has entered into an employment agreement with First Bancshares, which agreement will become effective as of the closing of the merger pursuant to which he will serve as Executive Vice President, Corporate Strategy. The employment agreement has a term of 18 months (unless extended) commencing with the closing of the merger. He is entitled to an annual salary of $318,263 and is eligible to participate in First Bancshares’s retirement and incentive plans and also has the opportunity to receive an annual bonus (up to a maximum of 10% of his base salary) based upon the achievement of performance goals established from year to year by First Bancshares’s Compensation Committee of its Board of Directors. He also is entitled to reimbursement of reasonable business expenses incurred. If First Bancshares terminates his employment following a “change in control” other than for “cause”, death or disability or he resigns from his employment following a change in control for “good reason” (as those terms are defined in the employment agreement), then he will be entitled to his accrued salary up to the date of termination of employment plus a severance amount equal to two times his then-current base salary payable in a single lump sum, subject to certain limitations under the Internal Revenue Code and provided that he executes and does not revoke a general release of claims in favor of First Bancshares. He also is entitled to continued COBRA coverage or reimbursement for a period of 18 months after such termination of employment. If his employment is terminated for any other reason, then First Bancshares has no further obligations to Mr. Reeves other than for payment of accrued salary up to the date of termination. The employment agreement also includes confidentiality provisions and other restrictive covenants whereby he has agreed not to compete for 18 months, or to solicit customers and employees for three years, in each case following termination of his employment.
Change in Control Agreements and Payments
BBI is currently party to an employment agreements with each of Charles N. “Chip” Reeves (President and Chief Executive Officer), Richard A. Mocsari (Executive Vice President and Chief Financial Officer), and Andrew G. Peterson (Executive Vice President and Chief Credit Officer), pursuant to which each of such executive officers will receive upon closing of the merger change of control payments equal to approximately $1,189,075, $796,149 and $699,010, respectively.
Treatment of BBI Equity Awards
The merger agreement provides that outstanding and unvested restricted shares awarded by BBI pursuant to its equity plans will fully vest at the closing of the merger and automatically be converted into the right to receive the merger consideration. The merger agreement also provides that stock options awarded under the BBI equity plans will fully vest at the closing of the merger and be converted automatically into an option to purchase shares of First Bancshares common stock equal to (i) the number of shares of BBI common stock subject to such option immediately prior to the closing, multiplied by (ii) by the exchange ratio (rounded down to nearest whole share). The per share exercise price for the shares of First Bancshares common stock issuable upon exercise of such option will equal the quotient determined by dividing (i) the exercise price per share of the BBI common stock at which such option was exercisable immediately prior to the effective time by (ii) the exchange ratio (rounded up to the nearest whole cent). The following directors and executive officers hold the following outstanding stock options and restricted shares:
Name	Title	Number of Restricted Shares	Number of Stock Options
Carl Chaney	Chairman of the Board and Director	—	604,140
Charles N. “Chip” Reeves	Director, President and Chief Executive Officer	85,357	604,140
Richard A. Mocsari	Executive Vice President and Chief Financial Officer	51,408	150,028
Andrew G. Peterson	Executive Vice President and Chief Credit Officer	44,890	85,586
Indemnification and Insurance
As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” for a period of six years after the effective time of the merger, First Bancshares will indemnify and defend the present and former directors, officers and employees of BBI and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger to the fullest extent permitted by law. First Bancshares also has agreed, for a period of no less than six years after the effective time of the merger, to provide coverage to present and former directors and officers of BBI pursuant to BBI’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by BBI. In no event shall First Bancshares be required to expend for the tail insurance an aggregate premium amount in excess of 250% of the current annual premiums paid by BBI for such insurance.
Beneficial Ownership of BBI Stock by Management and Principal Shareholders of BBI
The following sets forth the beneficial ownership of BBI’s outstanding shares of common stock and preferred stock as of March 31, 2022 by (i) each director and executive officer of BBI and Beach Bank, (ii) all directors and executive officers of BBI and Beach Bank as a group; and (iii) each holder of 5% or more of the outstanding shares of BBI common stock and preferred stock.
The percentage of beneficial ownership is calculated in relation to the (i) 14,732,382 outstanding shares of BBI common stock plus exercisable stock options, and (ii) 5,405,604 outstanding shares of BBI preferred stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of March 31, 2022. Unless otherwise indicated, to BBI’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
	Common Stock		Preferred
	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Directors
Carl J. Chaney	667,605(a)	4.40%	0	—
Charles N. “Chip” Reeves	793,264(b)	5.22%	0	—
James C. Cherry	34,000(c)	0.23%	0	—
C. LeDon Anchors	3,000	0.02%	0	—
Derek J. Ferber	1,455,535(d)	9.88%	535,155	9.90%
Joseph W. Henderson	30,000(e)	0.20%	0	—
Jonathan A. Levy	70,285(f)	0.48%	0	—
Jonathan C. Lorenz	120,000	0.81%	0	—
Brian Murphy	202,898(g)	1.38%	0	—
Nicola Harbeson “Terri” Roberts	8,800	0.06%	0	—
Thomas M. Wells	1,455,535(h)	9.88%	2,050,447	37.93%
J. Dan Speight	36,560	0.25%	0
Executive Officers
Charles N. Reeves	793,264(b)	5.22%	0	—
Richard A. Mocsari	123,642(i)	0.83%	0	—
Andrew G. Peterson	72,716(j)	0.49%	0	—
Directors and Officers (as a group, 14 persons)	5,073,839	32.02%	2,585,602	47.83%
Name and Address of holders 5% or more of the outstanding shares
EJF Sidecar Fund, Series LLC — Small Financial Equities	1,455,535	9.88%	2,545,954	47.10%
Series 2107 Wilson Boulevard, Suite 410, Arlington, VA
Thomas M. Wells, Trustee David F Bolger	1,455,535(h)	9.88%	1,917,447(h)	35.47%
2018 Irrevocable Stock Trust Route 17 North, PO BOX 1827, Paramus, NJ

	Common Stock		Preferred
	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Thomas M Wells TTEE David F Bolger Children’s		0.00%	58,000(h)	1.07%
Trust UA of the 14th Amended and Restated Revocable Trust FBO James T Bolger U/A/D 05/28/2008 Route 17 North, PO Box 1827, Paramus, NJ
Thomas M Wells Wells Mountain Investments LLC		0.00%	75,000(h)	1.39%
Route 17 North, PO Box 1827, Paramus, NJ
Bridge Equities V, LLC	724,365(d)	4.92%	266,325(d)	4.93%
5425 Wisconsin Ave., Ste. 701, Chevy Chase, MD
Financial Hybrid Opportunity SPV I LLC	516,937(d)	3.51%	190,063(d)	3.52%
Kashdin 1313 Dolley Madison Blvd., STE 306, Mclean, VA
Financial Hybrid Opportunity Fund LLC LLC	214,233(d)	1.45%	78,767(d)	1.46%
Kashdin 1313 Dolley Madison Blvd., STE 306, Mclean, VA
Endeavour Regional Bank Opportunities Fund II LP	834,195(k)	5.66%		0.00%
410 Greenwich Ave, Greenwhich, CT
Endeavour Capital Private Investments I LP	621,340(k)	4.22%	144,465(k)	2.67%
410 Greenwich Ave, Greenwhich, CT
Strategic Value Private Investors LP	1,422,591	9.66%	129,583	2.40%
127 Public Sq, STE 1510, Cleveland, OH

Footnotes
(a)
Includes (i) 200,000 shares owned individually, (ii) 14,500 shares owned with voting and investment control of, and held by Chaney Properties, LLC, and (iii) 453,105 options to purchase shares of BBI common stock.

(b)
Includes (i) 110,710 shares owned individually, (ii) 215,250 shares owned with voting and investment control of, and held by, Charles N. Reeves’ IRA, and (iii) 467,304 options to purchase shares of BBI stock and grants of restricted BBI stock.

(c)
Consists of 34,000 shares owned by a trust.

(d)
Includes (i) 1,455,535 shares of common stock of which FJ Capital Management LLC acts as an Investment Adviser or Sub-Investment Adviser, on behalf of Bridge Equities V, LLC, Financial Hybrid Opportunity SPV I, LLC, and Financial Hybrid Opportunity Fund, LLC; and (ii) 535,155 shares of preferred stock managed by FJ Capital Management LLC, on behalf of Bridge Equities V, LLC, Financial Hybrid Opportunity SPV I, LLC, and Financial Hybrid Opportunity Fund, LLC. Director Derek Ferber is an employee of FJ Capital Management LLC, and Co-Portfolio Manager for clients of FJ Capital Management LLC. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman has voting and dispositive power and may be deemed to be a beneficial owner of reported shares, but as to which Mr. Friedman disclaims beneficial ownership.

(e)
Consists of 30,000 shares held by Kach Holdings LLC

(f)
Consists of 70,285 shares held by a family trust.

(g)
Consists of 202,898 shares held by Nextquest, LLC

(h)
Includes (i) 1,455,535 shares of common stock owned by a Trust of which Thomas Wells is Trustee; (ii) 1,975,447 shares of preferred stock owned by trusts of which Thomas Wells is Trustee; and (iii) 75,000 shares of preferred stock owned by a limited liability company.

(i)
Includes (i) 2,500 shares owned individually, and (ii) 121,142 options to purchase shares of BBI stock and grants of restricted BBI stock.

(j)
Includes (i) 2,000 shares owned individually, and (ii) 70,216 options to purchase shares of BBI stock and grants of restricted BBI stock.

(k)
Includes (i) 1,455,535 shares of common stock of which Endeavour Capital Advisors Inc., acts as an Investment Adviser on behalf of Endeavour Regional Bank Opportunities Fund II, LP, and Endeavour Capital Private Investments I, LP; and (ii) 144,465 shares of preferred stock of which Endeavour Capital Advisors Inc., acts as an Investment Adviser on behalf of Endeavour Capital Private Investments I, LP. Glenn Hofsess is the Chief Financial Officer of Endeavour Capital Advisors, Inc. and, as such, Mr. Hofsess has voting and dispositive power and may be deemed to be a beneficial owner of reported shares, but as to which Mr. Hofsess disclaims beneficial ownership.

Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, BBI and First Bancshares have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals or waivers required or advisable to complete the transactions contemplated by the merger agreement. These approvals and waivers include, among others, approvals of the Federal Reserve Board and Mississippi Department. First Bancshares and/or BBI have filed applications, waiver requests and notifications to obtain the required regulatory approvals or waivers.
Federal Reserve Board
The merger of BBI with First Bancshares must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. First Bancshares filed a written request that the Federal Reserve Board waive the application requirements of the BHC Act with regard to its acquisition of BBI on May 16, 2022.
The merger of Beach Bank with and into The First Bank will be subject to approval by the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (3) the convenience and needs of the communities to be served, (4) the depository institutions’ effectiveness in combating money-laundering activities and (5) the risk to the stability of the United States banking and financial system. The First’s establishment and operation of branches at Beach Bank’s existing branch locations is also subject to approval under Section 9 of the Federal Reserve Act. In considering an application under Bank Merger Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the CRA. The First filed an application with the Federal Reserve Board under the Bank Merger Act requesting approval of the bank merger on May 16, 2022.
Mississippi Department of Banking and Consumer Finance
Certain of the transactions contemplated by the merger agreement are subject to approval by the Mississippi Department of Banking and Consumer Finance, or Mississippi Department pursuant to Section 81-5-85 of the Mississippi Code (Miss. Code Ann § 81-5-85). In evaluating an application filed under Section 81-5-85, the Mississippi Department considers criteria essentially similar to the criteria that the FDIC uses in considering applications under the Bank Merger Act. In addition, First Bancshares will file articles of merger with the Mississippi Department and the Mississippi Secretary of State. The First filed an application with the Mississippi Department pursuant to Section 81-5-85 requesting approval of the bank merger on May 16, 2022.
First Bancshares and BBI believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither First Bancshares nor BBI can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that First Bancshares will not be required, and BBI and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on First Bancshares and its subsidiaries or BBI and its subsidiaries as of and following the completion of the merger.
The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. First Bancshares and BBI will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.
Neither First Bancshares nor BBI is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of BBI stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of BBI stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment. In addition, discussion does not address any tax consequences arising under the laws of any U.S. state, local, or foreign jurisdiction, the Medicare contribution tax, or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws), nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto).
The discussion applies only to U.S. holders of shares of BBI stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BBI stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996 and has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds BBI stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds BBI stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this proxy statement/prospectus.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus is a part, Hacker, Johnson & Smith, PA, tax advisor to BBI, has rendered its tax opinion to BBI and Alston & Bird LLP, counsel to First Bancshares, has rendered its tax opinion to First Bancshares, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by First Bancshares and BBI of opinions from Alston & Bird LLP and Hacker, Johnson & Smith, PA, respectively, dated the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions of Alston & Bird LLP and Hacker, Johnson & Smith, PA provided to First Bancshares and BBI, respectively, will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their opinions, Alston & Bird LLP and Hacker, Johnson & Smith, PA will rely upon representations and covenants of First Bancshares and BBI, including those representations contained in certificates of officers of First Bancshares and BBI, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but will not be binding on the Internal Revenue Service or any court, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues described herein. In addition, neither BBI nor First Bancshares has requested nor does either of them intend to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders that Exchange BBI Stock Solely for First Bancshares Common Stock
Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges BBI stock solely for shares of First Bancshares common stock:
•
would generally not recognize any gain or loss upon the exchange of shares of BBI stock for shares of First Bancshares common stock in the merger;

•
would generally have an aggregate tax basis in the First Bancshares common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the BBI stock surrendered in exchange therefor; and

•
would generally have a holding period for shares of First Bancshares common stock received in the merger that includes its holding period for its shares of BBI stock surrendered in exchange therefor.

If you acquired different blocks of BBI stock at different times or at different prices, the adjusted tax basis and holding period of each block of First Bancshares common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of BBI stock surrendered in exchange therefor. Holders should consult their tax advisors regarding the manner in which shares of First Bancshares common stock should be allocated among different blocks of their BBI stock surrendered in the merger.
Exercise of Dissenters’ Rights
As part of the exercise of dissenters’ rights, a BBI shareholder will exchange all of its BBI common stock for cash. A U.S. holder that receives only cash in exchange for its BBI stock will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its BBI stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for its shares of BBI stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to holders of BBI Stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.
Certain Reporting Requirements
If a U.S. holder that receives First Bancshares common stock in the merger is considered a “significant holder,” such U.S. holder generally will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the BBI stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any BBI Shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of BBI or (z) owned BBI securities with a basis for U.S. federal income tax purposes of at least $1.0 million.
This discussion of material U.S. federal income tax consequences does not purport to be a complete analysis or discussion of all the potential tax consequences of the merger. It is for general information only purposes and is not tax advice. Holders of BBI stock are urged to consult their tax advisors as to the U.S. federal income tax consequences, in light of their particular situations, of the merger (or exercise of dissenters’

rights), as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of BBI stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this joint proxy statement/prospectus.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under this method, BBI’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for BBI and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by First Bancshares in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of First Bancshares issued after the merger will reflect the results attributable to the acquired operations of BBI beginning on the date of completion of the merger.
Appraisal Rights for BBI Shareholders
Holders of BBI stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a BBI shareholder who does not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of BBI stock immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if 10% or more of the outstanding shares of BBI stock validly exercise their appraisal rights, then First Bancshares will not be obligated to complete the merger.
In order to exercise appraisal rights, a dissenting BBI shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Annex C to this proxy statement/prospectus. BBI shareholders are urged to read Annex C in its entirety and to consult with their legal advisors. Each BBI shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Dissenters’ Rights of Appraisal.   The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Annex C to this proxy statement/prospectus.
A dissenting shareholder who desires to exercise his or her appraisal rights must file with BBI, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of BBI stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
Beach Bancorp, Inc.
1211 N. Westshore Blvd., Suite 200
Tampa, Florida 33607
Attn: Charles N. “Chip” Reeves, President and Chief Executive Officer
All such notices must be signed in the same manner as the shares are registered on the books of BBI. If a BBI shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the BBI shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, First Bancshares must provide to each BBI shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
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the date of the completion of the merger;

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First Bancshares’ estimate of the fair value of the shares of BBI stock;

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where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by First Bancshares or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date First Bancshares sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by First Bancshares by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

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that, if requested in writing, First Bancshares will provide to the shareholder so requesting, within 10 days after the date set for receipt by First Bancshares of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

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the date by which a notice from the BBI shareholder of his or her desire to withdraw his or her appraisal election must be received by First Bancshares, which date must be within 20 days after the date set for receipt by First Bancshares of the appraisal election form from the BBI shareholder.

The form must also contain First Bancshares’ offer to pay to the BBI shareholder the amount that it has estimated as the fair value of the shares of BBI stock and include BBI’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301-607.1340, and request certain information from the BBI shareholder, including:
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the shareholder’s name and address;

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the number of shares as to which the shareholder is asserting appraisal rights;

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that the shareholder did not vote for the merger;

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whether the shareholder accepts the offer of First Bancshares to pay its estimate of the fair value of the shares of BBI stock to the shareholder; and

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if the shareholder does not accept the offer of First Bancshares, the shareholder’s estimated fair value of the shares BBI stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, in the case of certificated shares, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her BBI stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to First Bancshares within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of First

Bancshares. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of First Bancshares in the appraisal election form to pay First Bancshares’ estimate of the fair value of the shares of BBI stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by First Bancshares or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder who is dissatisfied with First Bancshares’ estimate of the fair value of the shares of BBI stock must notify First Bancshares of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable, in the appraisal election form within the time period specified in the form. First Bancshares has certain prepayment rights under Section 607.1326 of the FBCA. A shareholder who fails to notify First Bancshares in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by First Bancshares in the appraisal election form.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner and such shares were acquired before the record date. A record shareholder must notify BBI in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if the beneficial shareholder submits to BBI the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner.
Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of First Bancshares to pay the value of the shares as estimated by First Bancshares, and First Bancshares fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.
If a dissenting shareholder refuses to accept the offer of First Bancshares to pay the value of the shares as estimated by First Bancshares, and First Bancshares fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, if and to the extent applicable, then within 60 days after receipt of a written demand from any dissenting shareholder, First Bancshares shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of First Bancshares, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If First Bancshares fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of First Bancshares. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
First Bancshares is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, if and to the extent applicable, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against First Bancshares, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) First Bancshares and in favor of any or all dissenting shareholders if the court finds First Bancshares did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either First Bancshares or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against First Bancshares, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that First Bancshares fails to make a required payment when a dissenting shareholder accepts First Bancshares’ offer to pay the value of the shares as estimated by First Bancshares, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from First Bancshares all costs and expenses of the suit, including attorneys’ fees.
A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
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not authorized and approved in accordance with the applicable provisions of Florida law; or

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procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
BBI shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of BBI stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Exchange of Shares in the Merger
The conversion of BBI stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of BBI common stock and BBI preferred stock for the merger consideration to be received pursuant to the terms of the merger agreement. For more information regarding the procedures for exchanging your shares of BBI stock for the merger consideration, see “The Merger Agreement — Procedures for Converting Shares of BBI Stock into Merger Consideration” below.
Listing of First Bancshares Common Stock
First Bancshares has agreed to use its commercially reasonable efforts to cause the shares of First Bancshares common stock issuable in connection with the merger be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, prior to the effective time of the merger.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of First Bancshares and BBI have each unanimously approved the merger agreement, which provides for the merger of BBI with and into First Bancshares, with First Bancshares as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, Beach Bank, which is a Florida state-chartered bank and a direct wholly owned subsidiary of BBI, will merge with and into The First, a direct wholly owned subsidiary of First Bancshares, with The First as the surviving bank of such merger. The terms and conditions of the merger of The First and Beach Bank are set forth in a separate merger agreement and plan of merger, referred to as the bank merger agreement, the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of The First and Beach Bank may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of The First and Beach Bank as the bank merger.
The merger agreement allows First Bancshares to change the structure of the merger at any time and without the approval of BBI if and to the extent that First Bancshares reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount or kind of merger consideration to be provided under the merger agreement, (ii) materially impede or delay consummation of the merger, (iii) adversely affect the federal income tax treatment of BBI shareholders in connection with the merger, or (iv) require submission to or the approval of BBI shareholders after the merger proposal has already been approved by BBI’s shareholders.
Closing and Effective Time of the Merger
The closing will take place immediately prior to the effective time of the merger. The effective time of the merger will be the later of (i) the date and time of filing of the articles of merger with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Florida by First Bancshares or (ii) the date and time when the merger becomes effective as set forth in such articles of merger, which will be no later than three business days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with their terms.
We currently expect that the merger will be completed in the third quarter of 2022, subject to obtaining the requisite approvals from the shareholders of BBI, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, First Bancshares and BBI will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”
Organizational Documents of the Surviving Company
At the effective time of the merger, the First Bancshares Articles and the First Bancshares Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.
Board Composition and Management of Surviving Company
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the First Bancshares Articles and the First Bancshares Bylaws.
Merger Consideration
Under the terms of the merger agreement, each share of BBI common stock and each share of BBI preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.1711, or the exchange ratio, shares of First Bancshares common stock. To the extent that any shares of BBI stock are subject to vesting restrictions, such shares will fully vest upon the closing of the merger and will also be converted into receive 0.1711, or the exchange ratio, shares of First Bancshares common stock.
If First Bancshares or BBI change the number of shares of First Bancshares common stock or BBI stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to First Bancshares common stock or BBI stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give BBI shareholders the same economic effect as contemplated by the merger agreement prior to any such event.
All stock options awarded under the BBI equity plans will fully vest at the closing of the merger and be converted automatically into an option to purchase shares of First Bancshares common stock equal to (i) the number of shares of BBI common stock subject to such option immediately prior to the closing, multiplied by (ii) the exchange ratio (rounded down to nearest whole share). The per share exercise price for the shares of First Bancshares common stock issuable upon exercise of such options will equal the quotient determined by dividing (i) the exercise price per share of the BBI common stock at which such option was exercisable immediately prior to the effective time by (ii) the exchange ratio (rounded up to the nearest whole cent).
The value of the shares of First Bancshares common stock to be issued to BBI shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the First Bancshares common stock.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Rather, BBI shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of First Bancshares common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of First Bancshares common stock on the NASDAQ Global Market for the ten trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the date that is five days prior to the closing of the merger.
Procedures for Converting Shares of BBI Stock into Merger Consideration
Exchange Agent
First Bancshares will designate a third party to act as the exchange agent in connection with the merger. The exchange agent shall also act as the agent for BBI shareholders for the purpose of receiving their BBI stock certificates and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, First Bancshares will deposit, or cause to be deposited, with the exchange agent the aggregate merger consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate merger consideration payable.
Transmittal Materials and Procedures
Promptly (but not more than five business days) after the effective time of the merger, First Bancshares will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of BBI stock (other than excluded shares) providing instructions on how to effect the delivery of certificates or book-entry shares of BBI stock in exchange for the merger consideration. After the effective time of the merger, when a BBI shareholder surrenders his or her stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of BBI stock will be entitled to receive, (i) the merger consideration and (ii) any cash in lieu of fractional shares to which the holder is entitled.
Surrender of BBI Stock Certificates
The exchange agent will mail to each holder of record of BBI stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates or book-entry shares representing the shares of BBI stock held by the shareholder.
Following the effective time of the merger, upon the surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of BBI stock, accompanied by a properly completed letter of transmittal, a BBI shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate or book-entry share will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares), and any dividends to which such holder is entitled pursuant to the merger agreement.
No dividends or other distributions with respect to First Bancshares common stock after completion of the merger will be paid to the holder of any unsurrendered BBI stock certificates or book-entry shares with respect to the shares of BBI stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered BBI stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of First Bancshares common stock represented by that certificate or book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of First Bancshares common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of First Bancshares common stock issuable in exchange for that certificate or book-entry shares.
None of First Bancshares, the exchange agent or any other person will be liable to any former BBI shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
In the event any BBI stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by First Bancshares or the exchange agent, post a bond in such amount as First Bancshares or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
First Bancshares and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any BBI shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of BBI other than to settle transfers of BBI stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of BBI stock. The shares of First Bancshares common stock issued in accordance with the merger agreement upon conversion of the shares of BBI stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of BBI stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of First Bancshares that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of First Bancshares common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.
Representations and Warranties
The merger agreement contains customary representations and warranties of First Bancshares and BBI relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of First Bancshares and BBI have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by First Bancshares and BBI to each other primarily relate to:
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corporate organization, existence, power and authority;

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capitalization;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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regulatory approvals and consents required in connection with the merger and the bank merger;

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the accuracy of financial statements and effectiveness of internal controls;

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absence of material adverse effect on each party since December 31, 2021;

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litigation and legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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fees paid to financial advisors; and

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

BBI has also made representations and warranties to First Bancshares with respect to:
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material contracts;

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receipt of fairness opinion;

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employee benefit plans;

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labor and employee relations;

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taxes and tax returns;

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environmental matters;

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investment portfolio;

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derivative transactions;

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loan portfolio;

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adequacy of allowances for loan losses;

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investment management and related activities;

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repurchase agreements;

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deposit insurance;

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regulatory compliance and information security;

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transactions with affiliates;

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real and personal property matters;

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intellectual properties;

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insurance policies;

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absence of state takeover laws applicability; and

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transaction costs.

Definition of “Material Adverse Effect”
Certain representations and warranties of First Bancshares and BBI are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either First Bancshares or BBI, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of “material adverse effect” excludes the following:
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changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

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changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

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changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

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public disclosure of the transactions contemplated or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

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any failure by BBI or First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);
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changes in the trading price or trading volume of First Bancshares common stock; and

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the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel;

except, with respect to the first three bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
Covenants and Agreements
Pursuant to the merger agreement, First Bancshares and BBI have agreed to certain restrictions on their activities until the effective time of the merger. First Bancshares has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. BBI has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, BBI has agreed that it will use commercially reasonable efforts to:
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preserve its business organization and assets intact;

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keep available to itself and First Bancshares the present services of the current officers and employees of BBI and its subsidiaries;

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preserve for itself and First Bancshares the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

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continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans

First Bancshares has also agreed that until the effective time of the merger, it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:
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prevent, delay or impair First Bancshares’ ability to consummate the merger or the transactions contemplated by the merger agreement;

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result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code; or

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agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement.

BBI has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of First Bancshares, except as previously agreed to by the parties:
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(i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except pursuant to the exercise of BBI stock options outstanding prior to the date of the merger agreement), any rights, any new award or grant under the BBI stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as permitted in the merger agreement, accelerate the vesting of any existing warrants, options or other rights, or (iii) except as permitted in the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time;

•
make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, for dividends from wholly owned subsidiaries to BBI;

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enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of BBI or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of BBI or its subsidiaries, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, or (iv) as previously disclosed to First Bancshares;

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hire any person as an employee of BBI or any of its subsidiaries, except for at-will employment at an annual base salary not to exceed the lesser of $125,000 per annum and 115% of the base salary of the former employee to fill vacancies that may arise from time to time in the ordinary course of business;

•
enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with First Bancshares, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to First Bancshares, (iii) as previously disclosed to First Bancshares, or (iv) as may be required pursuant to the terms of the merger agreement) any BBI benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of BBI or any of its subsidiaries;

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take action to accelerate the vesting of any shares of restricted BBI stock (except as previously disclosed to First Bancshares);

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pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors except in certain circumstances;

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except in the ordinary course of business or as previously disclosed to First Bancshares, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to BBI or any of its subsidiaries;

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acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any substantial portion of the assets, debt, business, deposits or properties of all other entity or person, except for purchases specifically approved by First Bancshares;

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make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that First Bancshares shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) business days of its receipt of a written request from BBI;

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amend the BBI Articles or the BBI Bylaws or any equivalent documents of BBI’s subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

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except as previously disclosed to First Bancshares, enter into, amend, modify, terminate, extend, or waive any material provision of, any BBI material contract (or any contract that would be an BBI material contract if it were in effect on the date of the agreement), material lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than amendments, modifications, terminations, extensions, waivers or changes not materially adverse to BBI or any of its subsidiaries, except, in all such cases, as reasonably requested by First Bancshares;

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other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which BBI or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by BBI or any of its subsidiaries of an amount not covered or paid by an insurer or third party which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of BBI or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations;

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(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

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enter into any derivative transaction other than pursuant to customer hedging program activity consistent with past practice and in a value not to exceed $3,000,000;

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incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

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(i) other than in accordance with BBI’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, or (ii) change the classification method for any of the BBI investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in specified accounting literature;

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make any material changes to deposit pricing other than such changes made in the ordinary course of business;

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except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to First Bancshares, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by BBI or any of its subsidiaries to such borrower or its affiliates, would be in excess of $150,000, in the aggregate, (B) loan secured by other than a first lien in excess of $750,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,250,000, (E) secured loan over $3,000,000, (F) any loan that is not made in conformity with BBI’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of BBI or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $3,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where BBI or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by BBI or its subsidiaries;

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except as required by applicable law, make or change any tax election, file any amended tax return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local law) with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

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commit any act or omission which constitutes a material breach or default by BBI or any of its subsidiaries under any agreement with any governmental authority or under any BBI material contract, material lease or material license to which BBI or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;

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foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;

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take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair BBI’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

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directly or indirectly repurchase, redeem or otherwise acquire any shares of BBI capital stock or any securities convertible into or exercisable for any shares of BBI capital stock, except that BBI may repurchase, redeem or otherwise acquire shares of BBI stock in connection with the payment of the withholding taxes owed by a holder of a BBI restricted share upon the vesting of a BBI restricted share;

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except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by First Bancshares;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries; or

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(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.

BBI has also agreed to cause to be delivered to First Bancshares resignations of all the directors of BBI and its subsidiaries to be effective as of the effective time of the merger.
Regulatory Matters
First Bancshares and BBI agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing. First Bancshares has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
First Bancshares and BBI and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation, to effect all filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations; provided, however, that nothing contained in the merger agreement will require First Bancshares or any of its subsidiaries or BBI or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to BBI) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of First Bancshares, BBI, the surviving entity or the surviving bank, after giving effect to the merger (a “burdensome condition”).
First Bancshares and BBI will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of First Bancshares or BBI to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, First Bancshares and BBI agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.
NASDAQ Listing
First Bancshares has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
General
Following the effective time of the merger, First Bancshares must maintain employee benefit plans and compensation opportunities for those persons who are full-time employees of BBI and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of First Bancshares or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of First Bancshares or its subsidiaries). First Bancshares shall give the covered employees credit for their prior service with BBI and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by First Bancshares in which covered employees may be eligible to participate.
With respect to any First Bancshares health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year in which the covered employee is first eligible to participate, First Bancshares or its applicable subsidiary must use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the BBI benefit plan in which the covered employee participated immediately prior to the effective time of the merger and (2) recognize any health, dental, vision or other welfare expenses incurred by such covered employee and his or her covered dependents in the year that includes the closing date (or, if later, the year in which such covered employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out of pocket expense requirements under any such health, dental, vision or other welfare plan.
Employees of BBI (other than those who will enter into termination agreements with First Bancshares and/or The First in connection with the transaction) who (i) become employees of The First Bancshares or The First at the effective time of the merger and (ii) is terminated within one year following the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation based on the number of years of service with BBI and the employees’ weekly rate of pay.
Prior to the effective time of the merger, BBI will effectuate the termination or discontinuation of certain benefits plans maintained by BBI, as requested by First Bancshares.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provides that, for a period of six years after the effective time of the merger, First Bancshares shall indemnify and hold harmless the present and former directors and officers of BBI and its subsidiaries against all costs or expenses, judgments, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for BBI or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of BBI in effect as of the date of the merger agreement to the extent permitted by applicable law. First Bancshares will also advance expenses in connection with such indemnification.
For a period of six years after the effective time of the merger, First Bancshares will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of BBI or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by BBI; provided, however, that: (i) if First Bancshares is unable to obtain or maintain the directors’ and officers’ liability insurance, then First Bancshares will provide as much comparable insurance as is reasonably available, and (ii) officers and directors of BBI or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. First Bancshares will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premiums paid by BBI for director and officer insurance in effect as of the date of this Agreement.
First Bancshares has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of First Bancshares and its subsidiaries will assume the obligations of indemnification under the merger agreement.
No Solicitation
BBI has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of BBI or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Bancshares) any information or data with respect to BBI or any of its subsidiaries in connection with a potential acquisition proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which BBI is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving BBI or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of BBI or any of its subsidiaries, constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of BBI; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of BBI or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of BBI or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
However, at any time prior to BBI special meeting, BBI may take any of the actions described in the first paragraph of this “— No Solicitation” section if, but only if (i) BBI receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, and (ii) the BBI board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable law, (iii) BBI has provided First Bancshares with at least three business days prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to BBI or any of its subsidiaries or otherwise relating to an acquisition proposal, BBI receives from such person a confidentiality agreement with terms no less favorable to BBI than those contained in the confidentiality agreement with First Bancshares. BBI must promptly provide to First Bancshares any non-public information regarding BBI or any of its subsidiaries provided to any other person which was not previously provided to First Bancshares, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and BBI or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding BBI stock or more than 50% of the assets of BBI and its subsidiaries (measured as a percentage of the fair value of the consolidated assets of BBI), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of BBI reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by First Bancshares in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of BBI from a financial point of view than the merger.
BBI must promptly (and in any event within 48 hours) notify First Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, BBI or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). BBI has agreed that it will keep First Bancshares informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Except as provided below, neither the board of directors of BBI nor any committee thereof shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to First Bancshares or publicly propose to withdraw, modify, or qualify in any manner adverse to First Bancshares) the BBI recommendation, or the determination of the advisability to its shareholders of the approval of the merger agreement and the transactions contemplated by the merger agreement (including the merger); (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable any acquisition proposal; (iii) fail to include the BBI recommendation in whole or in part in the proxy statement prospectus or any filing or amendment or supplement relating thereto; (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within five business days after it is announced; (v) fail to reaffirm the BBI recommendation within three business days following a request by First Bancshares, or make any statement, filing or release, in connection with the BBI meeting or otherwise, inconsistent with the BBI recommendation; or (vi) resolve to do any of the foregoing.
Notwithstanding the foregoing, prior to the receipt of the requisite BBI shareholder approval, the board of directors of BBI may withdraw, qualify, amend or modify the BBI recommendation (“BBI subsequent determination”) or cause or permit BBI to terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal after the fifth business day following First Bancshares’ receipt of a notice (the “notice of superior proposal”) from BBI advising First Bancshares that the board of directors of BBI has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of BBI has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to BBI’s shareholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by First Bancshares (the “notice period”), BBI and the board of directors of BBI shall have cooperated and negotiated in good faith with First Bancshares to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable BBI to proceed with the BBI recommendation in favor of the merger with First Bancshares without a BBI subsequent determination; provided, however, that First Bancshares does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Bancshares since its receipt of such notice of superior proposal, the board of directors of BBI has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, BBI is required to deliver a new notice of superior proposal to First Bancshares and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.
Conditions to Completion of the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
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the required approval by the shareholders of BBI and less than 10% of the issued and outstanding shares of BBI stock exercising dissenters’ rights;

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the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions (as such term is defined in the merger agreement);

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the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act, and the approval for listing on NASDAQ of the First Bancshares’ common shares stock to be issued in connection with the transactions contemplated in the merger agreement;

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the receipt opinions from Hacker, Johnson & Smith, PA and Alston & Bird LLP that the merger qualifies as a reorganization under Section 368(a) of the Code;

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the accuracy, subject to varying degrees of materiality, of First Bancshares’ and BBI’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

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performance in all material respects by First Bancshares and BBI of their respective obligations under the merger agreement;

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the Plan of Bank Merger is executed and delivered;

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the receipt of certain third party consents, waivers and terminations, including in respect of the termination of certain agreements between BBI and its investors; and

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the absence of any event which has resulted in a material adverse effect on the other party, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other party.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger:
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by mutual written consent of First Bancshares and BBI;

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by First Bancshares or BBI if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

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by First Bancshares or BBI if the approval of the shareholders of BBI is not obtained;

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by First Bancshares or BBI in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured prior to the earlier of thirty days of notice of the breach or two business days prior to the expiration date of the merger agreement and the terminating party is not itself in material breach;

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by First Bancshares or BBI if the merger is not consummated on or before January 1, 2023, subject to automatic extension to February 15, 2023 if the only outstanding condition to closing is the receipt of regulatory approvals, which we refer to as the expiration date;

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by First Bancshares if BBI materially breaches its covenant not to solicit other offers;

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by First Bancshares if BBI withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

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by First Bancshares if BBI fails to properly call, give notice of, and commence a meeting of shareholders to vote on the merger;

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by First Bancshares if BBI approves or recommends an acquisition proposal;

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by First Bancshares if BBI fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by First Bancshares;

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by BBI if (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.34, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $32.92) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $113.05); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement; or
•
by BBI if BBI’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if BBI pays to First Bancshares the $4,600,000 termination fee.

Termination Fee
BBI will pay First Bancshares a termination fee equal to $4,600,000 in the event of any of the following:
•
First Bancshares terminates the merger agreement because: (i) BBI materially breached its covenant not to solicit other offers; (ii) BBI withdrew, qualified, amended, modified or withheld its recommendation to its shareholders to approve the merger and the merger agreement to its shareholders, or made any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation); (iii) BBI failed to properly call, give notice of, and commence a meeting of shareholders to vote on the merger; (iv) BBI approved or recommended an acquisition proposal; (v) BBI failed to publicly recommend against a publicly announced acquisition proposal within five (5) business days of being requested to do so by First Bancshares or failed to publicly reconfirm its recommendation to its shareholders within (3) business days of being requested to do so by First Bancshares; or (vi) BBI resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions;

•
in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of BBI or has been made directly to BBI’s shareholders generally or an acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated by (A) First Bancshares or BBI because the requisite BBI shareholder approval was not obtained or (B) First Bancshares because of BBI’s material breach of its representations and warranties or covenants in the merger agreement, and (ii) within 12 months of such termination, BBI enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above);

•
BBI terminates the merger agreement after following the requisite procedures in the merger agreement for the purpose of entering into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

Effect of Termination
A termination of the merger agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement giving rise to such termination or resulting from fraud or any willful and material breach. Notwithstanding the foregoing, the parties have agreed that if BBI pays or causes to be paid to First Bancshares the termination fee in accordance with the merger agreement, BBI (or any successor in interest of BBI) will not have any further obligations or liabilities to First Bancshares with respect to the merger agreement or the transactions contemplated by it.
Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the BBI special meeting no amendment may be made which by law requires further approval by the shareholders of First Bancshares or BBI without obtaining such approval.

Expenses
All expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby, including fees and expenses of financial consultants, accountants and counsel, will be paid by the party incurring the expenses. Nothing in the merger agreement limits either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

ANCILLARY AGREEMENTS
Voting Agreements
In connection with, and as a condition to, entering into the merger agreement, each of the directors of BBI and Beach Bank entered into a voting agreement with First Bancshares. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A to the merger agreement attached as Annex A to this document.
Pursuant to the voting agreements, each party to a voting agreement has agreed to appear at the BBI special meeting (in person or by proxy) and to vote his or her shares of BBI stock:
•
in favor of adoption and approval of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

•
in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the merger agreement and the merger;

•
against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of BBI contained in the merger agreement;

•
against any acquisition proposal other than the merger; and

•
against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each shareholder party to a voting agreement will not:
•
directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shareholder’s shares of BBI stock; and

•
take any actions that BBI is prohibited from taking by the non-solicitation provisions in the merger agreement.

The voting agreements will automatically terminate upon the earlier of (i) the effective date of the merger, (ii) the amendment of the merger agreement in any manner that materially and adversely affects any of the shareholder’s rights set forth in the merger agreement, (iii) termination of the merger agreement, or (iv) two years from the date the voting agreements are executed.
As of the record date, shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately 7,788,551 shares of BBI common stock and 5,276,021 shares of BBI preferred stock, which represented approximately [     ]% of the shares of BBI common stock and [     ]% of the shares of BBI preferred stock outstanding on that date.
Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to First Bancshares entering into the merger agreement, each of the directors of BBI and Beach Bank entered into a non-competition and non-disclosure agreements with First Bancshares. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form of non-competition and non-disclosure agreement attached as Exhibit C to the merger agreement attached as Annex A to this document.
Each party to a non-competition and non-disclosure agreement has agreed to, among other things:
•
from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of BBI for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

•
for a period of two years following the closing the merger:

•
not solicit or attempt to solicit any customers of First Bancshares, The First, BBI or Beach Bank, including actively sought prospective customers of Beach Bank as of the effective time of the merger; and

•
on such director’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit any employee (full-time or temporary) of First Bancshares, The First, BBI or Beach Bank;

•
directly on the director’s own behalf or on behalf any other person, not act as a director, manager, officer, or employee of any banking business that is the same or essentially the same as the banking business conducted by First Bancshares, The First or BBI or Beach Bank and that has a banking office located within any county in Florida where Beach Bank operates a banking office as of the closing of the merger

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of (i) the termination of the merger agreement, or (ii) two years after the effective date of the merger.
Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, each director of BBI and Beach Bank executed a claims letter with First Bancshares. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit D to the merger agreement attached as Annex A to this document.
Pursuant to the claims letter, each director of BBI and Beach Bank released and discharged, effective upon the consummation of the merger, BBI and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including First Bancshares and The First), of and from any and all liabilities or claims that such director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of BBI or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation and related benefits for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of BBI or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by Beach Bank, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of BBI or any of its subsidiaries, claims in his or her capacity of a shareholder of BBI and claims as a holder of any check issued by any other depositor of Beach Bank; (iii) any claims that the director may have under the merger agreement; or (iv) any right to indemnification that the director may have under the BBI Articles of BBI Bylaws or similar documents or any of its subsidiaries, Florida law or the merger agreement.

THE COMPANIES
The First Bancshares, Inc.
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First Bank, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered bank holding company. As of March 31, 2022, First Bancshares had consolidated assets of approximately $6.2 billion, loans of $3.0 billion, deposits of $5.4 billion, and shareholders’ equity of $590 million. As of March 31, 2022, First Bancshares operated 87 full-service branches, one limited-service drive-in facility, and two loan production offices in Mississippi, Alabama, Louisiana, Georgia and Florida. The First’s deposits are insured by the FDIC.
First Bancshares is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.
First Bancshares and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board and the Mississippi Department of Banking and Consumer Finance, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.
First Bancshares’ headquarters are located at 6480 U.S. Hwy, 98 West, Hattiesburg, Mississippi 39402, and its telephone number is (601) 268-8998. First Bancshares’ website can be found at www.thefirstbank.com. The contents of First Bancshares’ website are not incorporated into this proxy statement/prospectus.
For more information about First Bancshares’ business, see “Where You Can Find More Information” below.
Beach Bancorp, Inc.
General
BBI is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Beach Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. Beach Bank is a Florida-chartered state nonmember bank, which commenced operations in 2001 and was recapitalized in 2018, as is subject to the supervision and regulation of the Florida Office Financial Regulation and Federal Deposit Insurance Corporation. Beach Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in its target marketplaces. BBI’s executive offices are located in Tampa, Florida. At March 31, 2022, BBI had total consolidated assets of approximately $620 million, total consolidated deposits of approximately $492 million, total consolidated net loans of approximately $449 million, and total consolidated shareholders’ equity of approximately $82 million.
Beach Bank’s website is www.beach.bank. The information on Beach Bank’s website is not part of this proxy statement/prospectus, and the reference to the Beach Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Business
Historically, Beach Bank’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service/relationship approach.

Beach Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Beach Bank include: demand deposit interest bearing and noninterest bearing accounts, money market deposit accounts, savings accounts, time deposits, self-service safety boxes, direct deposits, notary services, money orders, cashier’s checks, domestic and international collections, savings bond redemptions, automated teller services (ATM) with membership in the Cirrus, Nyce, SUM, Mastercard, and Visa ATM networks, (Visa) debit cards, drive-through tellers, night depository, banking by mail, online banking and online bill payment services. Beach Bank offers consumer loans, both collateralized and uncollateralized and Home Equity Lines of Credit (HELOC). In addition, Beach Bank makes secured and unsecured commercial and real estate loans, Small Business Administration (SBA) and United States Department of Agriculture (USDA) government guaranteed; issues financial and stand-by letters of credit; and provides commercial banking — treasury management services and interest rate hedging solutions.
Beach Bank’s target market is consumers, professionals, small businesses and commercial real estate investors. The small business customer (typically a commercial entity with sales of $50 million or less) has the opportunity to generate significant revenue for Beach Bank yet is generally underserved by large bank competitors. These customers generally can afford Beach Bank more profitability opportunities than the average retail customer.
The revenues of Beach Bank are primarily derived from interest on, and fees received in connection with, commercial loans and owner-occupied real estate loans and other loans, from interest and dividends from investment securities, service charge income generated from demand accounts, gain on sale of government guaranteed loans, commercial borrower interest rate swap fees, ATM fees as well as revenue from its mortgage banking subsidiary. The principal sources of funds for Beach Bank’s lending activities are its deposits (primarily commercial deposits), loan repayments, and proceeds from investment securities. The principal expenses of Beach Bank are the interest paid on deposits, operating and general administrative expenses.
As is the case with banking institutions generally, Beach Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Beach Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. See “Competition” below.
Banking Services
Commercial Banking.   Beach Bank focuses its commercial loan originations on small and mid-sized business (generally up to $50 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; owner occupied real estate loans, working capital loans and lines of credit; demand, term and time loans; equipment, inventory and accounts receivable financing as well as interest rate hedging solutions. Beach Bank offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to commercial and consumer customers.
Retail Banking.   Beach Bank’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by Beach Bank to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, Beach Bank offers contemporary products and services, such as debit cards, internet banking and electronic bill payment services. Consumer loan products offered by Beach Bank include first mortgages for purchase and refinance and construction, home equity lines of credit, second mortgages, consumer loan purposes, overdraft protection, and secured and unsecured personal credit lines.
Government Guaranteed Lending.   Beach Bank makes SBA and USDA Loans underwritten and structured to provide a source of fee income largely from the process of originating product for sale of the guaranteed portion on the secondary market.

Employees
As of March 31, 2022, Beach Bank employed 109 full-time employees and two part-time employees. The employees are not represented by a collective bargaining unit. Beach Bank considers relations with employees to be good.
Properties
The main office of BBI is located at 1211 N. Westshore Blvd., Suite 200, Tampa, Florida 33607. Beach Bank has six banking offices located in Destin, Fort Walton Beach, Navarre, Niceville, Pensacola (two offices), and Tampa, Florida 33607.
Legal Proceedings
Beach Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Beach Bank which, if determined adversely, would have a material adverse effect on Beach Bank’s financial position, liquidity, or results of operations.
Competition
Beach Bank encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, Beach Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Beach Bank does not currently provide. In addition, many of Beach Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Beach Bank’s operations.
Management
Directors.    The Boards of Directors of BBI and Beach Bank are comprised of the same 12 individuals. The directors of BBI serve until the next annual meeting of shareholders, and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the directors of BBI and Beach Bank.
Name	Principal Occupation
Carl J. Chaney	Chairman, Beach Bank and BBI, Former CEO Hancock Whitney Bank
Charles N. Reeves	President and CEO, Beach Bank and BBI
James C. Cherry	Former CEO Park Sterling Bank
C. LeDon Anchors, Esq.	Partner, Anchors, Smith, Grimsley
Derek J. Ferber	Assistant Portfolio Manager, FJ Capital
Joseph W. Henderson	Member, Warren Averett
Jonathan A. Levy	Managing Partner, Redstone Investments, Former Director Huntington Bank
Jon C. Lorenz	Former President, CoBiz Financial, Colorado Market President PacWest Bank

Name	Principal Occupation
Brian Murphy	CEO ReliaQuest
Terri Roberts	CEO Liza Jackson Preparatory School
Thomas M. Wells, Esq.	Founding Partner, Wells, Jaworski & Liebman
J. Dan Speight	Former CEO of Planters First Bancorp, Former General Counsel of State Bank & Trust Company
Executive Officers.   The following sets forth information regarding the executive officers of BBI and Beach Bank. The officers of BBI and Beach Bank serve at the pleasure of their respective Board of Directors.
Name	Principal Occupation
Charles N. Reeves	President and Chief Executive Officer, Beach Bank and BBI
Richard A. Mocsari	Executive Vice President and Chief Financial Officer, Beach Bank and BBI
Andrew G. Peterson	Executive Vice President and Chief Credit Officer, Beach Bank

DESCRIPTION OF CAPITAL STOCK
As a result of the merger, BBI shareholders who receive shares of First Bancshares common stock in the merger will become shareholders of First Bancshares. Your rights as shareholders of First Bancshares will be governed by Mississippi law and the First Bancshares Articles and the First Bancshares Bylaws. The following briefly summarizes the material terms of First Bancshares common stock. We urge you to read the applicable provisions of the Mississippi Business Corporation Act, or the MBCA, the First Bancshares Articles and First Bancshares Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of First Bancshares’ governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.”
Common Stock
Authorized.   First Bancshares has 40,000,000 shares of authorized common stock, $1.00 par value. As of [       ], 2022, there were [      ] shares of common stock issued and outstanding.
Voting Rights; Cumulative Voting.   Pursuant to the MBCA and the First Bancshares Bylaws, each outstanding share of the First Bancshares common stock is entitled to one vote on each matter submitted to a vote. Holders of the First Bancshares common stock do not have cumulative voting rights. Article 2.6 of the First Bancshares Bylaws provides that unless otherwise required by the MBCA or the articles of incorporation, all classes or series of First Bancshares shares entitled to vote generally on a matter shall for that purpose be considered a single voting group.
Classified Board of Directors.   Under Article 10 of the First Bancshares Articles, the board of directors of First Bancshares is divided into three classes — Class I, Class II, and Class III as nearly equal in numbers of directors as possible. Article 3.2 of the bylaws establishes a minimum of nine directors, and a maximum of 25 directors. At present there are a total of eleven directors divided as follows: four Class I directors, four Class II directors, and three Class III directors. The terms of the Class I directors will expire at the 2023 Annual Shareholders’ Meeting. The terms of the Class II directors will expire at the 2024 Annual Shareholders’ Meeting. The terms of the Class III directors will expire at the 2025 Annual Shareholders’ Meeting.
Dividends.   First Bancshares is a legal entity separate and distinct from The First. There are various restrictions that limit the ability of The First to finance, pay dividends or otherwise supply funds to First Bancshares or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.
The principal source of funds from which First Bancshares pays cash dividends are the dividends received from its bank subsidiary, The First. Consequently, dividends are dependent upon The First’s earnings, capital needs, and regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancshares’ regulators is required if the total of all dividends declared in any calendar year exceeds the total of its net income for that year combined with its retained net income of the preceding two years.
Under certain conditions, dividends paid to First Bancshares by The First are subject to approval by federal bank regulatory authorities, and federal bank regulatory authorities may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice. The Federal Reserve has indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. The Federal Reserve has indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings. Further, under Mississippi law, The First must obtain the non-objection of the Commissioner of the Mississippi Department of Banking and Consumer Finance prior to paying any dividend to First Bancshares.

Preemptive Rights; Liquidation.   First Bancshares common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of First Bancshares common stock. In the event of liquidation, holders of First Bancshares common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of First Bancshares preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to First Bancshares common stock.
Preferred Stock
Under the terms of the First Bancshares Articles, First Bancshares has authorized the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share, any part or all of which shares may be established and designated from time to time by the First Bancshares board of directors by filing an amendment to the articles of incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the MBCA. First Bancshares Articles authorize First Bancshares’ board of directors to establish one or more series of preferred stock, and to establish such preferences, limitations and relative rights as may be applicable to each series of preferred stock. The issuance of preferred stock and the determination of the terms of preferred stock by the board, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of First Bancshares common stock.
Anti-Takeover Provisions
Supermajority Voting Requirements; Business Combinations or Control Share Acquisition.   The MBCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, of a corporation’s property requires approval by a majority of the shares entitled to vote on the transaction. The First Bancshares Articles do not provide for a greater than majority vote on such a transaction.
The First Bancshares Articles include a “control share acquisition” provision requiring any person who plans to acquire a control block of stock (generally defined as more than 10% of all voting power) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors (excluding any director who is proposing or who is a member of a group proposing a control share acquisition) in order to vote the control shares. If a control share acquisition is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.
Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.
Removal of Directors.   Article 11 of the First Bancshares Articles provide that no director of First Bancshares may be removed except by the shareholders for cause; provided that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause. Article 3.3 of the First Bancshares Bylaws provide further that removal action may only be taken at a shareholders’ meeting for which notice of the removal action has been given. A removed director’s successor may be elected at the same meeting to serve the unexpired term.
Vacancies in the Board of Directors.   Under the First Bancshares Bylaws, any vacancy may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors, provided that, if the vacant office was held by a director elected by a particular voting group, only the shares of that voting group or the remaining directors elected by that voting group shall be entitled to fill the vacancy; provided further, that if the vacant office was held by a director elected by a particular voting group, the other remaining directors or director (elected by another voting group or groups) may fill the vacancy during an interim period before the shareholders of the vacated director’s voting group act to fill the vacancy.
Amendment of the Articles of Incorporation or Bylaws.   Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes eligible to be cast on the alteration, amendment, or repeal.
Under the MBCA, amendments to the articles of incorporation that result in dissenters’ rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the articles of incorporation may be amended by a majority vote of the shares present at a meeting where a quorum is present.
Special Meetings of Shareholders.   Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the chairman of the board of directors, the chief executive officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.
Shareholder Proposals and Nominations.   The First Bancshares Bylaws provide procedures that must be followed to properly nominate candidates for election as directors. Director nominations, other than those made by or at the direction of the board of directors, may be made by any shareholder by delivering written notice to the corporate secretary of First Bancshares not less than 50 nor more than 90 days prior to the meeting at which directors are to be elected, provided that First Bancshares has mailed the first notice of the meeting at least 60 days prior to the meeting date. If First Bancshares has not given such notice, shareholder nominations must be submitted within ten days following the earlier of (i) the date that notice of the date of the meeting was first mailed to the shareholders or (ii) the day on which public disclosure of such date was made. The bylaws also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.
Limitations on Directors’ and Officers’ Liability.   Article 7 of the First Bancshares Articles provides that no director of First Bancshares shall be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any appropriation in violation of fiduciary duties of any business opportunity; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; under Section 79-4-8.33 of the MBCA; or for any transaction from which the director derived an improper personal benefit. Article 8 of the First Bancshares Bylaws also provides for indemnification of directors and officers.

COMPARISON OF RIGHTS OF
FIRST BANCSHARES SHAREHOLDERS AND BBI SHAREHOLDERS
If the merger is completed, shareholders of BBI will become shareholders of First Bancshares. The rights of BBI shareholders are currently governed by and subject to the provisions of Florida Business Corporation Act, as amended, or the FBCA, and the BBI Articles and BBI Bylaws. Upon completion of the merger, the rights of the former BBI shareholders who receive shares of First Bancshares common stock will be governed by the MBCA and the First Bancshares Articles and First Bancshares Bylaws, rather than the BBI Articles and BBI Bylaws.
The following is a summary of the material differences between the rights of holders of First Bancshares common stock and holders of BBI stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the First Bancshares common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Mississippi and Florida law; (2) the First Bancshares Articles; (3) the BBI Articles; (4) the First Bancshares Bylaws; and (5) the BBI Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Mississippi and Florida law, as well as the governing corporate instruments of each of First Bancshares and BBI, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
Corporate Governance	First Bancshares is a Mississippi corporation. The rights of First Bancshares shareholders are governed by the MBCA, the First Bancshares Articles and the First Bancshares Bylaws.	BBI is a Florida corporation Holders of BBI capital stock are entitled to all the rights and obligations provided to shareholders under the FBCA and BBI’s articles of incorporation and bylaws.
Authorized Capital Stock
First Bancshares’ authorized capital stock consists of 40,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.
The First Bancshares Articles authorize First Bancshares’ board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of First Bancshares preferred stock in each series.

BBI’s authorized capital stock consists of 30,000,000 shares of common stock, par value $1.00 per share and 15,000,000 shares of preferred stock, par value $1.00 per share, of which 6,000,000 shares have been designated as “Convertible Preferred Perpetual Stock, Class A” (which we refer to this proxy statement/prospectus as “preferred stock”).
As of          , 2022, there were          shares of BBI common stock outstanding and          shares of BBI preferred stock.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
As of the date of this proxy statement/prospectus, there were [ ] shares of First Bancshares common stock outstanding and no shares of First Bancshares preferred stock outstanding.
Voting Rights
Each holder of shares of First Bancshares common stock is entitled to one vote for each share held on all questions submitted to holders of shares of First Bancshares common stock.
Election of First Bancshares directors requires the approval by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.
Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Mississippi law or the First Bancshares Articles) require the votes cast within a voting group (defined as all classes or series of the First Bancshares’ shares entitled to vote generally on a matter shall for that purpose be considered a single voting group) in favor of the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.
Holders of BBI common stock are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders. Holders of BBI preferred stock do not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law and (ii) voting rights as a single class in connection with any shareholder action on a provision of BBI’s articles of incorporation that would alter or change the rights, preferences or privileges of the preferred stock so as to affect them significantly and adversely; provided, however, that any increase in the amount of authorized preferred stock, common stock or any securities convertible into preferred stock with the creation and issuance, or any increase in the authorized or issued amount of any class of preferred stock or any securities convertible into preferred stock ranking senior to, equally with, and/or junior to the preferred stock with respect to the payment of dividends and/or the distribution of assets upon BBI’s liquidation, dissolution or winding up will not, in it of itself, be deemed to adversely effect the rights, preferences or privileges or the preferred stock and, to the fullest extent permissible by Florida law, the holders will have no right to vote solely by reason of such an increase, creation of issuance, so long as the preferred stock remains pari passu with the common stock.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
No shareholder has the right of cumulative voting in the election of directors.
Size of the Board of Directors	The First Bancshares Bylaws provide for a board of directors consisting of between nine and 25 directors as fixed from time to time by First Bancshares’ board. Currently, there are eleven directors on First Bancshares’ board of directors.	BBI’s bylaws provide that the number of directors serving on the BBI board of directors shall be such number as determined from time to time by a resolution of a majority of the full board of directors. The number of directors may be increased or decreased from time to time by action of the Board of Directors, but no decrease shall have the effect of shortening the terms of any incumbent director.
Independent Directors	A majority of the First Bancshares board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.	BBI does not have any independent director requirements.
Term of Directors and Classified Board	First Bancshares Articles provide for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms. Directors elected to each class shall hold office until the expiration of the three-year term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in the First Bancshares Bylaws.	BBI directors are elected on an annual basis and serve until the next annual meeting of the BBI shareholders and until their respective successors are duly elected and qualified. There are currently 12 directors serving on the BBI board of directors.
Removal of Directors	The First Bancshares Bylaws provide that a director may only be removed for cause at a meeting of the shareholders for which notice of the removal action has been given.	BBI’s bylaws provide that directors may be removed with or without cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
Filling Vacancies of Directors	Under First Bancshares Bylaws, if during the year a vacancy in the board of directors should occur, the remaining directors on First Bancshares’ board may appoint a First Bancshares shareholder to serve until the next annual meeting of shareholders; provided however, that if the vacant director was elected by a particular voting group, then only the remaining directors elected by the voting group, or if none, the voting group, may elect the new director.	BBI’s bylaws provide that in the event of any vacancy on the board of directors, including any vacancy created by a failure to qualify or by any increase in the number of directors authorized, the board of directors may, but shall not be required to, fill such vacancy by the affirmative vote of a majority of the remaining directors, though less than the quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired portion of the term of his predecessor in office.
Amendments to Articles	The MBCA provides that a corporation’s articles of incorporation may be amended by the board of directors without shareholder approval: (1) if the corporation has only one class of shares outstanding, (a) to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or (b) increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.
BBI’s articles of incorporation may be amended in accordance with the FBCA.
Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.
The FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares).

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
Bylaw Amendments	Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes entitled to be cast on the alteration, amendment, or repeal.	BBI’s bylaws may be altered, amended or repealed in a manner consistent with the FBCA at any time by a majority of the full board of directors.
Merger, Consolidations or Sales of Substantially All Assets; Anti-Takeover Provisions
Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of a Mississippi corporation’s assets, or its dissolution, is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction at a meeting of the shareholders of the corporation where a quorum is present and acting throughout, except approval of a merger by shareholders of the surviving corporation is not required in the instances specified in the MBCA.
The First Bancshares Articles do include a control share acquisition provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.
BBI’s articles of incorporation do not contain any provision regarding fundamental business transactions.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders

Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.

Annual Meetings of the Shareholders	First Bancshares holds an annual meeting of shareholders, at a time determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting. The annual meeting may be combined with any other meeting of shareholders, whether annual or special.	BBI’s bylaws provide that the annual meeting of shareholders shall be held following the end of the BBI’s fiscal year at such time as shall be determined by the board of directors. The annual meeting of shareholders for any year shall be held no later than 13 months after the last preceding annual meeting of shareholders, however the failure to hold the annual meeting at the time stated shall not affect the validity of any corporation action and shall not work a forfeiture of or dissolution of BBI.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
Special Meetings of the Shareholders	Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.	BBI’s bylaws provide that special meetings of shareholders of BBI may be called by the chairman of the board, the president, the chief executive officer, or the board of directors of BBI or when requested by shareholders holding at least 25% of the outstanding shares of BBI . Shareholder’s must sign, date, and deliver to BBI’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings
The First Bancshares Bylaws set forth advance notice procedures for the nomination, other than by First Bancshares’ board of directors or one of its committees, of candidates for election as directors and for other shareholder proposals. The bylaws provide that, for any shareholder proposal to be presented in connection with an annual meeting, the shareholder must give timely written notice thereof to First Bancshares’ Secretary in compliance with the advance notice and eligibility requirements contained in First Bancshares Bylaws. To be timely, a shareholder’s notice must be delivered to or mailed to and received by the Secretary at First Bancshares’ corporate headquarters on or before the later to occur of (i) 60 days prior to the annual meeting or (ii) ten days after notice of the meeting is provided to the shareholders pursuant to the First Bancshares Bylaws.
The notice must contain the detailed information specified in the First Bancshares Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.
None.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
Notice of Shareholder Meetings	First Bancshares must give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.	Notice of each shareholder meeting must be mailed to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.
Liability and Indemnification of Directors and Officers	The First Bancshares Bylaws require First Bancshares to indemnify its directors (referred to in this subsection as the indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding an indemnitee is made a party to if he or she met the required standard of conduct. To meet the standard of conduct, the indemnitee must have conducted himself or herself in good faith, and he or she must have reasonably believed that any conduct was in First Bancshares’ best interests, or in any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Unless otherwise ordered by a court, First Bancshares is not obligated to indemnify an indemnitee in connection with (1) any appropriation, in violation of his duties, of any business opportunity of First Bancshares, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 79-4-8.33 of the MBCA, or (d) any transaction from which the director derived an improper personal benefit.	BBI’s bylaws provide that BBI has the power to indemnify its officers, directors, employees, and agents, to the fullest extent authorized by the FBCA.

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders

First Bancshares is allowed to extend its indemnification rights to any other officer, employee, or agent of the company upon a resolution of the board of directors to that effect.
An indemnitee may apply to the court conducting the proceeding, or to another court, for indemnification or advance for expenses. The court shall (1) order indemnification if the court determines that the indemnitee is entitled to mandatory indemnification under applicable provisions of the MBCA or (2) order indemnification or advance for expenses if the court determines that (a) the indemnitee is entitled to indemnification or advance for expenses under the First Bancshares Bylaws or (b) in view of all relevant circumstances it is fair and reasonable to indemnify or advance expenses to such indemnitee even if he or she has not met the standard of conduct described above. First Bancshares must indemnify an indemnitee who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the indemnitee was a party against reasonable expenses incurred in the proceeding. First Bancshares generally must advance funds to pay for or reimburse the reasonable expenses incurred by an indemnitee who is a party to a proceeding.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
Limitation of Director Liability
The First Bancshares Articles provide that no director of First Bancshares will be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, unless he or she has (i) appropriated any business opportunity that rightly belonged to First Bancshares, (ii) acted or omitted to act not in good faith or which involves the intentional misconduct or a knowing violation of law, (iii) provided under Section 79-4-8.33 of the MBCA, or (iv) derived an improper personal benefit for any transaction.
Under Miss. Code Ann. Section 81-5-105(1), the duties of a director or officer of a bank or bank holding company to the bank or bank holding company and its shareholders are to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under Miss. Code Ann. Section 81-5-105(2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence. In addition, Miss. Code Ann. Section 81-5-105(4) provides that the provisions of Miss. Code Ann. Section 81-5-105 are the sole and exclusive law governing the relation and liability of directors and officers to their bank or bank holding company, or their successor, or to the shareholders thereof, or to any other person or entity.
BBI does not have any limitation on director liability provisions.

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders

If the MBCA were applicable in defining the fiduciary duties of officers and directors, Miss. Code Ann. Section 79-4-8.31 provides that a director is not liable to a corporation or its shareholders for any decision to take or not take action, or any failure to take any action, as a director, unless the party asserting liability proves certain matters. The party must show that (1) the director was a party to or had a direct or indirect financial interest in a transaction, which transaction was not otherwise approved in accordance with the MBCA, and (2) the challenged conduct consisted or was a result of (a) action not in good faith; (b) a decision which the director did not reasonably believe to be in the best interests of the corporation or as to which the director was not appropriately informed; (c) a lack of objectivity, due to familial, financial or business relationships, or a lack of independence, due to the director’s domination or control by another interested person, where such relationship, domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation, and after a reasonable expectation to such effect has been established, the director cannot demonstrate that he reasonably believed the challenged conduct to be in the best interests of the corporation; (d) the director’s sustained failure to stay informed about the corporation’s business and affairs or otherwise discharge his oversight functions; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duty to deal fairly with the corporation and its shareholders that is actionable under law.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
Dividends	The MBCA prohibits a Mississippi corporation from making any distributions to its shareholders, including the payment of cash dividends that would render the corporation unable to pay its debts as they become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:
•
The corporation would not be able to pay its debts as they come due in the usual course of business; or

•
The corporation’s assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
•
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of BBI Shareholders
Appraisal/Dissenters’ Rights	Under Section 79-4-13.02 of the MBCA, appraisal rights are available only in connection with specific transactions. However, appraisal rights are not available for shareholders if the shares are (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series has a market value of at least $20,000,000 (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares).	Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for BBI Shareholders” and Appendix C.

LEGAL MATTERS
The validity of the First Bancshares common stock to be issued in connection with the merger will be passed upon for First Bancshares by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First Bancshares and BBI by Alston & Bird LLP (Atlanta, Georgia) and Hacker, Johnson & Smith, PA (Tampa, Florida), respectively.
EXPERTS
The consolidated financial statements of The First Bancshares, Inc. and subsidiaries as of December 31, 2021 and for the year then ended and the effectiveness of The First Bancshares, Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by BKD, LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of The First Bancshares, Inc. and subsidiaries as of December 31, 2020 and for the two years in the period ended December 31, 2020 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Beach Bancorp, Inc. and subsidiaries as of December 31, 2021 and for each of the two years in the period ended December 31, 2021 have been audited by Mauldin & Jenkins, LLC, an independent registered public accounting firm, as set forth in their report, which has been included in this proxy statement/prospectus. Such consolidated financial statements have been included in this proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
First Bancshares has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the First Bancshares common stock to be issued to shareholders of BBI in the merger. This proxy statement/prospectus constitutes the prospectus of First Bancshares, in addition to the proxy statement of BBI, filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.
In addition, First Bancshares (File No. 000-22507) files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that First Bancshares with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, First Bancshares files reports and other business and financial information with the SEC electronically, and the SEC maintains a website that contains First Bancshares’ SEC filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov. You will also be able to obtain these documents, free of charge, from First Bancshares’ website at www.thefirstbank.com under the “Investor Relations” link and then under the “SEC Filings” heading. The website addresses for the SEC and First Bancshares are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
The SEC allows First Bancshares to “incorporate by reference” information in this proxy statement/prospectus. This means that First Bancshares can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that First Bancshares incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that First Bancshares or BBI files with the SEC will automatically update and supersede the information

First Bancshares or BBI, as applicable, included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that First Bancshares and BBI previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
First Bancshares
•
Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 11, 2022;

•
Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting, filed on April 6, 2022;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 10, 2022;

•
Current Reports on Form 8-K, filed on January 18, 2022, January 26, 2022 (solely with respect to Item 8.01), February 8, 2022, March 10, 2022, April 26, 2022, April 27, 2022 (solely with respect to Item 8.01), May 2, 2022 (Two Filing), respectively; and

•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report filed for purposes of updating such description.

First Bancshares also incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and the date of the BBI special meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Documents incorporated by reference are available from First Bancshares without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Bancshares at the following address:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402
Attention: Secretary
Telephone: (601) 268-8998
To obtain timely delivery, you must make a written or oral request for a copy of such information by [       ], 2022. You will not be charged for any of these documents that you request. If you request any incorporated documents from First Bancshares, First Bancshares will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
You should rely only on the information contained in this proxy statement/prospectus. Neither First Bancshares nor BBI has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. BBI has supplied all of the information about BBI and its subsidiaries contained in this proxy statement/prospectus and First Bancshares has supplied all of the information contained in this proxy statement/prospectus about First Bancshares and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
THE FIRST BANCSHARES, INC.
and
BEACH BANCORP, INC.
Dated as of April 26, 2022

A-i

A-ii

A-iii

Exhibit A – Form of BBI Voting Agreement
Exhibit B – Form of Bank Plan of Merger and Merger Agreement
Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit D – Form of Claims Letter
Exhibit E – Employment Arrangements

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of April 26, 2022, by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Beach Bancorp, Inc., a Florida corporation (“BBI” and, together with FBMS, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which BBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FBMS (the “Merger”), with FBMS as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of FBMS to enter into this Agreement, certain directors and certain shareholders of BBI have entered into voting agreements (each a “BBI Voting Agreement” and collectively, the “BBI Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with FBMS, pursuant to which each such director or shareholder has agreed, among other things, to vote certain of the BBI Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the BBI Voting Agreements;
WHEREAS, as a further condition to the willingness of FBMS to enter into this Agreement, certain employees of BBI have entered into termination agreements, employment agreements, or retention agreements, as further described on Exhibit E, each dated as of the date hereof, pursuant to which each such employee has agreed, among other things, to certain employment arrangements with BBI or FBMS (or their respective Affiliates);
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time, BBI shall merge with and into FBMS pursuant to the terms of this Agreement. FBMS shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Mississippi. As of the Effective Time, the separate corporate existence of BBI shall cease.
Section 1.02   Articles of Incorporation and Bylaws.   At the Effective Time, the articles of incorporation of FBMS in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of FBMS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
Section 1.03   Bank Merger.   Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Beach Bank, a Florida state banking corporation bank and a direct wholly owned subsidiary of BBI (“Beach Bank”), shall be merged (the “Bank Merger”)

with and into The First Bank, a Mississippi state-chartered bank and a direct wholly owned subsidiary of FBMS (“The First”), in accordance with the provisions of applicable federal and state banking laws and regulations, and The First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and FBMS and BBI, as the sole shareholders of The First and Beach Bank, respectively, have approved a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit B, and have caused the Bank Plan of Merger to be executed and delivered by The First and Beach Bank simultaneously with the execution and delivery of this Agreement. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Beach Bank shall continue to operate under its name; provided that prior to any such election, FBMS shall (a) reasonably consult with BBI and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04   Directors and Officers.   The directors and officers of FBMS immediately prior to the Effective Time shall, from and after the Effective Time, continue as the directors and officers of the Surviving Entity until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Entity. The directors and officers of The First immediately prior to the Effective Time of the Bank Merger shall, from and after the Effective Time, continue as the directors and officers of the Surviving Bank until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Bank.
Section 1.05   Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Florida, as provided in the MBCA and FBCA, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be within thirty (30) days after all of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable law) in accordance with the terms hereof.
(b)   The closing of the Merger contemplated by this Agreement (the “Closing”) shall take place on a date determined by FBMS and reasonably acceptable to BBI (the “Closing Date”), which shall be on the first Business Day of the month that begins immediately following the satisfaction or waiver of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable Law) in accordance with the terms hereof, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place, date and time as the Parties may mutually agree. At the Closing, there shall be delivered to FBMS and BBI the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.06   Additional Actions.   If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

Section 1.07   Reservation of Right to Revise Structure.   FBMS may at any time, without the approval of BBI, change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount, form, or timing of the consideration to be issued to Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the Tax treatment of the Holders in connection with the Merger, or (iv) require submission to or approval of BBI’s shareholders after the Plan of Merger has been approved by BBI’s shareholders. In the event that FBMS elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of BBI:
(a)   Each share of FBMS Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of BBI Stock owned directly by FBMS, BBI or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “BBI Cancelled Shares”).
(c)   Notwithstanding anything in this Agreement to the contrary, all shares of BBI Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 607.1301 et seq. of the FBCA, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the FBCA and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of BBI Stock under the applicable provisions of the FBCA. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the FBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. BBI shall give FBMS (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of BBI Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by BBI relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. BBI shall not, except with the prior written consent of FBMS, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of BBI Stock for which dissenters’ rights have been perfected shall be returned to FBMS upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s Merger Consideration, such excess amount shall not reduce the amount of Merger Consideration paid to other Holders.
(d)   Each share of BBI Stock (excluding Dissenting Shares and BBI Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive 0.1711 shares of FBMS Common Stock (the “Merger Consideration”).
Section 2.02   BBI Stock-Based Awards.
(a)   At the Effective Time, each outstanding restricted stock award granted under the BBI Stock Plans (a “BBI Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, become fully vested and cease to represent a restricted share of BBI Common Stock and shall be converted into the Merger Consideration.
(b)   At the Effective Time, each BBI Option that is outstanding immediately prior to the Effective Time shall become fully vested and be converted into and shall become an option to purchase shares of FBMS Common Stock, and FBMS shall assume each BBI Option (as so assumed, an “Assumed Option”) in accordance with the terms and conditions of the option certificate by which it is evidenced, except that (i) each Assumed Option may be exercised solely for shares of FBMS Common Stock, (ii) the number of shares of FBMS Common Stock subject to such Assumed Option shall be equal to the number of shares of BBI Common Stock subject to the BBI Option immediately prior to the Effective Time multiplied by the Merger Consideration and rounding down to the nearest share, and (iii) the per share exercise price of such Assumed Option shall be adjusted by dividing the per share exercise price of the BBI Option immediately prior to the Effective Time by the Merger Consideration and rounding up to the nearest cent; provided, however, that the conversion of the Assumed Option will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Assumed Option for purposes of Section 409A or Section 424 of the Code. The holder of any Assumed Option shall receive cash in lieu of fractional shares of FBMS Common Stock in accordance with this Article II.
(c)   Prior to the Effective Time, BBI, the BBI Board and the compensation committee of the BBI Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the BBI Restricted Shares and BBI Options pursuant to Section 2.02(a) and Section 2.02(b). BBI shall take all actions necessary to ensure that, from and after the Effective Time, neither FBMS nor any of its subsidiaries will be required to deliver shares of BBI Common Stock or other capital stock of BBI to any person pursuant to or in settlement of the BBI Restricted Shares or the BBI Options.
(d)   FBMS shall take all actions that are necessary for the treatment of the BBI Restricted Shares pursuant to Section 2.02(a) and BBI Options pursuant to Section 2.02(b), including the reservation, issuance, securities registration (including on the S-4 or a registration statement on Form S-8) and listing of FBMS Common Stock as necessary to effect the transactions contemplated by this Section 2.02.
Section 2.03   Rights as Shareholders; Stock Transfers.   At the Effective Time, all shares of BBI Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of BBI Stock, the Merger Consideration and any cash in lieu of fractional shares of FBMS Common Stock in accordance with this Article II. At the Effective Time, holders of BBI Stock shall cease to be, and shall have no rights as, shareholders of BBI, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of BBI shall be closed, and there shall be no registration of transfers on the stock transfer books of BBI of shares of BBI Common Stock.
Section 2.04   Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of FBMS Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, FBMS shall pay or cause to be paid to each Holder of a fractional share of FBMS Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in FBMS Common Stock to which such Holder would otherwise be entitled by the FBMS Average Stock Price.
Section 2.05   Plan of Reorganization.   It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.06   Exchange Procedures.   FBMS shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise cause to be delivered to each Holder, appropriate and customary transmittal materials in form and substance mutually agreed upon by the Parties, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.07   Deposit and Delivery of Merger Consideration.
(a)   Prior to the Effective Time, FBMS shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of FBMS Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and FBMS, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of BBI Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by FBMS or the Exchange Agent.
(b)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of BBI for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to FBMS. Any shareholders of BBI who have not theretofore complied with this Section 2.07 shall thereafter look only to FBMS for the Merger Consideration, any cash in lieu of fractional shares of BBI Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of BBI Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of BBI Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FBMS Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of FBMS (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. FBMS and the Exchange Agent shall be entitled to rely upon the stock transfer books of BBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of BBI Stock represented by any Certificate or Book-Entry Share, FBMS and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)   FBMS or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as FBMS is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by FBMS or the Exchange Agent, as applicable.

Section 2.08   Rights of Certificate Holders after the Effective Time.
(a)   All shares of FBMS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by FBMS in respect of the FBMS Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of FBMS Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the FBMS Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of FBMS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of FBMS Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of FBMS Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(b)   In the event of a transfer of ownership of a Certificate representing BBI Stock that is not registered in the stock transfer records of BBI, the proper amount of cash and/or shares of FBMS Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such BBI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of FBMS or the Exchange Agent that the Tax has been paid or is not applicable.
Section 2.09   Anti-Dilution Provisions.   If the number of shares of FBMS Common Stock or BBI Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of BBI Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BBI
Except as set forth in the disclosure schedule delivered by BBI to FBMS prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “BBI Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the BBI Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BBI and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, BBI hereby represents and warrants to FBMS as follows:
Section 3.01   Organization and Standing.   Each of BBI and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to BBI. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in BBI Disclosure Schedule 3.01.

Section 3.02   Capital Stock.
(a)   The authorized capital stock of BBI consists of 30,000,000 shares of BBI Common Stock and 15,000,000 shares of BBI Preferred Stock. As of the date hereof, there are 14,732,382 shares of BBI Common Stock issued and outstanding and 5,405,604 shares of BBI Preferred Stock issued and outstanding. As of the date hereof, there were 1,814,344 BBI Options outstanding. There are no shares of BBI Common Stock held by any of BBI’s Subsidiaries. BBI Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of BBI, of each Holder, and the number of shares of BBI Stock held by each such Holder. The issued and outstanding shares of BBI Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any BBI shareholder. All shares of BBI Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(b)   BBI Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of BBI Restricted Shares, outstanding BBI Options or other outstanding Rights of BBI the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of BBI Common Stock, or any other security of BBI, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the BBI Stock Plan under which such award was granted, if applicable. Each BBI Restricted Share and all other outstanding BBI Rights comply with or are exempt from Section 409A of the Code and qualify for the tax treatment afforded thereto in BBI’s Tax Returns. Each grant of BBI Restricted Shares, outstanding BBI Options or other outstanding BBI Rights was appropriately authorized by the board of directors of BBI or the compensation committee thereof, was made in accordance with the terms of the BBI Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of BBI or the compensation committee thereof. Except as otherwise disclosed on BBI Disclosure Schedule 3.02(b), there are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which BBI or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of BBI or any of BBI’s Subsidiaries or obligating BBI or any of BBI’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, BBI or any of BBI’s Subsidiaries. There are no obligations, contingent or otherwise, of BBI or any of BBI’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of BBI Common Stock or capital stock of any of BBI’s Subsidiaries or any other securities of BBI or any of BBI’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the BBI Voting Agreements and except as otherwise disclosed on BBI Disclosure Schedule 3.02(b), there are no agreements, arrangements or other understandings with respect to the voting of BBI’s capital stock and there are no agreements or arrangements under which BBI is obligated to register the sale of any of its securities under the Securities Act.
(c)   BBI Disclosure Schedule 3.02(c) sets forth a listing of all agreements to which BBI is a party that provide holders of BBI Stock with rights as holders of BBI Stock that are in addition to those provided by BBI’s articles of incorporation, BBI’s bylaws, or by applicable Law (each, an “BBI Investor Agreement”). Each BBI Investor Agreement is valid and binding on BBI and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that BBI hereby represents and warrants that, to its Knowledge, each BBI Investor Agreement is duly executed by all such parties), subject to the Enforceability Exception. Except as set forth in BBI Disclosure Schedule 3.02(c), BBI is not in default under any BBI Investor Agreement and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
Section 3.03 Subsidiaries.
(a)   BBI Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of BBI, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by BBI. Except as set forth in BBI Disclosure Schedule 3.03(a), (i) BBI owns, directly or indirectly, all of the issued and outstanding equity securities of each BBI Subsidiary, (ii) no equity securities of any of BBI’s Subsidiaries are or may become required to be issued (other than to BBI) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to BBI or a wholly-owned Subsidiary of BBI), (iv) there are no contracts, commitments, understandings or arrangements relating to BBI’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by BBI, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by BBI or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither BBI nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)   Neither BBI nor any of BBI’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Beach Bank. Except as set forth in BBI Disclosure Schedule 3.03(b), neither BBI nor any of BBI’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04   Corporate Power; Minute Books.
(a)   BBI and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and BBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite BBI Shareholder Approval.
(b)   BBI has made available to FBMS a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of BBI and each of its Subsidiaries, the minute books of BBI and each of its Subsidiaries (with confidential supervisory information redacted), and the stock ledgers and stock transfer books of BBI and each of its Subsidiaries. Neither BBI nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of BBI and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of BBI and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of BBI and each of its Subsidiaries.
Section 3.05   Corporate Authority.   Subject only to the receipt of the Requisite BBI Shareholder Approval at the BBI Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BBI and the board of directors of BBI on or prior to the date hereof. The board of directors of BBI has directed that this Agreement be submitted to BBI’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite BBI Shareholder Approval in accordance with the FBCA and BBI’s articles of incorporation and bylaws, no other vote or action of the shareholders of BBI is required by Law, the articles of incorporation or bylaws of BBI or otherwise to approve this Agreement and the transactions contemplated hereby. BBI has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FBMS, this Agreement is a valid and legally binding obligation of BBI, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”).
Section 3.06   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by BBI or any of its Subsidiaries in connection with the execution, delivery or performance by BBI of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Mississippi Department of Banking and Consumer Finance (the “MDBCF”), the Florida Office of Financial Regulation (the “FOFR”), and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FRB, the FDIC, the MDBCF, the FOFR, or other applicable Governmental Authorities, and the Secretary of State of the State of Mississippi to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite BBI Shareholder Approval and as set forth on BBI Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by BBI do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of BBI or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BBI or any of its respective Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on BBI or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of BBI or any of its Subsidiaries or to which BBI or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except as would not reasonably be expected to have a material adverse impact on BBI or result in a material financial penalty.
(b)   As of the date hereof, BBI has no Knowledge of any reason (i) why the Regulatory Approvals will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07   Financial Statements; Internal Controls.
(a)   BBI has previously delivered or made available to FBMS copies of BBI’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2021, 2020 and 2019, accompanied by the unqualified audit reports of Mauldin & Jenkins, LLC, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the three months ended March 31, 2022 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of BBI and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied. The Unaudited Financial Statements are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations of BBI and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to BBI), the absence of statements of changes in shareholders’ equity and statements of cash flow, and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than the BBI’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of BBI. The audits of BBI have been conducted in accordance with GAAP. Since December 31, 2019, neither BBI nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2019. True, correct and complete copies of the Financial Statements are set forth in BBI Disclosure Schedule 3.07(a).
(b)   The records, systems, controls, data and information of BBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BBI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except to the extent such records are stored and maintained by third-party data processors. BBI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. BBI has disclosed, based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of BBI (i) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect BBI’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BBI’s internal control over financial reporting.
(c)   Since January 1, 2019, neither BBI nor any of its Subsidiaries nor, to BBI’s Knowledge, any director, officer, employee, auditor, accountant or representative of BBI or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of BBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.08   Regulatory Reports.   Since January 1, 2019, BBI and its Subsidiaries have timely filed with the FRB, the FDIC, the FOFR, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified BBI or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of BBI, threatened an investigation into the business or operations of BBI or any of its Subsidiaries since January 1, 2019 . There is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of BBI or any of its Subsidiaries. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of BBI or any of its Subsidiaries since January 1, 2019.
Section 3.09   Absence of Certain Changes or Events.   Except as set forth in BBI Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since January 1, 2022, (a) BBI and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, and (b) there have been no events, changes or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to BBI, and (c) neither BBI nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(b).

Section 3.10   Legal Proceedings.
(a)   There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of BBI, threatened against BBI or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which BBI or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature, that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment or decree or regulatory restriction imposed upon BBI or any of its Subsidiaries, or the assets of BBI or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Entity or any of its Subsidiaries or Affiliates), and neither BBI nor any of its Subsidiaries has any Knowledge of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of BBI or any of BBI’s Subsidiaries.
Section 3.11   Compliance With Laws.
(a)   BBI and each of its Subsidiaries is, and has been since January 1, 2019, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither BBI nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations, and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records, and (iii) the exercise of due diligence in identifying customers.
(b)   BBI and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BBI’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither BBI nor any of its Subsidiaries has received, since January 1, 2019, written or, to BBI’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization, except, in either case, where the matters referenced in such notification would not be reasonably expected to result in a Material Adverse Effect in respect of BBI or its Subsidiaries.
(d)   All shares of BBI Stock issued and outstanding have been issued in compliance in all material respects with, and not in material violation of, any applicable federal or state securities Laws.
Section 3.12   BBI Material Contracts; Defaults.
(a)   Other than the BBI Benefit Plans and except as set forth in BBI Disclosure Schedule 3.12(a), neither BBI nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of BBI or any of its Subsidiaries to indemnification from BBI or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of BBI or its respective Subsidiaries; (iii) related to the borrowing by BBI or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by BBI or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $75,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by BBI or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of BBI or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which BBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is listed in BBI Disclosure Schedule 3.12(a), and is referred to herein as a “BBI Material Contract.” BBI has previously made available to FBMS true, complete and correct copies of each such BBI Material Contract, including any and all amendments and modifications thereto.
(b)   Each BBI Material Contract is valid and binding on BBI and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that BBI hereby represents and warrants that, to its Knowledge, each BBI Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to BBI; and, neither BBI nor any of its Subsidiaries is in material default under any BBI Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by BBI or any of its Subsidiaries is currently outstanding.
(c)   BBI Disclosure Schedule 3.12(c) sets forth a true and complete list of all BBI Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by BBI of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13   Agreements with Regulatory Agencies.   Neither BBI nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “BBI Regulatory Agreement”) that restricts, or by its terms will in the future restrict, in any material respect, the conduct of BBI’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has BBI or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any BBI Regulatory Agreement. To BBI’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to BBI or any of its Subsidiaries.

Section 3.14   Brokers; Fairness Opinion.   Neither BBI nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BBI has engaged, and will pay a fee or commission to Piper Sandler & Co. (“BBI Financial Advisor”), in accordance with the terms of a letter agreement between BBI Financial Advisor and BBI, a true, complete and correct copy of which has been previously delivered by BBI to FBMS. BBI has received the opinion of the BBI Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to FBMS) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of BBI Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.15   Employee Benefit Plans.
(a)   BBI Disclosure Schedule 3.15(a) sets forth a true and complete list of each BBI Benefit Plan. For purposes of this Agreement, “BBI Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or their beneficiaries and dependents of BBI or any of its Subsidiaries (such current employees collectively, the “BBI Employees”), (ii) covering current or former directors or their beneficiaries and dependents of BBI or any of its Subsidiaries, or (iii) with respect to which BBI or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)   With respect to each BBI Benefit Plan, BBI has provided to FBMS true and complete copies of current plan documents for such BBI Benefit Plan, any trust instruments, and insurance contracts or other funding arrangements forming a part of any BBI Benefit Plan and all amendments thereto, all current summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification or advisory letters, if applicable, with respect thereto and any material correspondence from any regulatory agency. In addition, with respect to the BBI Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Code Sections 105(h), 125, 129, 401(k), and 401(m), as applicable, have been provided to FBMS.
(c)   All BBI Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each BBI Benefit Plan which is intended to be qualified under Section 401(a) of the Code (an “BBI 401(a) Plan”), is so qualified and has received a favorable opinion, determination or advisory letter from the IRS, and, to BBI’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such BBI 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in an BBI 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All BBI Benefit Plans have been administered in accordance with their terms. There is no pending or, to BBI’s Knowledge, threatened litigation or regulatory action relating to the BBI Benefit Plans. Neither BBI nor any of its Subsidiaries has engaged in a transaction with respect to any BBI Benefit Plan, including an BBI 401(a) Plan, that could subject BBI or any of its Subsidiaries to a material tax or penalty under any Law including Section 4975 of the Code or Section 502(i) of ERISA. No BBI 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to BBI’s Knowledge, threatened by the IRS or the Department of Labor with respect to any BBI Benefit Plan. To BBI’s Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any BBI Benefit Plan.

(d)   No liability under Title IV of ERISA or Section 412 of the Code has been or is expected to be incurred by BBI, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by BBI, any of its Subsidiaries or any of BBI’s related organizations described in Code Sections 414(b), (c) (m), or (o), or any entity which is considered one employer with BBI, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”). Neither BBI nor any ERISA Affiliate has ever maintained, sponsored, or contributed to, or been obligated to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code. None of BBI or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time. Except as set forth on BBI Disclosure Schedule 3.15(d), neither BBI nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) or Section 412 of the Code. Neither BBI nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40). To BBI’s Knowledge, no notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any BBI Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)   All contributions required to be made with respect to all BBI Benefit Plans have been timely made. No BBI Benefit Plan or single employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 3012 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
(f)   No BBI Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any BBI Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.
(g)   All BBI Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred. BBI may amend or terminate any such BBI Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.
(h)   Except as otherwise provided for in this Agreement or as set forth in BBI Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former BBI Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former BBI Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the BBI Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the BBI Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of BBI or, after the consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries, to merge, amend or terminate any of the BBI Benefit Plans.
(i)   Except as set forth in BBI Disclosure Schedule 3.15(i), (i) each BBI Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a BBI Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Except as set forth in BBI Disclosure Schedule 3.15(i), neither BBI nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a BBI Benefit Plan for any interest or penalties specified in Section 409A(a)(1)(B) of the

Code that may be currently due or triggered in the future, or (y) has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)   No BBI Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither BBI nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)   BBI has made available to FBMS copies of Code Section 280G calculations with respect to the disqualified individuals referenced in such calculations in connection with the transactions contemplated by this Agreement.
(l)   BBI Disclosure Schedule 3.15(l) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance, or similar contract, plan, or arrangement with or which covers any present or former director, officer, employee, or consultant of BBI or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any BBI Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(m)   BBI and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for BBI or any of its Subsidiaries for purposes of each BBI Benefit Plan, ERISA and the Code.
Section 3.16   Labor Matters.   Neither BBI nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to BBI’s Knowledge threatened, asserting that BBI or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel BBI or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against BBI pending or, to BBI’s Knowledge, threatened, nor to BBI’s Knowledge is there any activity involving BBI Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, BBI and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for BBI or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To BBI’s Knowledge, no officer of BBI or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.
Section 3.17   Environmental Matters.   (a) To its Knowledge, BBI and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of BBI, threatened against BBI or any of its Subsidiaries or any real property or facility presently owned, operated or leased by BBI or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither BBI nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of BBI, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by BBI or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to BBI or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of BBI, there are no underground storage tanks on, in or under any property currently owned, operated or leased by BBI or any of its Subsidiaries.

Section 3.18   Tax Matters.
(a)   Each of BBI and its Subsidiaries have timely filed (taking into account all applicable extensions) all income and other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by BBI or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Since January 1, 2019, neither BBI nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where BBI or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of BBI or any of its Subsidiaries.
(b)   BBI and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.
(c)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of BBI or any of its Subsidiaries. Neither BBI nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where BBI or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against BBI or any of its Subsidiaries which has not been fully paid or settled.
(d)   BBI has delivered or made available to FBMS true and complete copies of the foreign, federal, state or local Tax Returns filed with respect to BBI or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by BBI, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2018.
(e)   With respect to tax years open for audit as of the date hereof, neither BBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)   Neither BBI nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither BBI nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement (other than such an agreement (i) exclusively between or among BBI and its Subsidiaries or (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes). BBI (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was BBI), and (ii) has no liability for the Taxes of any Person (other than BBI and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(g)   The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by BBI and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2018, neither BBI nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)   Neither BBI nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law) effected or created, as the case may be, on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i)   Since January 1, 2019, neither BBI nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)   Neither BBI nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.
(k)   Neither BBI nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States of America.
(l)   Neither BBI nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of BBI there is no fact or circumstance, that would be reasonably likely to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.19   Investment Securities.   BBI Disclosure Schedule 3.19 sets forth as of December 31, 2021, the BBI Investment Securities, as well as any purchases or sales of BBI Investment Securities between December 31, 2021 to and including March 31, 2022, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any BBI Investment Securities sold during such time period between December 31, 2021 to and including March 31, 2022. Neither BBI nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Beach Bank.
Section 3.20   Derivative Transactions.
(a)   To BBI’s Knowledge, all Derivative Transactions entered into by BBI or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and published regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by BBI or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. BBI and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)   Each Derivative Transaction is listed in BBI Disclosure Schedule 3.20(b), and the financial position of BBI or its Subsidiaries under or with respect to each has been reflected in the books and records of BBI or its Subsidiaries in accordance with GAAP, and no material open exposure of BBI or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in BBI Disclosure Schedule 3.20(b).
(c)   No Derivative Transaction, were it to be a Loan held by BBI or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21   Regulatory Capitalization.   BBI and Beach Bank are “well-capitalized,” as such term is defined in the applicable state and federal banking rules and regulations.

Section 3.22   Loans; Nonperforming and Classified Assets.
(a)   BBI Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which BBI or any of its Subsidiaries is a creditor which, as of March 31, 2022, were over sixty (60) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of BBI or any of its Subsidiaries, or to the Knowledge of BBI, any affiliate of any of the foregoing. Set forth in BBI Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of BBI and its Subsidiaries that, as of March 31, 2022, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Beach Bank, BBI or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Beach Bank as a Troubled Debt Restructuring as defined by GAAP.
(b)   BBI Disclosure Schedule 3.22(b) identifies each asset of BBI or any of its Subsidiaries that as of March 31, 2022 was classified as other real estate owned (“OREO”) and the book value thereof as of March 31, 2022 as well as any assets classified as OREO between December 31, 2021 and March 31, 2022 and any sales of OREO between December 31, 2021 and March 31, 2022, reflecting any gain or loss with respect to any OREO sold.
(c)   Each Loan held in BBI’s or any of its Subsidiaries’ loan portfolio (each a “BBI Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of BBI and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
(d)   All currently outstanding BBI Loans were solicited and originated, and have been administered, in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding BBI Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the BBI Loans that are not reflected in the written records of BBI or its Subsidiary, as applicable. All such BBI Loans are owned by BBI or its Subsidiary free and clear of any Liens other than Liens on loans or commitments provided to the Subsidiary by the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any BBI Loan have been asserted in writing against BBI or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and BBI has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by BBI from third parties that are described on BBI Disclosure Schedule 3.22(d), no BBI Loans are presently serviced by third parties and there is no obligation which could result in any BBI Loan becoming subject to any third party servicing.
(e)   Except as set forth on BBI Disclosure Schedule 3.22(e), neither BBI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates BBI or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of BBI or any of its Subsidiaries, unless there is a material breach of a representation or covenant by BBI or any of its Subsidiaries, and none of the agreements pursuant to which BBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Neither BBI nor any of its Subsidiaries is now nor has it ever been since January 1, 2019, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.23   Allowance for Loan and Lease Losses.   BBI’s allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2021 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with BBI’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24   Trust Business; Administration of Fiduciary Accounts.   Neither BBI nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.25   Investment Management and Related Activities.   Except as set forth in BBI Disclosure Schedule 3.25, none of BBI or any BBI Subsidiary or any of their respective directors, officers or employees (as a result of their activities for and on behalf of BBI or any BBI Subsidiary) is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26   Repurchase Agreements.   With respect to all agreements pursuant to which BBI or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, BBI or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27   Deposit Insurance.   The deposits of Beach Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Beach Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BBI’s Knowledge, threatened.
Section 3.28   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.   Neither BBI nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither BBI nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause BBI or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of BBI and its Subsidiaries has implemented an anti-money laundering program that (x) contains adequate and appropriate customer identification and verification procedures and (y) meets the material requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.29   Transactions with Affiliates.   Except as set forth in BBI Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by BBI or any of its Subsidiaries to, and neither BBI nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of BBI or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with BBI or any of its Subsidiaries and other than deposits held by Beach Bank in the Ordinary Course of Business, or (b) any other Affiliate of BBI or any of its Subsidiaries. Except as set forth in BBI Disclosure Schedule 3.29, neither BBI nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Beach Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

Section 3.30   Tangible Properties and Assets.
(a)   BBI Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by BBI and each of its Subsidiaries. Except as set forth in BBI Disclosure Schedule 3.30(a), BBI or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), material to its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’, or similar Liens arising in the Ordinary Course of Business, (iii) any Liens imposed by applicable Law, and (iv) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to BBI’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that BBI or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including a pending or threatened taking of any of such real property by eminent domain. Except as set forth in BBI Disclosure Schedule 3.30(a), true and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in BBI Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to FBMS.
(b)   BBI Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which BBI or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither BBI nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To BBI’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a material breach by BBI or any of its Subsidiaries of, or default by BBI or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To BBI’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. BBI and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in BBI Disclosure Schedule 3.30(b), have been furnished or made available to FBMS.
(c)   All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of BBI and its Subsidiaries.
Section 3.31   Intellectual Property.   BBI Disclosure Schedule 3.31 sets forth a true, complete and correct list of all BBI Intellectual Property. BBI or its Subsidiaries owns or has a valid license to use all BBI Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The BBI Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of BBI and its Subsidiaries as currently conducted. The BBI Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither BBI nor any of its Subsidiaries has received notice challenging the validity or enforceability of BBI Intellectual Property. None of BBI or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by BBI of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which BBI or any of its Subsidiaries is a party and pursuant to which BBI or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither BBI nor any of its Subsidiaries has received notice challenging BBI’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of BBI or any of its Subsidiaries to own or use any of BBI Intellectual Property.
Section 3.32   Insurance.
(a)   BBI Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by BBI and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. BBI and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of BBI reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither BBI nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither BBI nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)   BBI Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by BBI or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by BBI or its Subsidiaries, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under BBI’s BOLI. Neither BBI nor any of BBI’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33   Antitakeover Provisions.   No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34   BBI Information.   The information relating to BBI and its Subsidiaries that is provided by or on behalf of BBI for inclusion in the Proxy Statement-Prospectus and the Registration Statement will comply in as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to BBI’s shareholders and as of the date of the BBI Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any answer or subsequent filing as of a later date shall be deemed to modify information as of an earlier date.
Section 3.35   Transaction Costs.   BBI Disclosure Schedule 3.35 sets forth estimates as of the date of this Agreement of attorneys’ fees, investment banking fees, accounting fees and other costs or fees of BBI and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
Section 3.36   Bank Holding Company.   BBI is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.37   No Other Representations or Warranties.   Except for the representations and warranties made by BBI in this Article III and for the disclosures contained in the BBI Disclosure Schedule, neither BBI nor any other person makes any express or implied representation or warranty with respect to BBI, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BBI hereby disclaims any such other representations or warranties. BBI acknowledges and agrees that neither FBMS nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the FBMS Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FBMS
Except as set forth in the FBMS Reports or disclosure schedule delivered by FBMS to BBI prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “FBMS Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the FBMS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FBMS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FBMS, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, FBMS hereby represents and warrants to BBI as follows:
Section 4.01   Organization and Standing.   Each of FBMS and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.02   Capital Stock.   The authorized capital stock of FBMS consists of 40,000,000 shares of FBMS Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, 20,486,830 shares of FBMS Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the date hereof, 425,786 shares of FBMS Common Stock are reserved for issuance pursuant to the FBMS Stock Incentive Plan. The outstanding shares of FBMS Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any FBMS shareholder. The shares of FBMS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of FBMS’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
Section 4.03   Corporate Power.
(a)   FBMS and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FBMS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
(b)   FBMS has made available to BBI a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of FBMS and each of its Subsidiaries. Neither FBMS nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04   Corporate Authority.   This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FBMS on or prior to the date hereof. FBMS has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BBI, this Agreement is a valid and legally binding obligation of FBMS, enforceable in accordance with its terms, subject to the Enforceability Exception. No approval of this Agreement or the transactions contemplated hereby by FBMS’s shareholders is required by its articles of incorporation, its bylaws, or applicable Law or NASDAQ.
Section 4.05   SEC Documents; Financial Statements.
(a)   FBMS has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file or furnish since January 1, 2019 (the “FBMS

Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the FBMS Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FBMS Reports, and none of the FBMS Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of FBMS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FBMS Reports. FBMS is eligible to use SEC Form S-3.
(b)   The consolidated financial statements of FBMS (or incorporated by reference) included (or incorporated by reference) in the FBMS Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated balance sheets of FBMS and its Subsidiaries and the consolidated statements of income, other comprehensive income, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of FBMS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)   FBMS (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of FBMS’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FBMS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FBMS’s internal control over financial reporting. These disclosures were made in writing by management to FBMS’s auditors and audit committee. There is no reason to believe that FBMS’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2019, neither FBMS nor any of its Subsidiaries nor, to FBMS’s Knowledge, any director, officer, employee, auditor, accountant or representative of FBMS or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of FBMS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FBMS or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06   Regulatory Reports.   Since January 1, 2019, FBMS and each of its Subsidiaries has timely filed with the SEC, Office of the Comptroller of the Currency, FRB, FDIC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to FBMS. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of FBMS and its Subsidiaries, no Governmental Authority has notified FBMS that it has initiated or has pending any proceeding or, to the Knowledge of FBMS threatened an investigation into the business or operations of FBMS or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of FBMS or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS
Section 4.07   Regulatory Approvals; No Defaults.   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by FBMS or any of its Subsidiaries in connection with the execution, delivery or performance by FBMS of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FRB, applicable state banking agencies, and the Secretary of State of the State of Mississippi to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FBMS do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of FBMS or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBMS or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FBMS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FBMS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order permit, license, credit agreements, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation except with regard to clauses (2)-(4), as would not reasonably be expected to have a Material Adverse Effect on FBMS. As of the date hereof, FBMS has no Knowledge of any reason, with respect to FBMS, (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08   FBMS Information.   The information relating to FBMS and its Subsidiaries that is supplied by or on behalf of FBMS for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to BBI shareholders and as of the date of the BBI Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any FBMS Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus not provided by or on behalf of BBI for inclusion in the Proxy Statement-Prospectus will comply as to form in all material respects with the requirements of Form S-4.

Section 4.09   Absence of Certain Changes or Events.   Except as reflected or disclosed in FBMS’s Annual Report on Form 10-K for the year ended December 31, 2021 or in the FBMS Reports since December 31, 2021, as filed with the SEC, since December 31, 2021, (i) there has been no change or development with respect to FBMS and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to FBMS; and (ii) neither FBMS nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.02(b).
Section 4.10   Compliance with Laws.
(a)   FBMS and each of its Subsidiaries is, and has been since January 1, 2019, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.
(b)   FBMS and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FBMS’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither FBMS nor any of its Subsidiaries has received, since January 1, 2019, written or, to FBMS’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.11   Legal Proceedings.
(a)   Neither FBMS nor any of its Subsidiaries is a party to any, and there are no pending or, to FBMS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBMS or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on FBMS, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon FBMS, any of its Subsidiaries or the assets of FBMS or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.12   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.   Neither FBMS nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither FBMS nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause FBMS or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of FBMS and its Subsidiaries has implemented an anti-money laundering program that (x) contains adequate and appropriate customer identification and verification procedures and (y) meets the material requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 4.13   No Other Representations or Warranties.   Except for the representations and warranties made by FBMS in this Article IV and for the disclosures contained in the FBMS Disclosure Schedule, neither FBMS nor any other person makes any express or implied representation or warranty with respect to FBMS, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FBMS hereby disclaims any such other representations or warranties. FBMS acknowledges and agrees that neither BBI nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the BBI Disclosure Schedule.
ARTICLE V
COVENANTS
Section 5.01   Covenants of BBI.
(a)   Affirmative Covenants.   During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the BBI Disclosure Schedule), required by Law or with the prior written consent of FBMS (which consent shall not be unreasonably withheld, conditioned or delayed), BBI shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, BBI will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and FBMS the present services of the current officers and employees of BBI and its Subsidiaries, (iii) preserve for itself and FBMS the goodwill of its customers, employees, lessors and others with whom business relationships exist and (iv) continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.
(b)   Negative Covenants.   Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in BBI Disclosure Schedule 5.01(b), (y) as otherwise expressly permitted or required by this Agreement, or (z) consented to in writing by FBMS (which consent shall not be unreasonably withheld, conditioned or delayed) BBI shall not and shall not permit its Subsidiaries to:
(i)   Stock.   (i) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock except pursuant to the exercise of BBI Options outstanding as of the date of this Agreement, any Rights, any new award or grant under the BBI Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(ii)   Dividends; Other Distributions.   Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to BBI.
(iii)   Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of BBI or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of BBI or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in BBI Disclosure Schedule 5.01(b)(iii), (ii) as specifically provided for by this Agreement (including as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, or (iv) as otherwise set forth in BBI Disclosure Schedule 5.01(b)(iii).
(iv)   Hiring.   Hire or replace any person as an employee or officer of BBI or any of its Subsidiaries, except for at-will employment at an annual base salary not to exceed the lesser of $125,000 per annum and 115% of the base salary of the former employee to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(v)   Benefit Plans.   Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with FBMS, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in BBI Disclosure Schedule 5.01(b)(v), (iii) as previously disclosed to FBMS and set forth in BBI Disclosure Schedule 5.01(b)(v), or (iv) as may be required pursuant to the terms of this Agreement) any BBI Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of BBI or any of its Subsidiaries.
(vi)   Acceleration of Vesting.   Take action to accelerate the vesting of any BBI Restricted Share (except (i) to satisfy contractual obligations existing as of the date hereof and set forth in BBI Disclosure Schedule 5.01(b)(vi), or (ii) as previously disclosed to FBMS and set forth in BBI Disclosure Schedule 5.01(b)(vi).
(vii)   Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in BBI Disclosure Schedule 5.01(b)(vii), or making or renewing loans to officers directors, or any of their respective immediate family members or any Affiliates or Associates that are otherwise permitted by Section 5.1(b)(xix) and compliant with BBI Regulation O, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(viii)   Dispositions.   Except in the Ordinary Course of Business or as set forth in BBI Disclosure Schedule 3.12, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to BBI or any of its Subsidiaries.
(ix)   Acquisitions.   Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any substantial portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by FBMS pursuant to any other applicable paragraph of this Section 5.01.
(x)   Capital Expenditures.   Except as set forth in BBI Disclosure Schedule 5.01(b)(x), make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that FBMS shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from BBI.

(xi)   Governing Documents.   Amend BBI’s articles of incorporation or bylaws or any equivalent documents of BBI’s Subsidiaries.
(xii)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(xiii)   Contracts.   Except as set forth in BBI Disclosure Schedule 5.01(b)(xiii), enter into, amend, modify, terminate, extend or waive any material provision of, any BBI Material Contract (or any contract that would be a BBI Material Contract if it were in effect on the date of this Agreement), material Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than amendments, modifications, terminations, extensions, waivers, or changes not materially adverse to BBI or any of its Subsidiaries, except, in all such cases, as reasonably requested by FBMS.
(xiv)   Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which BBI or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves the payment by BBI or any of its Subsidiaries of an amount not covered or paid by an insurer or third party which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of BBI or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations.
(xv)   Banking Operations.   Except as set forth in BBI Disclosure Schedule 5.01(b)(xv), (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(xvi)   Derivative Transactions.   Enter into any Derivative Transaction other than pursuant to customer hedging program activity consistent with past practice and in a value not to exceed $3,000,000.
(xvii)   Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(b)(xix).
(xviii)   Investment Securities.   (i) Other than in accordance with BBI’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the BBI Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(xix)   Deposits.   Other than in the Ordinary Course of Business, make any material changes to deposit pricing.
(xx)   Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in BBI Disclosure Schedule 5.01(b)(xx) (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by BBI or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $150,000, in the aggregate, (B) loan secured by other than a first lien in excess of $750,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,250,000, (E) secured loan over $3,000,000, (F) any loan that is not made in conformity with BBI’s ordinary course lending policies and guidelines in effect as of the date hereof, (B) any secured or unsecured loan in excess of $5,000,000, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of BBI or SBA or government guaranteed loans any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $3,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools or SBA or government guaranteed loans sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where BBI or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(b)(xx) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First, which approval or rejection shall be given in writing within three (3) Business Days after the complete loan package is delivered to such individual.
(xxi)   Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by BBI or its Subsidiaries.
(xxii)   Taxes.   Except as required by applicable Law, make or change any Tax election, file any amended Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Law) with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(xxiii)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or material default by BBI or any of its Subsidiaries under any agreement with any Governmental Authority or under any BBI Material Contract, material Lease or material license to which BBI or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(xxiv)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(xxv)   Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair BBI’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(xxvi)   Capital Stock Purchase.   Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(xxvii)   Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office,

loan production or servicing facility or automated banking facility, except for any change that may be requested by FBMS.
(xxviii)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(xxix)   Commitments.   (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
Section 5.02   Covenants of FBMS.
(a)   Affirmative Covenants.   From the date hereof until the Effective Time, FBMS will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
(b)   Negative Covenants.   From the date hereof until the Effective Time, FBMS shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair FBMS’s ability to consummate the Merger or the transactions contemplated by this Agreement without a Burdensome Condition, (ii) result in the Merger failing to qualify as a “reorganization” under Section 368(a) of the Code, or (iii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
Section 5.03   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   BBI Shareholder Approval.
(a)   Following the execution of this Agreement, BBI shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of BBI, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and any other matters required to be approved by BBI’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “BBI Meeting”) and shall take all lawful action to solicit such approval by such shareholders. BBI shall use its reasonable best efforts to obtain the Requisite BBI Shareholder Approval, and shall ensure that the BBI Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by BBI in connection with the BBI Meeting are solicited in compliance in all material respects with the FBCA, the articles of incorporation and bylaws of BBI, and all other applicable legal requirements. Except with the prior approval of FBMS, no other matters shall be submitted for the approval of BBI shareholders at the BBI Meeting.
(b)   Except as otherwise provided in Section 5.09, (i) the board of directors of BBI shall at all times prior to and during the BBI Meeting recommend approval of this Agreement by the shareholders of BBI and any other matters required to be approved by BBI’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “BBI Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of FBMS or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the BBI Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite BBI

Shareholder Approval, BBI will not adjourn or postpone the BBI Meeting unless BBI is advised by counsel that failure to do so would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of BBI. BBI shall keep FBMS updated with respect to the proxy solicitation results in connection with the BBI Meeting as reasonably requested by FBMS.
Section 5.05   Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)   FBMS and BBI agree to cooperate in the preparation of the Registration Statement to be filed by FBMS with the SEC in connection with the issuance of FBMS Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). BBI shall use its reasonable best efforts to deliver to FBMS such financial statements and related analysis of BBI, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of BBI, as may be required in order to file the Registration Statement, and any other report required to be filed by FBMS with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to FBMS to review. Within 45 days of the date of this Agreement, FBMS shall file with the SEC the Registration Statement. Each of FBMS and BBI agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. FBMS also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. BBI agrees to cooperate with FBMS and FBMS’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from BBI’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act and after the Proxy Statement-Prospectus has been printed at FBMS’s own expense, BBI, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)   FBMS will advise BBI, promptly after FBMS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FBMS Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. FBMS will provide BBI and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and FBMS will provide BBI and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, FBMS shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with BBI to mail such amendment or supplement to BBI shareholders (if required under applicable Law).
(c)   FBMS will use its commercially reasonable efforts to cause the shares of FBMS Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)   Each of FBMS and BBI and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require FBMS or any of its Subsidiaries or BBI or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to the affected Party) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of FBMS, BBI, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). FBMS and BBI will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of FBMS or BBI to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, FBMS and BBI shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing. Each Party shall file any application and notice required of it with any Governmental Authority within forty-five (45) days following the date of this Agreement. Each Party also will promptly furnish to the other Party copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with other Party with respect to the obtaining of all consents from the Governmental Authorities and other material consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to the completion of the transactions contemplated hereby.
(b)   BBI will use its commercially reasonable efforts, and FBMS shall reasonably cooperate with BBI at BBI’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on BBI Disclosure Schedule 3.12(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). The Parties and their representatives will consult as often as practicable under the circumstances so as to permit BBI and FBMS and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07   Publicity.   FBMS and BBI shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that FBMS shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08   Access; Current Information.
(a)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, BBI agrees to afford FBMS and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to BBI’s and its Subsidiaries’ books, records (including Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as FBMS may reasonably request and BBI shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and BBI’s privacy policy and, during such period, BBI shall furnish to FBMS, upon FBMS’s reasonable request, all such other information concerning the business, properties and personnel of BBI and its Subsidiaries that is substantially similar in scope to the information provided to FBMS in connection with its diligence review prior to the date of this Agreement.
(b)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, FBMS agrees to furnish to BBI and its authorized representatives such information as BBI may reasonably request concerning the business of FBMS and its Subsidiaries that is substantially similar in scope to the information provided to BBI in connection with its diligence review prior to the date of this Agreement.
(c)   As promptly as reasonably practicable after they become available, BBI will furnish to FBMS copies of the board packages distributed to the board of directors of BBI or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of BBI or any committee thereof relating to the financial performance and risk management of BBI.
(d)   During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, BBI agrees to provide to FBMS (i) a copy of each report filed by BBI or any of its Subsidiaries with a Governmental Authority, (ii) a copy of BBI’s monthly loan trial balance, and (iii) a copy of BBI’s monthly statement of condition and profit and loss statement and, if requested by FBMS, a copy of BBI’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. BBI further agrees to provide FBMS, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to BBI Disclosure Schedule 3.19, BBI Disclosure Schedule 3.22(a), and BBI Disclosure Schedule 3.22(b) that would be required if the references to December 31, 2021 in each corresponding representation and warranty of BBI were changed to the date of the most recently ended calendar month.
(e)   No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of FBMS and BBI to consummate the transactions contemplated hereby.
(f)   Notwithstanding anything to the contrary in this Section 5.08, BBI shall not be required to copy FBMS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary or confidential information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that BBI’s board of directors has been advised by counsel that such distribution to FBMS may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of BBI’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, BBI shall use its commercially reasonable efforts to provide summary disclosure of such matters or other appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09   No Solicitation by BBI; Superior Proposals.
(a)   Except as permitted by Section 5.09(b), BBI shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of BBI or any of BBI’s Subsidiaries (collectively, the “BBI Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FBMS) any information or data with respect to BBI or any of its Subsidiaries in connection with a potential Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which BBI is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the BBI Representatives, whether or not such BBI Representative is so authorized and whether or not such BBI Representative is purporting to act on behalf of BBI or otherwise, shall be deemed to be a breach of this Agreement by BBI. BBI and its Subsidiaries shall, and shall cause each of the BBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FBMS), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving BBI or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of BBI or any of its Subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of BBI; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of BBI or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of BBI or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and BBI or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding BBI Common Stock or more than 50% of the assets of BBI and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of BBI), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of BBI reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by FBMS in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of BBI from a financial point of view than the Merger.
(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the BBI Meeting, BBI may take any of the actions described in Section 5.09(a) if, but only if, (i) BBI has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of BBI reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable Law; (iii) BBI has provided FBMS with at least three (3) Business Days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to BBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, BBI receives from such Person a confidentiality agreement with terms no less favorable to BBI than those contained in the confidentiality agreement with

FBMS. BBI shall promptly provide to FBMS any non-public information regarding BBI or its Subsidiaries provided to any other Person which was not previously provided to FBMS, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   BBI shall promptly (and in any event within forty-eight (48) hours) notify FBMS in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, BBI or the BBI Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). BBI agrees that it shall keep FBMS informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided in Section 5.09(d), neither the board of directors of BBI nor the board of directors of any Subsidiary nor any committee of any boards of directors of BBI or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to FBMS or publicly propose to withdraw, modify, or qualify in any manner adverse to FBMS) the BBI Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the BBI Recommendation in whole or in part in the Proxy Statement Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (v) fail to reaffirm the BBI Recommendation within three (3) Business Days following a request by FBMS, or make any statement, filing or release, in connection with the BBI Meeting or otherwise, inconsistent with the BBI Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 5.09(c) shall be referred to herein as an “Adverse Recommendation Action.”
(d)   Notwithstanding any other provision in Section 5.09 or this Agreement, prior to the receipt of the Requisite BBI Shareholder Approval, the board of directors of BBI may withdraw, qualify, amend or modify the BBI Recommendation (a “BBI Subsequent Determination”) or cause or permit BBI to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 7.01(g) after the fifth Business Day following FBMS’s receipt of a notice (the “Notice of Superior Proposal”) from BBI advising FBMS that the board of directors of BBI has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of BBI has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to BBI’s shareholders under applicable Law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by FBMS (the “Notice Period”), BBI and the board of directors of BBI shall have cooperated and negotiated in good faith with FBMS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable BBI to proceed with the BBI Recommendation without a BBI Subsequent Determination; provided, however, that FBMS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by FBMS since its receipt of such Notice of Superior Proposal, the board of directors of BBI has again in good faith made the determination (A) in clause (i) of this Section 5.09(d) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, BBI shall be required to deliver a new Notice of Superior Proposal to FBMS and again comply with the requirements of this Section 5.09(d), except that the Notice Period shall be reduced to three (3) Business Days.

Section 5.10   Indemnification.
(a)   For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c)(iv), FBMS shall pay, compensate, and reimburse and defend, indemnify and hold harmless the present and former directors and officers of BBI and its Subsidiaries (each an “Indemnified Party”), for and against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of FBMS, which consent shall not be unreasonably withheld, delayed, or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”) (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any Claim to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), arising out of actions or omissions of such persons in the course of performing their duties for BBI or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent such Indemnified Parties had the right to be indemnified and/or have the right to advancement of expenses pursuant to (x) the organizational documents of BBI and its Subsidiaries in effect on the date of this Agreement and (y) the FBCA or other applicable Law, in each case to the fullest extent permitted by applicable Law.
(b)   In connection with the indemnification provided pursuant to Section 5.10, FBMS and/or an FBMS Subsidiary will advance expenses, promptly after statements therefor are received, to each BBI Indemnified Party, in each case to the extent permitted by the FBCA (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to Indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such BBI Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction were necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel).
(c)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify FBMS upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of FBMS under this Section 5.10, unless, and only to the extent that, FBMS is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) FBMS shall have the right to assume the defense thereof and, except as provided in Section 5.10(b), FBMS shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) FBMS shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld, delayed, or conditioned) and (iv) FBMS shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(d)   For a period of six (6) years following the Effective Time, FBMS will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of BBI or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by BBI; provided that, if FBMS is unable to maintain or obtain the insurance called for by this Section 5.10, FBMS will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of BBI or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. The parties shall work together, in good faith, to obtain the best possible premium rate for such insurance, provided, however, that in no event shall FBMS be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premiums paid by BBI for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FBMS shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(e)   This Section 5.10 shall survive the Effective Time, is intended to benefit of and shall be enforceable by each BBI Indemnified Party and his or her heirs and representatives (each of whom shall be entitled to enforce this Section against FBMS), and shall be binding on all successors and assigns of FBMS.
(f)   If FBMS or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of FBMS and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11   Employees; Benefit Plans.
(a)   Following the Effective Time, FBMS shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of BBI on the Closing Date and who become employees of FBMS as of the Effective Time (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities, including participation in employee stock ownership plans and retirement plans, that are made available on a uniform and non-discriminatory basis to similarly situated employees of FBMS; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of FBMS. FBMS shall give the Covered Employees credit for their prior service with BBI (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by FBMS and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans (although FBMS may consider current vacation benefits provided to such employees by BBI), severance plans and similar arrangements maintained by FBMS.
(b)   With respect to any employee benefit plan of FBMS that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, FBMS shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such FBMS plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the BBI Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under such health, dental, vision or other welfare plan.
(c)   Following the Effective Time, The First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at Beach Bank of the Effective Time (“Carryover PTO”), provided that The First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion.
(d)   BBI shall cause Beach Bank to take all necessary actions to terminate the Beach Bank 401(k) Plan (the “Beach Bank 401(k) Plan”), effective as the date immediately preceding the Effective Time of the Merger, subject to the occurrence of the Effective Time. BBI shall provide FBMS with evidence that the Beach Bank 401(k) Plan has been terminated and provide copies of the appropriate resolutions (the form and substance of which shall be subject to review and approval by FBMS, which will not be unreasonably withheld) not later than 5 days preceding the Effective Time. The accounts of all participants and beneficiaries in the Beach Bank 401(k) Plan shall become fully vested upon termination of such plan.

(e)   Prior to the Effective Time, BBI shall take, and shall cause its Subsidiaries to take, all actions requested by FBMS that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more BBI Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any BBI Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any BBI Benefit Plan for such period as may be requested by FBMS, or (iv) facilitate the merger of any BBI Benefit Plan into any employee benefit plan maintained by FBMS. Additionally, BBI and Beach Bank will take any and all actions reasonably requested by FBMS related to ensuring the compliance of all BBI Benefit Plans with applicable law, including filing any necessary “top hat” filings or corrections. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to FBMS’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(f)   Any employee of BBI or Beach Bank that becomes an employee of FBMS or The First at the Effective Time who (i) is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntary resignation), and (ii) is not otherwise entitled to receive contractual severance, change in control, or similar benefits shall receive a severance payment calculated in accordance with the policy set forth on FBMS Disclosure Schedule 5.11(f).
(g)   Nothing in this Section 5.11 shall be construed to limit the right of FBMS (including, following the Closing Date, BBI) to amend or terminate any BBI Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require FBMS (including, following the Closing Date, BBI) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by FBMS of any Covered Employee subsequent to the Effective Time shall be subject in all events to FBMS’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(h)   For purposes of this Section 5.11, (i) “employees of BBI” shall include employees of BBI or any of its Subsidiaries, (ii) “employees of FBMS” shall include employees of FBMS or any of its Subsidiaries, (iii) all references to BBI shall include each of the Subsidiaries of BBI, and (iv) all references to FBMS shall include each of the Subsidiaries of FBMS.
Section 5.12   Notification of Certain Changes.   FBMS and BBI shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and BBI shall provide on a periodic basis written notice to FBMS of any matters that BBI becomes aware of that should be disclosed on a supplement or amendment to the BBI Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.
Section 5.13   Transition; Informational Systems Conversion.   From and after the date hereof, FBMS and BBI will use their commercially reasonable efforts to facilitate the integration of BBI with the business of FBMS following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of BBI and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by FBMS, which planning shall include (a) discussion of third-party service provider arrangements of BBI and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and Software licenses used by BBI and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. FBMS shall promptly reimburse BBI on request for any reasonable and documented out-of-pocket fees, expenses or charges that BBI may incur as a result of taking, at the request of FBMS, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give FBMS, directly or indirectly, the right to control or direct the operations of BBI or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give BBI, directly or indirectly, the right to control or direct the operations of FBMS or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of BBI and FBMS shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.15   Certain Litigation.   Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of BBI or the board of directors of FBMS related to this Agreement or the Merger and the other transactions contemplated by this Agreement. BBI shall: (i) permit FBMS to review and discuss in advance, and consider in good faith the views of FBMS in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish FBMS’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with FBMS regarding the defense or settlement of any such shareholder litigation, shall give due consideration to FBMS’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that BBI shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of FBMS (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by BBI is reasonably expected by BBI, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by BBI) under BBI’s existing director and officer insurance policies, including any tail policy.
Section 5.16   Director Resignations.   BBI will cause to be delivered to FBMS resignations of all the directors of BBI and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.17   Non-Competition and Non-Disclosure Agreement.   Concurrently with the execution and delivery of this Agreement and effective upon Closing, BBI has caused each director of BBI and Beach Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).
Section 5.18   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, BBI has caused each director of BBI and Beach Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.
Section 5.19   Coordination.
(a)   Prior to the Effective Time, subject to applicable Laws, BBI and its Subsidiaries shall take any actions FBMS may reasonably request from time to time to better prepare the parties for integration of the operations of BBI and its Subsidiaries with FBMS and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of BBI and FBMS shall meet from time to time as FBMS may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of BBI and its Subsidiaries, and BBI shall give due consideration to FBMS’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither FBMS nor The First shall under any circumstance be permitted to exercise control of BBI or any of its Subsidiaries prior to the Effective Time. BBI shall permit representatives of The First to be onsite at BBI to facilitate integration of operations and assist with any other coordination efforts as necessary.
(b)   Prior to the Effective Time, subject to applicable Laws, BBI and its Subsidiaries shall take any actions FBMS may reasonably request in connection with negotiating any amendments, modifications or terminations of any material Leases or BBI Material Contracts that FBMS may reasonably request, including actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with FBMS and will use its commercially reasonable efforts to negotiate specific provisions that may be reasonably requested by FBMS in connection with any such amendment, modification or termination.
(c)   From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and BBI shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to suppliers of BBI and its Subsidiaries for the purpose of facilitating the integration of BBI and its business into that of FBMS. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, BBI shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to customers of BBI and its Subsidiaries for the purpose of facilitating the integration of BBI and its business into that of FBMS. Any interaction between FBMS and BBI’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by BBI. BBI shall have the right to participate in any discussions between FBMS and BBI’s customers and suppliers.
(d)   FBMS and BBI agree to take all action necessary and appropriate to cause Beach Bank to merge with The First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.20   Transactional Expenses.   BBI has provided in BBI Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that BBI and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by BBI as a result of any developments, including litigation which may arise in connection with this Agreement (collectively, “BBI Expenses”). BBI shall use its commercially reasonable efforts to cause the aggregate amount of all BBI Expenses to not exceed the total expenses disclosed in BBI Disclosure Schedule 3.35. BBI shall promptly notify FBMS if or when it determines that it expects to materially exceed its total budget for BBI Expenses. Notwithstanding anything to the contrary in this Section 5.20, BBI shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in BBI Disclosure Schedule 3.35.
Section 5.21   Confidentiality.   Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of FBMS and BBI, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure letter agreement, dated as of January 11, 2022 between FBMS and BBI.
Section 5.22   Termination and Conversion Costs.   BBI shall contact the counterparty to each of the agreements set forth on BBI Disclosure Schedule 5.22 (the “Designated Contracts”) prior to the Closing Date and obtain a written statement from such Person setting forth the amount of any fees that would be payable by FBMS (as successor to BBI) to (a) terminate each such agreement following the Closing (the “Termination Costs”) and (b) to convert the services contemplated thereby to FBMS’s preferred vendors (the “Conversion Costs”).
Section 5.23   Tax Matters.   The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of FBMS and BBI shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties shall report the Merger for all Tax purposes in a manner consistent with such qualification.

Section 5.24   BBI Investor Agreements.   BBI will use commercially reasonable efforts to terminate, effective immediately prior to the Effective Time, certain BBI Investor Agreements as more fully described in FBMS Disclosure Schedule Section 5.24.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.   The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)   Shareholder Vote.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite BBI Shareholder Approval at the BBI Meeting.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)   Tax Opinions Relating to the Merger.   FBMS and BBI, respectively, shall have received written opinions from Alston & Bird LLP and Hacker, Johnson & Smith PA, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FBMS and BBI, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Hacker, Johnson & Smith PA may require and rely upon customary representations contained in certificates of officers of each of FBMS and BBI or any Subsidiary thereof, in form and substance reasonably acceptable to such counsel.
(f)   Listing of FBMS Common Stock.   The shares of FBMS Common Stock to be issued to the holders of BBI Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.
Section 6.02 Conditions to Obligations of BBI. The obligations of BBI to consummate the Merger also are subject to the fulfillment or written waiver by BBI prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of FBMS (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) set forth in Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, and Section 4.08, and Section 4.13 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FBMS. BBI shall have received a certificate signed on behalf of FBMS by the Chief Executive Officer or the Chief Financial Officer of FBMS to the foregoing effect.
(b)   Performance of Obligations of FBMS.   FBMS shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and BBI shall have received a certificate, dated the Closing Date, signed on behalf of FBMS by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in FBMS or The First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03   Conditions to Obligations of FBMS.   The obligations of FBMS to consummate the Merger also are subject to the fulfillment or written waiver by FBMS prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of BBI (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14, and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BBI. FBMS shall have received a certificate signed on behalf of BBI by the Chief Executive Officer or the Chief Financial Officer of BBI to the foregoing effect.
(b)   Performance of Obligations of BBI.   BBI shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and FBMS shall have received a certificate, dated the Closing Date, signed on behalf of BBI by BBI’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in BBI or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Plan of Bank Merger.   Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.
(e)   Dissenting Shares.   Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of BBI Stock.
(f)   Employee Benefit Plans.   Notwithstanding the requirement of Section 6.03(b), BBI and its subsidiaries shall have performed and complied with all of its obligations set forth in Section 5.11 in all material respects prior to the Closing Date.
(g)   Consents and Approvals.   BBI has received, in form and substance satisfactory to BBI and FBMS, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which BBI or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of BBI or any of its Subsidiaries.
(h)   Certification of Non-Foreign Status.   FBMS shall have received from BBI, under penalties of perjury, (i) a notice to the IRS described in Regulations Section 1.897-2(h) executed by an officer of BBI and (ii) a certificate stating that BBI is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3), dated as of the Closing Date, and as reasonably acceptable to FBMS.
(i)   Termination of BBI Investor Agreements.   BBI shall have terminated certain BBI Investor Agreements as contemplated in accordance with Section 5.24.
Section 6.04   Frustration of Closing Conditions.   Neither FBMS nor BBI may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of FBMS and BBI if the board of directors of FBMS and the board of directors of BBI each so determines by vote of a majority of the members of its entire board.
(b)   No Regulatory Approval.   By FBMS or BBI, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)   No Shareholder Approval.   By either FBMS or BBI (provided, in the case of BBI, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite BBI Shareholder Approval at the BBI Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)   Breach of Representations and Warranties.   This Agreement may be terminated at any time prior to the Effective Time by action of either the board of directors of FBMS or the board of directors of BBI (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of BBI, in the case of a termination by FBMS, or FBMS, in the case of a termination by BBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by BBI, or Section 6.03, in the case of a termination by FBMS, and which is not cured by the earlier of the (i) two business days prior to the Termination Date or (ii) 30 days following written notice to the BBI, in the case of a termination by FBMS, or to FBMS, in the case of a termination by the BBI, or by its nature or timing cannot be cured during such period.
(e)   Delay.   By either FBMS or BBI if the Merger shall not have been consummated on or before January 1, 2023, provided, however, that such date will be automatically extended to February 15, 2023, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(f)   Failure to Recommend; Etc.   In addition to and not in limitation of FBMS’s termination rights under Section 7.01(e), by FBMS if (i) there shall have been a material breach of Section 5.04 or Section 5.09 by BBI, or (ii) the board of directors of BBI takes an Adverse Recommendation Action.
(g)   Superior Proposal.   By BBI at any time before obtaining the Requisite BBI Shareholder Approval if the BBI board of directors terminates this Agreement pursuant to Section 5.09(d), provided, that BBI shall have paid any amounts due pursuant to Section 7.02 in accordance with the terms, and at the times, specified therein.
(h)   Decline in FBMS Common Stock Price.   By BBI if the board of directors of BBI so determines at any time during the five (5) Trading Day period ending on the day before the Determination Date, if, and only if, both of the following conditions are satisfied:
(i)   The number obtained by dividing the FBMS Average Stock Price by the Initial FBMS Market Price (the “FBMS Ratio”) is less than 0.80; and
(ii)   the FBMS Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.20 from such quotient, subject, however, to the following:
If BBI elects to exercise its termination right under this Section 7.01(h), it shall give prompt written notice thereof to FBMS. Within five (5) Business Days following its receipt of such notice, FBMS shall have the option to adjust the per share Merger Consideration such that the per share value of the Merger Consideration (calculated using the FBMS Average Stock Price) is equal to or greater than the lesser of the following:
(x)   an amount equal to the product of the Initial FBMS Market Price, the per share Merger Consideration (prior to any adjustment pursuant to this Section 7.01(h)), and 0.80; or
(y)   an amount equal to (A) the product of the Index Ratio, 0.80, the per share Merger Consideration (prior to any adjustment pursuant to this Section 7.01 (h)), and the FBMS Average Stock Price, divided by (B) the FBMS Ratio.
If FBMS so elects, it shall give written notice to BBI of such election and the amount of increase in the per share Merger Consideration within the five (5) Business Day period following its receipt of notice of termination from BBI, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified). Notwithstanding anything to the contrary in this Section 7.01(h), the per share Merger Consideration shall not be adjusted or otherwise fixed in any manner that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, unless BBI and FBMS so agree in writing.
Section 7.02   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by FBMS while structuring and pursuing the Merger, BBI shall pay to FBMS a termination fee equal to $4,600,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by FBMS in the event of any of the following: (i) if BBI terminates this Agreement pursuant to Section 7.01(g), then BBI shall pay FBMS the Termination Fee prior to and as a condition of such termination in accordance with Section 7.01(g); (ii) if FBMS terminates this Agreement pursuant to Section 7.01(f), then BBI shall pay FBMS the Termination Fee within one Business Day after notification of such termination has been provided to the other Party; or (iii) if, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of BBI or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to BBI and (A) thereafter this Agreement is terminated (x) by either FBMS or BBI pursuant to Section 7.01(c) because the Requisite BBI Shareholder Approval shall not have been obtained or (y) by FBMS pursuant to Section 7.01(d), and (B) prior to the date that is twelve months after the date of such termination, BBI enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BBI shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay FBMS the Termination Fee, provided, that for purposes of this Section 7.02(a)(iii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.
(b)   BBI and FBMS each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FBMS would not enter into this Agreement; accordingly, if BBI fails promptly to pay any amounts due under this Section 7.02, BBI shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due plus (ii) 200 basis points, together with the costs and expenses of FBMS (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if BBI pays or causes to be paid to FBMS the Termination Fee in accordance with Section 7.02(a), BBI (or any successor in interest of BBI) will not have any further obligations or liabilities to FBMS with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03   Effect of Termination.   Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
Section 7.04   Attorneys’ Fees.   In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit from the other Party.
ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.   The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Adverse Recommendation Action” has the meaning set forth in Section 5.09(c).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.05(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than BBI or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“Assumed Option” has the meaning set forth in Section 2.02(b).
“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BBI” has the meaning set forth in the preamble to this Agreement.
“BBI 401(a) Plan” has the meaning set forth in Section 3.15(c).
“BBI Benefit Plans” has the meaning set forth in Section 3.15(a).
“BBI Cancelled Shares” has the meaning set forth in Section 2.01(b).
“BBI Common Stock” means the common stock, $1.00 par value per share, of BBI.
“BBI Disclosure Schedule” has the meaning set forth in Article III.
“BBI Employees” has the meaning set forth in Section 3.15(a).
“BBI Expenses” has the meaning set forth in Section 5.20.
“BBI Financial Advisor” has the meaning set forth in Section 3.14.
“BBI Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of BBI and its Subsidiaries.
“BBI Investment Securities” means the investment securities of BBI and its Subsidiaries.
“BBI Investor Agreements” has the meaning set forth in Section 3.02(c).
“BBI Loan” has the meaning set forth in Section 3.22(c).
“BBI Material Contract” has the meaning set forth in Section 3.12(a).
“BBI Meeting” has the meaning set forth in Section 5.04(a).
“BBI Options” means the option to purchase BBI Common Stock granted under any BBI Stock Plan.
“BBI Preferred Stock” means the Convertible Perpetual Preferred Stock, Class A, par value $1.00 per share, of BBI.
“BBI Recommendation” has the meaning set forth in Section 5.04(b).
“BBI Regulatory Agreement” has the meaning set forth in Section 3.13.
“BBI Representatives” has the meaning set forth in Section 5.09(a).
“BBI Restricted Share” has the meaning set forth in Section 2.02(a).
“BBI Stock” means the BBI Common Stock and the BBI Preferred Stock.
“BBI Stock Plans” means all equity plans of BBI or any Subsidiary, each as amended to date.
“BBI Subsequent Determination” has the meaning set forth in Section 5.09(d).
“BBI Voting Agreement” or “BBI Voting Agreements” shall have the meaning set forth in the Recitals to this Agreement.
“Beach Bank” has the meaning set forth in Section 1.03.
“Beach Bank 401(k) Plan” has the meaning set forth in Section 5.11(d).
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in BBI’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of BBI Common Stock.

“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Mississippi are authorized or obligated to close.
“Carryover PTO” has the meaning set forth in Section 5.11(c).
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(b).
“Code” has the meaning set forth in the Recitals.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Controlled Group Members” means any of BBI’s related organizations described in Code Sections 414(b), (c) or (m).
“Conversion Costs” has the meaning set forth in Section 5.22.
“Covered Employees” has the meaning set forth in Section 5.11(a).
“D&O Insurance” has the meaning set forth in Section 5.10(d).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Designated Contracts” has the meaning set forth in Section 5.22.
“Determination Date” means the date that is five (5) days prior to the Closing Date.
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.17.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.05(a).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et

seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliates” has the meaning set forth in Section 3.15(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by FBMS (which shall be FBMS’s transfer agent), and reasonably acceptable to BBI, to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Expiration Date” has the meaning set forth in Section 7.01(e).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FBCA” has the meaning set forth in Section 1.01.
“FBMS” has the meaning set forth in the preamble to this Agreement.
“FBMS Average Stock Price” means the average closing price of the FBMS Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive Trading Days ending on the Trading Day ending five Business Days prior to the Determination Date.
“FBMS Common Stock” means the common stock, $1.00 par value per share, of FBMS.
“FBMS Disclosure Schedule” has the meaning set forth in Article IV.
“FBMS Ratio” shall have the meaning as set forth in Section 7.01(h)(i).
“FBMS Reports” has the meaning set forth in Section 4.05(a).
“FBMS Stock Incentive Plan” means that certain 2007 Stock Incentive Plan of FBMS established on May 24, 2007, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final Index Price” shall mean the average of the Index Price for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FOFR” has the meaning set forth in Section 3.06(a).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present Environmental Law that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of BBI Common Stock and/or BBI Preferred Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Party” has the meaning set forth in Section 5.10(a).
“Index Price shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).
“Index Ratio” shall have the meaning as set forth in Section 7.01(h)(ii).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Initial FBMS Market Price” means $32.92.
“Initial Index Price” shall mean the Index Price on the date of this Agreement.
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to BBI, the actual knowledge, of the Persons set forth in BBI Disclosure Schedule 8.01, and with respect to FBMS, the actual knowledge of the Persons set forth in FBMS Disclosure Schedule 8.01.
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.06.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).

“Material Adverse Effect” with respect to any Party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of such Party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects BBI and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which BBI and FBMS operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects BBI and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which BBI and FBMS operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and any national or global epidemic, pandemic or disease outbreak (except to the extent that such change disproportionately adversely affects BBI and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which BBI and FBMS operate, in which case only the disproportionate effect will be taken into account) (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by BBI or FBMS to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of FBMS Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).
“MBCA” has the meaning set forth in Section 1.01.
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 2.01(d).
“Mississippi Courts” has the meaning set forth in Section 9.03(b).
“NASDAQ” means The NASDAQ Global Select Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice Period” has the meaning set forth in Section 5.09(d).
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(d).
“Ordinary Course of Business” means the ordinary, usual and customary course of business of BBI and BBI’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(b).
“Party” or “Parties” have the meaning set forth in the preamble.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Plan of Merger” has the meaning set forth in Section 1.05(a).
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of FBMS and BBI relating to the BBI Meeting.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by FBMS in connection with the issuance of shares of FBMS Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approvals” has the meaning set forth in Section 3.06(a).
“Requisite BBI Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of BBI Common Stock and BBI Preferred Stock, each voting as a separate class or group, entitled to vote thereon at the BBI Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“SRO” has the meaning set forth in Section 3.06(a).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of BBI means, unless the context otherwise requires, any current or former Subsidiary of BBI.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the Recitals.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, escheat, unclaimed property or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“The First” has the meaning set forth in Section 1.03.
“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.   No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Section 5.10.
Section 9.02   Waiver; Amendment.   Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the BBI Meeting no amendment shall be made which by Law requires further approval by the shareholders of FBMS or BBI without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Mississippi (the “Mississippi Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Mississippi Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi Courts, (iii) waives any objection that the Mississippi Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)   Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.   Except as otherwise provided in Section 5.05(a), Section 7.02 and Section 7.04, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05   Notices.   All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)   if to FBMS, to:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn: M. Ray Cole, Jr., President & CEO
E-mail: hcole@thefirstbank.com
with a copy (which shall not constitute notice to FBMS) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn: Mark Kanaly
E-mail: mark.kanaly@alston.com
(b)   if to BBI, to:
Beach Bancorp, Inc.
4350 W. Cypress Street, Suite 100
Tampa, Florida 33607
Attention: Charles N. “Chip” Reeves
Email: ChipR@beach.bank
with a copy (which shall not constitute notice to BBI) to:
Smith Mackinnon PA
301 East Pine Street, Suite 750
Orlando, Florida 32801
Attention: Jack Greeley
E-mail: JPG7300@aol.com
Section 9.06   Entire Understanding; No Third Party Beneficiaries.   This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for (i) the Indemnified Parties’ rights under Section 5.10, and (ii) if the Effective Time occurs, the right of holders of BBI Stock to receive the Merger Consideration payable pursuant to this Agreement and the right of each holder of a BBI Option to receive an Assumed Option in accordance with Section 2.02, FBMS and BBI hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08   Enforcement of the Agreement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   The BBI Disclosure Schedule and the FBMS Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10   Assignment.   No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
THE FIRST BANCSHARES, INC.
By:	/s/ M. Ray (Hoppy) Cole, Jr.
Name:	M. Ray (Hoppy) Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer
BEACH BANCORP, INC.
By:	/s/ Charles N. “Chip” Reeves
Name:	Charles N. “Chip” Reeves
Title:	President and Chief Executive Officer
[Signature Page to Merger Agreement]

Exhibit A
Form of BBI Voting Agreement

Exhibit Version
VOTING AGREEMENT
This Voting Agreement (this “Agreement”) is dated as of April 26, 2022, by and between the undersigned holder (“Shareholder”) of common stock and/or preferred stock of Beach Bancorp, Inc., a Florida corporation (“BBI”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and BBI are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) BBI will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Beach Bank, a Florida state-chartered bank and a direct wholly owned subsidiary of BBI, will merge with and into The First Bank, a Mississippi state-chartered bank and a direct wholly owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of BBI common stock, $1.00 par value per share and each outstanding share of BBI preferred stock, $1.00 par value per share (collectively, “BBI Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of BBI Stock indicated on the signature page of this Agreement; provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of BBI Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, FBMS entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FBMS in connection therewith, Shareholder and FBMS agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder, solely in his, her or its capacity as a shareholder of BBI, agrees that, while this Agreement is in effect, at any meeting of shareholders of BBI, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval in his, her or its capacity as a shareholder of BBI, except as otherwise agreed to in writing in advance by FBMS, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of BBI and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of BBI contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal

(as defined in the Merger Agreement and subject to Section 10 of this Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of BBI, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Transfers.   Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite BBI Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of any withholding taxes owed by the holder of an BBI Restricted Share upon the vesting of an BBI Restricted Share, and (e) such transfers as FBMS may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with FBMS as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by FBMS, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of BBI other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any BBI Restricted Shares.
Section 4.   No Solicitation.   Shareholder acknowledges and agrees that Shareholder has reviewed and understands Section 5.09(a) of the Merger Agreement and hereby agrees that, from the date hereof until the termination of this Agreement in accordance with its terms, Shareholder shall be bound by

Section 5.09(a) of the Merger Agreement to the same extent (but solely with respect to Shareholder’s own actions) as if Shareholder were directly bound by BBI’s obligations thereunder.
Section 5.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FBMS if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FBMS will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FBMS has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FBMS’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, FBMS shall have the right to inform any third party that FBMS reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FBMS hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with FBMS set forth in this Agreement may give rise to claims by FBMS against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against any party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgement proceedings) from the non-prevailing party or parties, in addition to any other relief to which such prevailing party may be entitled.
Section 6.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement and (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 9.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of BBI, and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of BBI, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of BBI, if applicable. Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that BBI is not in breach of Section 5.09 of the Merger Agreement.

Section 11.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
Section 12.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 13.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at FBMS’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FBMS, The First, BBI, Beach Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.   Disclosure.   Shareholder hereby authorizes BBI and FBMS to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that FBMS shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 16.   Ownership.   Nothing in this Voting Agreement shall be construed to give FBMS any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in FBMS any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and FBMS shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of BBI or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

Section 17.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:
Name:	M. Ray (Hoppy) Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer
SHAREHOLDER

Printed Name:
Total Number of Shares of BBI Common Stock Subject to this Agreement:
Total Number of Shares of BBI Preferred Stock Subject to this Agreement:
[Signature Page to Voting Agreement]

Exhibit B
Form of Bank Plan of Merger and Merger Agreement

Exhibit Version
PLAN OF MERGER AND MERGER AGREEMENT
BEACH BANK
with and into
THE FIRST BANK
under the charter of
THE FIRST BANK
under the title of
“THE FIRST BANK”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of April 26, 2022, by and between The First Bank, a Mississippi state-chartered bank (“The First”), with its main office located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39402-8417, and Beach Bank, a Florida state-chartered bank, with its main office located at 17 Southeast Eglin Parkway, Fort Walton Beach, FL 32548 (“Beach Bank,” together with The First, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of The First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of Title 81 of the Mississippi Code of 1972, as amended (“Mississippi Code”);
WHEREAS, at least a majority of the entire Board of Directors of Beach Bank has approved this Agreement and authorized its execution in accordance with the provisions of the Florida Statutes § 658.42 (“Florida Statutes”);
WHEREAS, The First Bancshares, Inc., a Mississippi corporation (“FBMS”), which owns all of the outstanding shares of capital stock of The First, and Beach Bancorp, Inc., a Florida corporation (“BBI”), which owns all of the outstanding shares of capital stock of Beach Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of BBI with and into FBMS, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”);
WHEREAS, FBMS, as the sole shareholder of The First, and BBI, as the sole shareholder of Beach Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Beach Bank with and into The First, with The First being the surviving bank of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to Mississippi Code, Florida Statutes and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), Beach Bank shall be merged with and into The First. The First shall continue its existence as the surviving bank (the “Resulting Bank”) under the charter of the Resulting Bank and the separate corporate existence of Beach Bank shall cease. The Bank Merger shall become effective at the time specified in the certificate of merger issued by the Mississippi Department of Banking and Consumer Finance (the “MDBCF”) and the Secretary of State of the State of Mississippi in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “The First Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a state-chartered bank. The business of the Resulting Bank shall be conducted from its main office which shall be located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39402-8417, as well as at its legally established branches and at the banking offices of Beach Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of The First). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with Mississippi Code.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of The First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.
SECTION 5
All assets of Beach Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Beach Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of Mississippi Code.
SECTION 6
The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of The First and Beach Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Beach Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Beach Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of The First’s common stock shall continue to remain outstanding shares of The First’s common stock, all of which shall continue to be owned by FBMS.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:
a)
The Holding Company Merger shall have closed and become effective.

b)
The Federal Deposit Insurance Corporation and MDBCF shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

c)
The Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 11
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of The First as in effect immediately prior to the Effective Time.
SECTION 12
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 13
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Mississippi without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]

IN WITNESS WHEREOF, Beach Bank and The First have entered into this Agreement as of the date first set forth above.
BEACH BANK
By:
	Name:	Charles N. “Chip” Reeves
	Title:	President and Chief Executive Officer
THE FIRST BANK
By:
	Name:	M. Ray (Hoppy) Cole, Jr.
	Title:	President and Chief Executive Officer
[Signature Page to Plan of Merger and Merger Agreement]

Exhibit A
Banking Offices of the Resulting Bank
[To be completed prior to filing.]

Exhibit C
Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit Version
NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”) is dated as of April 26, 2022, by and between the undersigned, an individual (“Director”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and Beach Bancorp, Inc., a Florida corporation (“BBI”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) BBI will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Beach Bank, a Florida state-chartered bank and wholly-owned subsidiary of BBI, will merge with and into The First Bank, a Mississippi state-chartered bank and wholly-owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of BBI and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of BBI Common Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of BBI and /or Beach Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, The First and FBMS will succeed to all of the Confidential Information and Trade Secrets, for which FBMS as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of BBI and Beach Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, FBMS and Director, each intending to be legally bound, covenant and agree as follows:
Section 1. Restrictive Covenants.
(a)   Director acknowledges that (i) FBMS has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)   Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with FBMS as follows:
(i)   From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide FBMS with prompt notice of such requirement prior to the disclosure so that FBMS may waive the requirements of this Agreement or seek an appropriate protective order at FBMS’s sole expense; and (B) use reasonable efforts (without being required to incur personal expense) to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, upon advice of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission that has or had jurisdiction over BBI or any of its subsidiaries or affiliates (the “Government Agencies”). The Director further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to BBI or any of its subsidiaries or affiliates or any successors thereto. This Agreement does not limit the Director’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
(ii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of FBMS, The First, BBI or Beach Bank (each a “Protected Party”), including prospective customers of Beach Bank actually known by Director to be actively sought by Beach Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party; provided that the foregoing will not prevent the placement of any general solicitation not specifically directed towards customers of any Protected Party or providing products or services as a result thereof.
(iii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory as of the Effective Time.
(iv)   For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)   For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)   “Competitive,” with respect to particular products or services, means products or services that are the same as or substantially similar to the products or services of any Protected Party.
(ii)   “Confidential Information” means data and information:
(A)   relating to the business of BBI and its Subsidiaries, including Beach Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)   disclosed to Director or of which Director became aware as a consequence of Director’s relationship with BBI and/or Beach Bank;

(C)   having value to BBI and/or Beach Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, FBMS and/or The First; and
(D)   to the knowledge of Director not generally known to competitors of BBI or FBMS (including competitors to Beach Bank or The First).
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from BBI or FBMS, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)   “Restricted Territory” means each county in Florida where Beach Bank operates a banking office at the Effective Time.
(iv)   “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A)   derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)   is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)   Director acknowledges that irreparable loss and injury would result to FBMS upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, FBMS may petition and seek to obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.   Term; Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement and (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until two (2) years after the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to FBMS:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39402-8417
Attn:   M. Ray Cole, Jr., President & CEO
E-mail: hcole@thefirstbank.com

If to Director:
The address of Director’s principal residence as it appears in BBI’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to FBMS.

Section 4.   Governing Law; Jurisdiction; Attorneys’ Fees.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against any party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgement proceedings) from the non-prevailing party, in addition to any other relief to which such prevailing party may be entitled.
Section 5.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and FBMS. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made with respect to the subject matter hereof.
Section 9.   Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:
Name:	M. Ray (Hoppy) Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer
DIRECTOR

Printed Name:
[Signature Page to Director Non-Compete and Non-Disclosure Agreement]

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:
1.
The provision of legal services by Director to any Person.

2.
The provision of private equity/venture capital financing by Director to any Person.

3.
The provision of accounting services by Director to any Person.

4.
The ownership of 5% or less of any class of securities of any Person.

5.
Obtaining banking-related services or products for entities owned or controlled by the Director.

Exhibit D
Form of Claims Letter

Exhibit Version
CLAIMS LETTER
April 26, 2022
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39402-8417
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of April 26, 2022 (the “Merger Agreement”), by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Beach Bancorp, Inc., a Florida corporation (“BBI”).
Concerning any claims which the undersigned may have against BBI or any of its subsidiaries, including Beach Bank (each, a “BBI Entity”), in his or her capacity as an officer, director or employee of any BBI Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.   Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each BBI Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director, employee or shareholder of any BBI Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation and related benefits for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to FBMS on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any BBI Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Beach Bank, (B) Claims as a depositor under any deposit account with Beach Bank, (C) Claims as the holder of any Certificate of Deposit issued by Beach Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any BBI Entity; and (E) Claims as a holder of any check issued by any other depositor of Beach Bank;
(ii)   the Claims excluded in Section 2(a)(i) above;
(iii)   any Claims that the undersigned may have under the Merger Agreement including, without limitation, the right to receive the Merger Consideration and Assumed Options and the indemnification rights set forth in Section 5.10 thereof;

(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any BBI Entity, under Florida law or the Merger Agreement;
(v)   any Claims that are (A) based upon facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to BBI and FBMS prior to the Closing Date;
(vi)   any rights or Claims listed on Schedule I to this Agreement;
(vii)   any Claims to vested benefits that the undersigned is already entitled to receive under the benefit plans of any BBI Entity;
(viii)   any rights that the undersigned has to benefits under workers’ compensation or unemployment laws or under the Consolidated Omnibus Budget Reconciliation Act of 1985;
(ix)   any rights under contracts or written agreements between the undersigned and any BBI Entity that have been disclosed to FBMS in the Disclosure Schedules to the Merger Agreement; or
(x)   any rights to liability coverage and/or costs of defense pursuant to liability insurance for acts and omissions occurring during the undersigned’s relationship with any BBI Entity (including but not limited to any Directors & Officers insurance or general liability insurance).
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’

fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts). In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against any party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgement proceedings) from the non-prevailing party, in addition to any other relief to which such prevailing party may be entitled.
(h)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
[Signature Pages Follow]

Sincerely,

Signature of Director

Name of Director
[Signature Page to Claims Letter]

On behalf of The First Bancshares, Inc., I hereby acknowledge receipt of this letter as of this 26th day of April, 2022.
THE FIRST BANCSHARES, INC.
By:
Name:	M. Ray (Hoppy) Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer
[Signature Page to Claims Letter]

Schedule I
Additional Excluded Claims
None.

Exhibit E
Employment Arrangements
[Redacted]

Annex B
April 21, 2022
Board of Directors
Beach Bancorp, Inc.
17 S.E. Eglin Parkway
Fort Walton Beach, FL 32549
Ladies and Gentlemen:
Beach Bancorp, Inc. (“BBI”) and The First Bancshares, Inc. (“FBMS”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which BBI will, on the terms and subject to the conditions set forth in the Agreement, merge with and into FBMS with FBMS as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of BBI Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of BBI Common Stock as specified in the Agreement, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and exchanged for the right to receive 0.1711 shares of FBMS Common Stock (such consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of BBI Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of BBI and its banking subsidiary, Beach Bank, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of FBMS that we deemed relevant; (iv) internal net income estimates for BBI for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of BBI; (v) publicly available mean analyst net income and dividend per share estimates for FBMS for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of FBMS, as well as a long-term annual earnings per share growth rate and estimated dividends per share for FBMS for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of FBMS; (vi) the pro forma financial impact of the Merger on FBMS based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as an estimated net income growth rate for BBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of FBMS; (vii) the publicly reported historical price and trading activity for FBMS Common Stock, including a comparison of certain stock trading information for FBMS Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for BBI and FBMS with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of BBI and its representatives the business, financial condition, results of operations and prospects of BBI and held similar discussions with certain members of the senior management of FBMS and its representatives regarding the business, financial condition, results of operations and prospects of FBMS.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by BBI, FBMS or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of BBI and FBMS that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BBI or FBMS, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of BBI or FBMS. We did not make an independent evaluation of the adequacy of the allowance for loan losses of BBI or FBMS, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to BBI or FBMS. We have assumed, with your consent, that the respective allowances for loan losses for both BBI and FBMS are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used internal net income estimates for BBI for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of BBI. In addition, Piper Sandler used publicly available mean analyst net income and dividend per share estimates for FBMS for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of FBMS, as well as a long-term annual earnings per share growth rate and estimated dividends per share for FBMS for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of FBMS. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as an estimated net income growth rate for BBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of FBMS. With respect to the foregoing information, the respective senior managements of BBI and FBMS confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of senior management as to the future financial performance of BBI and FBMS, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in BBI’s or FBMS’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that BBI and FBMS will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on BBI, FBMS, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that BBI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of FBMS Common Stock at any time or what the value of FBMS Common Stock will be once it is actually received by the holders of BBI Common Stock.
We have acted as BBI’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. BBI has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to BBI in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to FBMS in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to BBI and FBMS. We may also actively trade the equity and debt securities of FBMS for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of BBI in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of BBI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of BBI Common Stock and does not address the underlying business decision of BBI to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for BBI or the effect of any other transaction in which BBI might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any BBI officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of BBI Common Stock from a financial point of view.
Very truly yours,

Annex C
SECTIONS 607.1301 THROUGH 607.1340 OF THE FLORIDA BUSINESS
CORPORATION ACT
Shareholders are advised to read the relevant sections of the Florida Business Corporation Act (“FBCA”). The following extract does not revise, amend or supersede the FBCA.
607.1301. Appraisal rights; definitions.
The following definitions apply to ss. 607.1301-607.1340:
(1)   “Accrued interest” means interest at the rate agreed to by the corporation and the shareholder asserting appraisal rights, or at the rate determined by the court to be equitable, which rate may not be greater than the rate of interest determined for judgments pursuant to s. 55.03; however, if the court finds that the shareholder asserting appraisal rights acted arbitrarily or otherwise not in good faith, no interest shall be allowed by the court.
(2)   “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.
(3)   “Corporate action” means an event described in s. 607.1302(1).
(4)   “Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 – 607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.
(5)   “Fair value” means the value of the corporation’s shares determined:
(a)   Immediately before the effectiveness of the corporate action to which the shareholder objects.
(b)   Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
(c)   Without discounting for lack of marketability or minority status.
(6)   “Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:
(a)   “Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:
1.   Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;
2.   Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or
3.   Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
a.   Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
b.   Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in, s. 607.0832; or
c.   In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.
(b)   “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.
(c)   “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.
(7)   “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.
(8)   “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.
(9)   Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.
S. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267; s. 161, ch. 2019-90, effective January 1, 2020; s. 41, ch. 2020-32, effective June 18, 2020; s. 2, ch. 2021-13, effective May 7, 2021.
607.1302. Right of shareholders to appraisal.
(1)   A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a)   (Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;
(b)   Consummation of a merger to which such corporation is a party:
1.   If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or
2.   If such corporation is a subsidiary and the merger is governed by s. 607.1104;
(c)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d)   Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:
1.   Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and
2.   The disposition of assets is not an interested transaction;
(e)   An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;
(f)   Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided as of the record date by the articles of incorporation, bylaws, or a resolution of the board of directors providing for appraisal rights, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;
(g)   An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;
(h)   With regard to a class of shares prescribed in the articles of incorporation in any corporation as to which that particular class of shares was in existence prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, and for classes of shares authorized on or after October 1, 2003, in any corporation with 100 or fewer shareholders, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
1.   Altering or abolishing any preemptive rights attached to any of his, her or its shares;
2.   Altering or abolishing the voting rights pertaining to any of his, her or its shares, except as such rights may be affected. by the voting rights of, new shares then being authorized of any existing or new class or series of shares;
3.   Effecting an exchange, cancellation, or reclassification of any of his, her or its shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his, her or its percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
4.   Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his, her or its shares, or making any of his, her or its shares subject to redemption when they are not otherwise redeemable;
5.   Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
6.   Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
7.   Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;
(i)   An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(j)   An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;
(k)   A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or
(l)   A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.
(2)   Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), (e), (f), and (h) shall be limited in accordance with the following provisions:
(a)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1.   A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;1
2.   Not a covered security, but traded in an organized market (or subject to a comparable trading process) and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries , by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or
3.   Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19402 and which may be redeemed at the option of the holder at net asset value.
(b)   The applicability of paragraph (a) shall be determined as of:
1.   The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, the record date fixed to determine the shareholders entitled to sign a written consent approving the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or
2.   If there will be no meeting of shareholders, no written consent approving the corporate action, and no offer made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.
(c)   Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.
(d)   For the purposes of subparagraph (a)2., a comparable trading process exists if:
1.   The market price of the corporation’s shares is determined at least quarterly based on an independent valuation and by following a formalized process that is designed to determine a value for the corporation’s shares that is comparable to the value of comparable publicly traded companies; and
2.   The corporation repurchases the shares at the price set by its board of directors based upon the independent valuation and subject to certain terms and conditions established by the corporation and provides the corporation’s shareholders with a trading market comparable to that typically available had the corporation’s shares been traded in an organized market.
(3)   Notwithstanding any other provision of this section, the articles of incorporation .as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

1
15 U.S.C.A. § 77r(b)(l)(A) or (B).

2
15 U.S.C.A. § 80a -1 et seq.

(a)   No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930,or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and
(b)   Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.
S. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209, effective July 1, 2014; s. 162, ch. 2019-90, effective January 1, 2020; s. 42, ch. 2020-32, effective June 18, 2020; s. 3, ch. 2021-13, effective May 7, 2021.
607.1303. Assertion of rights by nominees and beneficial owners.
(1)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if:
(a)   The record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner;
(b)   The particular beneficial shareholder or voting trust beneficial owner acquired all such shares before the record date established under s. 607.1321 in connection with the applicable corporate action; and
(c)   The record shareholder notifies the corporation in writing of its name and address (if the record shareholder beneficially owns the shares as to which appraisal rights are being asserted) or notifies the corporation in writing of the name and address of the particular beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted.
The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2)   A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a)   Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.
(b)   Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.
(c)   Acquired all shares of the class or series before the record date established under s. 607.1321 in connection with the applicable corporate action.
S. 23, ch. 2003-283; s. 163, ch. 2019-90, effective January 1, 2020; s. 43, ch. 2020-32, effective June 18, 2020; s. 4, ch. 2021-13, effective May 7, 2021.
607.1320. Notice of appraisal rights.
(1)   If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035) must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301- 607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.
(2)   In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.
(3)   If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:
(a)   Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany such written notice; and
(b)   Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany such written notice.
(4)   Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:
(a)   Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and,
(b)   The latest available interim financial statements, including year-to-date through the end of the interim period, of such corporation, if any.
(5)   The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.
S. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283; s. 164, ch. 2019-90, eff. Jan. 1, 2020; s. 44, ch. 2020-32, eff. June 18, 2020.
607.1321. Notice of intent to demand payment.
(1)   If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must have beneficially owned the shares of such class or series as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote;
(b)   Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent, if the proposed corporate action is effectuated, to demand payment for all shares of such class or series beneficially owned by the shareholder as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote; and
(c)   Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.
(2)   If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)   Must have beneficially owned the shares of such class or series as of the record date established for determining who is entitled to sign a written consent;
(b)   Must assert such appraisal rights for all shares of such class or series beneficially owned by the shareholder as of the record date for determining who is entitled to sign the written consent; and
(c)   Must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.
(3)   If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must have beneficially owned the shares of such class or series as of the date the offer to purchase is made pursuant to s. 607.11035;
(b)   Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholder’s intent to demand payment if the proposed corporate action is effected for all shares of such class or series beneficially owned by the shareholder as of the date the offer to purchase is made pursuant to s. 607.11035; and
(c)   Must not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.
(4)   A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.
S. 25, ch. 2003-283; s. 7, ch. 2004-378; s. 165, ch. 2019-90, effective January 1, 2020; s. 5, ch. 2021-13, effective May 7, 2021.
607.1322. Appraisal notice and form.
(1)   If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(2)   The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no later than 10 days after such date, and must:
(a)   Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
1.   The shareholder’s name and address.
2.   The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
3.   That the shareholder did not vote for or consent to the transaction.
4.   Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
5.   If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest, if ant to the extent applicable.
(b)   State:
1.   Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.   A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
3.   The corporation’s estimate of the fair value of the shares.
4.   An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.
5.   That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.
6.   The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c)   If not previously provided, be accompanied by a copy of ss. 607.1301 – 607.1340.
S. 26, ch. 2003-283; s. 166, ch. 2019-90, effective January 1, 2020; s. 6, ch. 2021-13, effective May 7, 2021.
607.1323. Perfection of rights; right to withdraw.
(1)   A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
(2)   A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(3)   A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301 – 607.1340.
S. 27, ch. 2003-283; s. 167, ch. 2019-90, effective January 1, 2020.
607.1324. Shareholder’s acceptance of corporation’s offer.
(1)   If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
(2)   Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.
S. 28, ch. 2003-283; s. 168, ch. 2019-90, eff. Jan. 1, 2020.
607.1326. Procedure if shareholder is dissatisfied with offer.
(1)   A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2) (b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable.

(2)   A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest, if and to the extent applicable, under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only for the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.
(3)   With respect to a shareholder who properly makes demand for payment pursuant to subsection (1), at any time after the shareholder makes such demand, including during a court proceeding under s. 607.1330, the corporation shall have the right to prepay to the shareholder all or any portion of the amount that the corporation determines to be due under s. 607.1322(2)(b)3. and the shareholder shall be obligated to accept such prepayment.
(a)   If such prepayment is made within 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), accrued interest will be payable, if at all, to the shareholder entitled to appraisal rights, calculated and accrued from the date on which the corporate action became effective and only on amounts that are determined to be due to the shareholder and are above the amount so prepaid. Accrued interest will not be payable to the shareholder entitled to appraisal rights on the prepayment previously made to the shareholder by the corporation pursuant to this paragraph.
(b)   If such prepayment is made more than 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), the prepayment must include accrued interest on the amount of the prepayment, calculated at the rate of interest determined for judgments pursuant to s. 55.03 and calculated and accrued from the date that the corporate action became effective through the date of the prepayment previously made to the shareholder by the corporation pursuant to this paragraph. In addition, accrued interest will be payable to the shareholder entitled to appraisal rights on such amounts, if any, determined to be due to the shareholder in excess of the prepaid amount, calculated and accrued from the date on which the corporate action became effective.
S. 29, ch. 2003-283; s. 169, ch. 2019-90, effective January 1, 2020; s. 7, ch. 2021-13, effective May 7, 2021.
607.1330. Court action.
(1)   If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest, if and to the extent applicable, calculated and accrued from the date the corporate action became effective and taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3). If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
(2)   The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.
(3)   All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
(4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5)   Each shareholder entitled to appraisal rights who is made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares as found by the court, plus accrued interest, if and to the extent applicable and as found by the court, taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3).
(6)   The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.
S. 2, ch. 2004-378; s. 170, ch. 2019-90, effective January 1, 2020; s. 8, ch. 2021-13, effective May 7, 2021.
607.1331. Court costs and counsel fees.
(1)   The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the- shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(2)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)   Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b)   Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(4)   To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.
S. 30, ch. 2003-283; s. 98, ch. 2004-5; s. 171, ch. 2019-90, eff. Jan. 1, 2020.
607.1332. Disposition of acquired shares.
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.

S. 31, ch. 2003-283; s. 172, ch. 2019-90, eff. Jan. 1, 2020.
607.1333. Limitation on corporate payment.
(1)   No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
(a)   Withdraw his, her, or its notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or
(b)   Retain his, her, or its status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his, her, or its right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)   The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.
S. 32, ch. 2003-283; s. 173, ch. 2019-90, eff. Jan. 1, 2020; s. 45, ch. 2020-32, eff. June 18, 2020.
607.1340. Other remedies limited.
(1)   A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
(a)   Not authorized and approved in accordance with the applicable provisions of this chapter; or
(b)   Procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.
(2)   Nothing in this section operates to override or supersede the provisions of s. 607.0832.
S. 174, ch. 2019-90, eff. Jan. 1, 2020; s. 46, ch. 2020-32, eff. June 18, 2020.

Annex D

BEACH BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

BEACH BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2021

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders
Beach Bancorp, Inc.
Ft. Walton Beach, Florida
Opinion
We have audited the accompanying consolidated financial statements of Beach Bancorp, Inc. and subsidiaries, which comprise the consolidated statements of financial condition as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Beach Bancorp, Inc. and subsidiaries as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Beach Bancorp, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Beach Bancorp, Inc. and subsidiaries’ ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Beach Bancorp, Inc. and subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Beach Bancorp, Inc. and subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
Albany, Georgia
March 25, 2022

BEACH BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2021 AND 2020
	2021	2020
Assets
Cash and due from banks	$3,199,261	$3,740,303
Interest-bearing deposits in banks	95,127,847	70,705,713
Restricted cash	1,910,551	5,450,551
Cash and cash equivalents	100,237,659	79,896,567
Securities available for sale, at fair value	6,591,744	14,655,575
Restricted equity securities, at cost	1,846,100	2,406,100
Mortgage loans held for sale	3,498,542	6,485,691
Loans	434,464,837	405,891,590
Less allowance for loan losses	5,446,595	4,699,306
Loans, net	429,018,242	401,192,284
Premises and equipment, net	12,182,457	13,808,049
Foreclosed assets	10,978,912	16,764,868
Accrued interest receivable	1,218,060	1,480,789
Goodwill	414,427	414,427
Deferred tax assets, net	26,542,790	27,323,182
Other assets	5,047,568	9,325,435
	$597,576,501	$573,752,967
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	$122,908,458	$94,415,940
Interest-bearing demand deposits	206,020,710	157,157,342
Savings deposits	27,884,743	27,270,813
Other time deposits	118,555,057	152,490,987
Total deposits	475,368,968	431,335,082
Other borrowings	—	14,661,623
Federal Home Loan Bank advances	35,000,000	40,000,000
Accrued interest payable	181,379	298,485
Other liabilities	5,597,043	8,607,455
Total liabilities	516,147,390	494,902,645
Stockholders’ Equity
Preferred stock, $1 par value;15,000,000 authorized; Class A, non- cumulative convertible perpetual preferred 5,405,604 shares issued and outstanding	5,405,604	5,405,604
Common stock, $1 par value;30,000,000 shares authorized; 14,732,382 shares issued and outstanding	14,732,382	14,732,382
Additional paid-in capital	120,987,926	120,496,523
Accumulated deficit	(59,831,403)	(62,123,961)
Accumulated other comprehensive income	134,602	339,774
Total stockholders’ equity	81,429,111	78,850,322
	$597,576,501	$573,752,967
See Notes to Consolidated Financial Statements.

BEACH BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2021 AND 2020
	2021	2020
Interest income:
Loans, including fees	$18,578,502	$17,950,272
Investment securities	308,759	815,018
Interest-bearing deposits in banks	127,505	133,742
Total interest income	19,014,766	18,899,032
Interest expense:
Deposits	2,124,950	3,702,473
Other	323,901	386,468
Total interest expense	2,448,851	4,088,941
Net interest income	16,565,915	14,810,091
Provision for loan losses	371,995	1,729,151
Net interest income after provision for loan losses	16,193,920	13,080,940
Noninterest income:
Service charges on deposit accounts	422,558	379,896
Other service charges, commissions, and fees	600,097	472,359
Mortgage banking income	4,126,679	5,883,950
Net gain on sales of securities available for sale	—	280
Net gain on sales of foreclosed assets	703,286	940,447
Rental income from foreclosed assets	126,439	116,663
Other income	559,760	1,456,963
Total noninterest income	6,538,819	9,250,558
Noninterest expense:
Salaries and employee benefits	12,344,172	12,707,669
Occupancy and equipment expenses	1,712,010	2,283,368
Legal and professional expenses	563,358	1,049,302
Data processing expenses	1,741,477	1,684,517
Marketing and advertising expenses	345,884	367,468
Regulatory assessment expenses	450,706	437,633
Valuation adjustment on foreclosed assets	110,016	1,777,301
Foreclosed asset expenses	364,969	427,848
Other expenses	1,957,524	2,688,096
Total noninterest expense	19,590,116	23,423,202
Income (loss) before income tax (benefits)	3,142,623	(1,091,704)
Income tax expense (benefits)	850,065	(107,213)
Net income (loss)	$2,292,558	$(984,491)
See Notes to Consolidated Financial Statements.

BEACH BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2021 AND 2020
	2021	2020
Net income (loss)	$2,292,558	$(984,491)
Other comprehensive income (loss): Unrealized holding gains on securities available for sale arising during the period, net of tax (benefit) of $(69,673) and $116,402, respectively	(205,172)	342,778
Reclassification adjustment for gains realized in net income, net of tax of $— and $71, respectively	—	(209)
Other comprehensive income (loss)	(205,172)	342,569
Comprehensive income (loss)	$2,087,386	$(641,922)
See Notes to Consolidated Financial Statements.

BEACH BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2021 AND 2020
	Preferred Stock Class A		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2019	5,405,604	$27,028,020	14,732,382	$73,661,910	$39,507,839	$(61,139,470)	$(2,795)	$79,055,504
Net loss	—	—	—	—	—	(984,491)	—	(984,491)
Change in par value from $5 to $1 per share for common and preferred stock under share exchange agreement	—	(21,622,416)	—	(58,929,528)	80,551,944	—	—	—
Stock-based compensation	—	—	—	—	436,740	—	—	436,740
Other comprehensive income	—	—	—	—	—	—	342,569	342,569
Balance, December 31, 2020	5,405,604	5,405,604	14,732,382	14,732,382	120,496,523	(62,123,961)	339,774	78,850,322
Net income	—	—	—	—	—	2,292,558	—	2,292,558
Stock-based compensation	—	—	—	—	491,403	—	—	491,403
Other comprehensive loss	—	—	—	—	—	—	(205,172)	(205,172)
Balance, December 31, 2021	5,405,604	$5,405,604	14,732,382	$14,732,382	$120,987,926	$(59,831,403)	$134,602	$81,429,111
See Notes to Consolidated Financial Statements.

BEACH BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2021 AND 2020
OPERATING ACTIVITIES	2021	2020
Net income (loss)	$2,292,558	$(984,491)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	(872,250)	(323,371)
Provision for loan losses	371,995	1,729,151
Provision for deferred taxes	850,065	(107,213)
Valuation adjustment on foreclosed assets	110,016	1,777,301
Net gain on sales of foreclosed assets	(703,286)	(940,447)
Net gain on sales of securities available for sale	—	(280)
Net gain on sales of premises and equipment	(6,154)	(68,972)
Stock-based compensation	491,403	436,740
Write-down of premises and equipment	—	14,040
Originations of mortgage loans held for sale	(103,594,854)	(180,479,373)
Proceeds from sales of mortgage loans held for sale	110,600,034	189,883,073
Gain on sales of mortgage loans held for sale	(4,018,031)	(5,561,492)
Changes in:
Accrued interest receivable	262,729	83,784
Accrued interest payable	(117,106)	(152,343)
Other assets	1,610,768	330,945
Other liabilities	(343,312)	536,965
Net cash provided by operating activities	6,934,575	6,174,017
INVESTING ACTIVITIES
Proceeds from sales of securities available for sale	—	14,406,461
Proceeds from maturities and principal reductions of securities available for sale	7,788,986	30,883,676
Decrease (increase) in restricted equity securities	560,000	(221,600)
Net increase in loans	(26,769,841)	(80,316,991)
Proceeds from sales of foreclosed assets	6,479,824	5,543,768
Proceeds from sales of premises and equipment	1,074,625	467,085
Purchases of premises and equipment	(99,340)	(2,668,107)
Net cash used in investing activities	(10,965,746)	(31,905,708)
FINANCING ACTIVITIES
Net increase in deposits	44,033,886	40,723,690
Net (decrease) increase in other borrowings	(14,661,623)	14,656,635
Federal Home Loan Bank advances	—	5,000,000
Federal Home Loan Bank repayments	(5,000,000)	—
Net cash provided by financing activities	24,372,263	60,380,325
Net change in cash and cash equivalents	20,341,092	34,648,634
Cash and cash equivalents at beginning of year	79,896,567	45,247,933
Cash and cash equivalents at end of year	$100,237,659	$79,896,567
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION Interest paid	$475,773	$4,241,284
NONCASH TRANSACTIONS
Loans transferred to foreclosed assets	$100,598	$675,417
Internally financed sales of foreclosed assets	$237,295	$142,500
Premises transferred to foreclosed assets	$—	$2,288,230
See Notes to Consolidated Financial Statements.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Beach Bancorp, Inc. (the “Company”) is a bank holding company whose business is presently conducted by its subsidiary bank, Beach Bank (the “Bank”).
During 2020, the Company was incorporated for the purposes of acquiring all of the outstanding shares of the common and preferred stock in the Bank for shares of the common and preferred stock in the Company on a share-for-share basis. The $5 par value common and preferred stock of the Bank was converted into $1 par value common and preferred stock of the Company. As a result of this combination, the Bank became a wholly owned subsidiary of the Company. This business combination was accounted for as a pooling of interest.
The Bank provides a full range of banking services to individuals and businesses in the Northwest Florida and Tampa, Florida areas. The Bank is a state chartered bank, organized under the laws of the State of Florida. The Company and Bank are regulated by various federal and state agencies and is subject to periodic examinations by those regulatory authorities.
The Company’s Class A non-cumulative convertible perpetual preferred stock ranks subordinate and junior to all future issuances of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Class A Preferred Stock, and shall rank pari passu with the Common Stock with respect to all terms, (other than voting, except in limited circumstances), including the payment of dividends or distributions, and payments and rights upon liquidation, winding up, and dissolution. The Class A non-cumulative convertible perpetual preferred stock is convertible at the election of the holder, upon the written request of the Company, or in the event of a reorganization event into one share of common stock for each preferred share outstanding.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Beach Bank and BCMS Holdings, Inc. (and its wholly-owned subsidiary, Beach Mortgage, Inc.). Additionally, the Company’s consolidated financial statements include six LLCs created to limit liability and hold property of foreclosed assets.
All material intercompany balances and transactions have been eliminated in consolidation.
Accounting Estimates
In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed assets and deferred taxes, other-than-temporary impairments of securities, and the fair value of financial instruments.
The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The Company’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions in the real estate industry.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through March 25, 2022, the date these financial statements were available to be issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.
Reclassification of Certain Items
Certain amounts in the 2020 consolidated financial statements have been reclassified to conform to the 2021 presentation with no effect on total assets or net income (loss).
Cash, Cash Equivalents, and Cash Flows
For purposes of reporting cash flows, cash, and cash equivalents includes cash on hand, cash items in process of collection, amounts due from banks, restricted cash, interest-bearing deposits in banks, and federal funds sold. Cash flows from loans, restricted equity securities, other borrowings, federal funds purchased, and deposits are reported net. At various times throughout the year, cash balances held at other financial institutions will exceed federally insured limits. Interest-bearing deposits in banks are primarily overnight funds or funds which mature within one year and are carried at cost.
Effective March 26, 2020, the Board of Governors of the Federal Reserve System reduced the Bank’s reserve requirement ratios to zero percent for the years ended December 31, 2021 and 2020. The Federal Reserve Bank does not have plans to reimplement a reserve requirement in the near future, but did reserve the right to require a reserve requirement at a future date.
Securities
All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss), net of the related deferred tax effect. At December 31, 2021, there were no known events that have occurred that would require an impairment evaluation of these investments.
The amortization of purchase premiums and accretion of discounts are recognized in interest income using the interest method over the lives of the securities. Realized gains and losses on security transactions, determined using the specific identification method, are included in operations on the trade date.
The Company evaluates investment securities for other-than-temporary impairment using relevant accounting guidance specifying that (a) if the Bank does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss that has

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
occurred in the security. If management does not intend to sell the security and it is more likely than not that they will not have to sell the security before recovery of the cost basis, management will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).
Restricted Equity Securities
Restricted equity securities consist of stock in the FHLB and FNBB, which is held in accordance with certain lender or member requirements. Based on redemption provisions of this entity, the stock has no quoted market value and is carried at cost. At their discretion, this entity may declare dividends on the stock. Management reviews for impairment are based on the ultimate recoverability of the cost basis in this stock.
Mortgage Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at fair value under the fair value option accounting guidance for financial instruments. Gains and losses on loan sales (sales proceeds minus carrying value) are recorded in mortgage banking income. The Company has established, as of December 31, 2021 and 2020, a $25,000 reserve for early payment defaults (“EPD”) by examining past history of their default rates and by reviewing industry statistics.
Loans
The Company grants real estate, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans throughout Northwest Florida and within the Tampa, Florida MSA. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions in this area.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using the straight-line method without anticipating prepayments.
The accrual of interest on real estate and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. There are no loans that are over 90 days past due and still accruing interest at December 31, 2021. Management believes the interest on these loans is collectible. Other personal loans are typically charged-off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and the loan has been performing according to the contractual terms for a period of not less than six months.
Allowance for Loan Losses
The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the uncollectability of a loan

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
balance is confirmed. Confirmed losses are charged off immediately. Subsequent recoveries, if any, are credited to the allowance.
The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for other qualitative factors. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data. An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest payments due according to the contractual terms of the loan agreement. Loans, for which the terms have been modified at the borrower’s request, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for real estate and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral, less disposal costs, if the loan is collateral dependent. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.
Troubled Debt Restructuring
The Company designates loan modifications as troubled debt restructurings (“TDRs”) when for economic or legal reasons related to the borrower’s financial difficulties, it grants a concession to the

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
borrower that it would not otherwise consider. TDRs can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. In circumstances where the TDR involves charging off a portion of the loan balance, the Company typically classifies these restructurings as nonaccrual.
In connection with restructurings, the decision to maintain a loan that has been restructured on accrual status is based on a current, well documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation includes consideration of the borrower’s current capacity to pay, which among other things may include a review of the borrower’s current financial statements, an analysis of global cash flow sufficient to pay all debt obligations, a debt to income analysis, and an evaluation of secondary sources of payment from the borrower and any guarantors. This evaluation also includes an evaluation of the borrower’s current willingness to pay, which may include a review of past payment history, an evaluation of the borrower’s willingness to provide information on a timely basis, and consideration of offers from the borrower to provide additional collateral or guarantor support. The credit evaluation also reflects consideration of the borrower’s future capacity and willingness to pay, which may include evaluation of cash flow projections, consideration of the adequacy of collateral to cover all principal and interest, and trends indicating improving profitability and collectability of receivables.
Restructured nonaccrual loans may be returned to accrual status based on a current, well-documented credit evaluation of the borrower’s financial condition and prospects for repayment under the modified terms. This evaluation must include consideration of the borrower’s sustained historical repayment for a reasonable period, generally a minimum of six months, prior to the date on which the loan is returned to accrual status.
Premises and Equipment
Land and construction-in-process are carried at cost. Buildings, furniture, equipment, leasehold improvements, and computer software are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets, ranging from 10-39 years for buildings and improvements and 3-10 years for furniture, equipment, and computer software. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.
Goodwill
Goodwill represents the excess of cost over the fair value of the net assets and liabilities acquired in a business combination or acquisition. Goodwill is not amortized over an estimated useful life, but rather is tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. Current accounting guidance allows the Company to assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. The Company is no longer required to calculate the fair value of a reporting unit unless the Company determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.
If necessary, the quantitative goodwill impairment test is performed in two steps. The first step is used to identify potential impairment and the second step, if required, measures the amount of impairment by comparing the carrying amount of goodwill to its implied fair value. In the event of impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings.
The Company assessed the qualitative factors including mortgage volume and earnings of mortgage subsidiary and determined it was not more likely than not that its fair value was less than its carrying amount.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Foreclosed Assets
Foreclosed assets represent other real estate owned and other repossessions acquired through, or in lieu of, loan foreclosure or other proceedings, as well as any premises held for sale. Foreclosed assets are held for sale and initially recorded at fair value less selling costs. Any write-down to the asset at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the initial measurement value or fair value less costs to sell through the establishment of a valuation allowance. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent changes to the valuation allowance for foreclosed assets are recorded in the statements of operations.
Derivative Financial Instruments
The Company’s risk management policies emphasize the management of interest rate risk within acceptable guidelines. The Company’s objective in maintaining these policies is to limit volatility in net interest income arising from changes in interest rates. All derivative instruments are recorded in the consolidated statement of financial condition at their respective fair values, as components of other assets and other liabilities. The Company enters into interest rate swap agreements primarily to facilitate the risk management strategies of certain commercial customers. The interest rate swap agreements entered into by the Company are all entered into under what is referred to as a “back-to-back interest rate swap”. Under a back-to-back interest rate swap program, the Company enters into an interest rate swap with the customer and another offsetting swap with a counterparty. The result is two mirrored interest rate swaps, absent a credit event, that will offset in the financial statements.
The Company also enters into a collateral agreement with the counterparty requiring the Company to post cash or cash equivalent collateral to mitigate the credit risk in the transaction. At December 31, 2021 and 2020, the Company had $1,910,551 and $5,450,551, respectively, of collateral posted with its counterparties, which is included in the consolidated statement of financial condition as cash and cash equivalents under the caption “restricted cash”. The Company also receives a swap spread to compensate it for the credit exposure it takes on the customer-facing portion of the transaction and this upfront cash payment from the counterparty is recorded in other income, net of any transaction execution expenses, in the consolidated statement of operations. For the years ended December 31, 2021 and 2020, net swap spread income included in other income was $437,250 and $1,373,873, respectively.
Entering into derivative contracts potentially exposes the Company to the risk of counterparties’ failure to fulfill their legal obligations, including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company assesses the credit risk of its dealer counterparties by regularly monitoring publicly available credit rating information, evaluating other market indicators, and periodically reviewing detailed financials.
The Company records the fair value of its interest rate swap contracts separately within other assets and other liabilities as current accounting rules do not permit the netting of customer and counterparty fair value amounts in the consolidated statement of financial condition.
Transfer of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
effective control over the transferred assets through an agreement to repurchase them before their maturity, or the ability to unilaterally cause the holder to return specific assets.
Stock-based Compensation
Compensation cost is recognized for stock options and restricted stock awards based on the fair value at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options and fair value of restricted stock is based upon the fair value of the stock at the grant date. Compensation cost is recognized over the required service period, generally defined as the vesting period on a straight-line basis. The Company’s accounting policy is to recognize forfeitures as they occur.
Advertising Costs
Advertising costs are expensed as incurred.
Income Taxes
The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50% of the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Credit Related Financial Instruments
In the ordinary course of business, the Company has entered into commitments to extend credit, including letters-of-credit. Such financial instruments are recorded when they are funded.
Comprehensive Income (Loss)
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statements of financial condition, such items, along with net income (loss), are components of comprehensive income (loss).

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AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Fair Value of Financial Instruments
Fair values of financial instruments are estimates using relevant market information and other assumptions, as more fully disclosed in Note 18. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.
Recently Issued Not Yet Effective Accounting Pronouncements
The following Accounting Standard Update (“ASU”) will be implemented effective January 1, 2021 or later:
ASU 2016-13, Financial Instruments-Credit Losses (“CECL”):   In June 2016, the FASB issued new guidance related to credit losses. The new guidance (and all subsequent ASUs) replaces the existing incurred loss impairment guidance with an expected credit loss methodology. The new guidance will require management’s estimate of credit losses over the full remaining expected life of loans and other financial instruments. For the Bank, the standard will apply to loans, unfunded loan commitments, and debt securities available for sale. The standard is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years with early adoption permitted. The Bank will adopt the guidance on January 1, 2023. Upon adoption, the Bank will record a cumulative effect adjustment to retained earnings as of the beginning of the reporting period of adoption. In addition, the amendments provide for a simplified accounting model for purchased financial assets with a more-than-insignificant amount of credit deterioration since their acquisition (“PCD assets”). The initial estimate of expected credit losses on PCD assets will be recognized through the ALL with an offset to the cost basis of the related financial asset at acquisition. The Bank is still in the process of implementing the new credit loss standard and management has not yet determined what the impact on the allowance for loan losses will be under the new standard.
NOTE 2.   SECURITIES
The carrying amount of securities available for sale and their approximate fair values are summarized as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2021:
Municipal securities	$179,986	$554	$—	$180,540
Mortgage-backed securities – GSE residential	6,231,447	184,569	(4,812)	6,411,204
	$6,411,433	$185,123	$(4,812)	$6,591,744
December 31, 2020:
Municipal securities	$339,919	$1,060	$—	$340,979
Mortgage-backed securities – GSE residential	13,860,500	457,478	(3,382)	14,314,596
	$14,200,419	$458,538	$(3,382)	$14,655,575
The amortized cost and fair value of securities as of December 31, 2021, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Mortgage-backed securities are shown separately from the other debt securities in the following maturity summary.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2.   SECURITIES (continued)
	Amortized Cost	Fair Value
Due in one year or less	$179,986	$180,540
Mortgage-backed securities	6,231,447	6,411,204
	$6,411,433	$6,591,744
Securities with a carrying value of approximately $2,054,570 and $1,683,700 at December 31, 2021 and 2020, respectively, were pledged for purposes required or permitted by law.
There were no realized gains or losses for the year ended December 31, 2021. Gross realized gains totaled $280 for the year ended December 31, 2020.
Restricted Equity Securities
Restricted equity securities consist of the following:
	December 31,
	2021	2020
Federal Home Loan Bank stock	$1,599,500	$2,159,500
First National Bankers Bank stock	246,600	246,600
	$1,846,100	$2,406,100
Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the Bank’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 and 2020.
Available for sale securities that have been in a continuous unrealized loss position are as follows:
	Less Than Twelve Months		Over Twelve Months		Totals
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2021:
Mortgage-backed securities – GSE residential	$—	$—	$(4,812)	$121,677	$(4,812)	$121,677
	$—	$—	$(4,812)	$121,677	$(4,812)	$121,677
December 31, 2020:
Mortgage-backed securities – GSE residential	$(1,153)	$566,390	$(2,229)	$157,819	$(3,382)	$724,209
	$(1,153)	$566,390	$(2,229)	$157,819	$(3,382)	$724,209
GSE residential mortgage-backed securities.   The unrealized losses on the Bank’s investment in one GSE mortgage-backed security was caused by an interest rate increase. The contractual cash flow of this investment is also guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2.   SECURITIES (continued)
security would not be settled at a price less than the amortized cost basis of the Bank’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Bank does not intend to sell the investments and it is not more likely than not that the Bank will be required to sell the investments before recovery of its amortized cost basis, which may be maturity, the Bank does not consider this investment to be other than temporarily impaired at December 31, 2021.
Other Than Temporary Impairment
Upon acquisition of a security, the Bank decides whether it is within the scope of the accounting guidance for beneficial interests in securitized financial assets or will be evaluated for impairment under the accounting guidance for investments in debt and equity securities.
The accounting guidance for beneficial interests in securitized financial assets provides incremental impairment guidance for a subset of the debt securities within the scope of the guidance for investments in debt and equity securities. For securities where the security is a beneficial interest in securitized financial assets, the Bank uses the beneficial interests in securitized financial asset impairment model. For securities where the security is not a beneficial interest in securitized financial assets, the Bank uses debt and equity securities impairment model.
The Bank routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Economic models are used to determine whether an other-than-temporary impairment has occurred on these securities.
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES
Portfolio Segmentation
The composition of loans, excluding loans held for sale, is summarized as follows:
	December 31,
	2021	2020
Real estate mortgages:
Commercial	$212,846,488	$195,876,199
Construction and land development	51,884,358	51,651,552
1 – 4 family mortgages	68,076,120	70,605,796
Other	1,774,179	3,257,745
Commercial, financial, and agricultural	97,270,853	83,811,651
Consumer and other	3,193,310	1,634,003
	435,045,308	406,836,946
Deferred loan fees	(580,471)	(945,356)
Allowance for loan losses	(5,446,595)	(4,699,306)
Loans, net	$429,018,242	$401,192,284
Included in real estate construction and land development loans, in the previous table, are $32,797,854 and $26,244,367 of interest only loans at December 31, 2021 and 2020, respectively. For the majority of these loans, principal and interest are due at maturity. There are $404,803 and $752,451 interest reserves for these loans as of December 31, 2021 and 2020, respectively. At December 31, 2021 and 2020, loans totaling

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
$9,755,382 and $12,778,376, respectively, were considered to have high loan-to-value ratios as defined by the Loan Policy. These loans present greater risk to the Bank.
The Company has pledged certain loans secured by 1-4 family, commercial real estate, and multifamily residential mortgages under a blanket collateral agreement to secure borrowings from the FHLB. The amount of such pledged loans totaled $90,029,888 and $96,033,034 at December 31, 2021 and 2020, respectively.
For purposes of the disclosures required pursuant to the adoption of ASC 310, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. There are three loan portfolio segments that include real estate, commercial, and consumer. A class is generally determined based on the initial measurement attribute, risk characteristic of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial, financial, and agricultural is a separate commercial loan class. Classes within the real estate portfolio segment include commercial, construction and land development, 1-4 family first mortgages, and other. Consumer loans are a class in itself.
The following describe risk characteristics relevant to each of the portfolio segments and classes:
Real Estate — As discussed below, the Company offers various types of real estate loan products. All loans within this portfolio segment are particularly sensitive to the valuation of real estate:
•
Commercial real estate mortgage loans include owner-occupied commercial real estate loans, owner-occupied construction loans for commercial businesses, and loans secured by income producing properties. Owner-occupied commercial real estate loans to operating businesses are long-term financing of land and buildings. These loans are repaid by cash flow generated from the business operation. Real estate loans for income-producing properties such as apartment buildings, office and industrial buildings, and retail shopping centers are repaid from rent income derived from the properties.

•
Loans for real estate construction and land development are repaid through cash flow related to the operations, sale, or refinance of the underlying property. This portfolio class includes extensions of credit to real estate developers or investors where repayment is dependent on the sale of the real estate or income generated from the real estate collateral.

•
1 – 4 family mortgage loans are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.

•
Other real estate mortgage loans include real estate loans secured by farmland, second liens, or open end real estate loans, such as home equity lines. These are repaid by various means such as a borrower’s income, sale of the property, or rental income derived from the property.

Commercial — The commercial loan portfolio segment includes commercial, financial, and agricultural loans. These loans include those loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, or expansion projects. Loans are repaid by business cash flows. Collection risk in this portfolio is driven by the creditworthiness of the underlying borrower, particularly cash flows from the customers’ business operations.
Consumer and Other — The consumer loan portfolio segment includes direct consumer installment loans, overdrafts and other revolving credit loans, and educational loans. Loans in this portfolio are sensitive to unemployment and other key consumer economic measures.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
Credit Risk Management
Management is involved in the credit risk management process and assess the accuracy of risk ratings, the quality of the portfolio, and the estimation of inherent credit losses in the loan portfolio. This comprehensive process also assists in the prompt identification of problem credits. The Company has taken a number of measures to manage the portfolios and reduce risk, particularly in the more problematic portfolios.
The Company employs a credit risk management process with defined policies, accountability, and routine reporting to manage credit risk in the loan portfolio segments. Credit risk management is guided by credit policies that provide for a consistent and prudent approach to underwriting and approvals of credits. Within the Credit Policy, procedures exist that elevate the approval requirements as credits become larger and more complex. All loans are individually underwritten, risk-rated, approved, and monitored.
Responsibility and accountability for adherence to underwriting policies and accurate risk ratings lies in each portfolio segment. For the consumer portfolio segment, the risk management process focuses on managing customers who become delinquent in their payments. For the commercial and real estate portfolio segments, the risk management process focuses on underwriting new business and, on an ongoing basis, monitoring the credit of the portfolios, including a complete review of all commercial relationships with total exposure greater than $750,000, all business purpose lines of credit greater than $250,000 secured by business assets, with maturities greater than one year. To insure problem credits are identified on a timely basis, several specific portfolio reviews occur each quarter to assess the larger adversely rated credits for proper risk rating and accrual status and, if necessary, to ensure such individual credits are transferred to the Special Assets Division.
Credit quality and trends in the loan portfolio segments are measured and monitored regularly. Detailed reports, by product, collateral, accrual status, and other factors are reviewed by the Chief Credit Officer, President, and the Board of Directors.
The allowance for loan losses is a valuation reserve allowance established through provisions for loan losses charged against income. The allowance for loan losses, which is evaluated quarterly, is maintained at a level that management deems sufficient to absorb probable losses inherent in the loan portfolio. Loans deemed to be uncollectible are charged against the allowance for loan losses, while recoveries of previously charged-off amounts are credited to the allowance for loan losses. The allowance for loan losses is comprised of specific valuation allowances for loans evaluated individually for impairment, general allocations for pools of homogeneous loans with similar risk characteristics and trends, and an unallocated component that reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
The allowance for loan losses related to specific loans is based on management’s estimate of potential losses on impaired loans as determined by (1) the present value of expected future cash flows, (2) the fair value of collateral if the loan is determined to be collateral dependent, or (3) the loan’s observable market price. The Company’s homogeneous loan pools include commercial real estate loans, real estate construction and land development loans, residential real estate loans, real estate other loans, commercial (financial and agricultural), industrial loans, and consumer loans. The general allocations to these loan pools are based on the historical loss rates for specific loan types and the internal risk grade, if applicable, adjusted for both internal and external qualitative risk factors. The qualitative factors considered by management include, among other factors, (1) changes in local and national economic conditions; (2) changes in asset quality; (3) changes in loan portfolio volume; (4) the composition and concentrations of credit; (5) the impact of competition on loan structuring and pricing; (6) the impact of interest rate changes on portfolio risk; and (7) effectiveness of the Company’s loan policies, procedures, and internal controls. The total allowance

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
established for each homogeneous loan pool represents the product of the historical loss ratio, adjusted for qualitative factors, and the total dollar amount of the loans in the pool.
The following tables detail activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2021 and 2020. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.
	Real Estate	Commercial	Consumer and Other	Unallocated	Total
December 31, 2021:
Allowance for loan losses:
Beginning balance	$4,151,334	$352,441	$14,646	$180,885	$4,699,306
Charge-offs	(48,739)	(27,554)	—	—	(76,293)
Recoveries	341,127	108,411	2,049	—	451,587
Provision (recovery)	(547,173)	634,910	(989)	285,247	371,995
Ending balance	$3,896,549	$1,068,208	$15,706	$466,132	$5,446,595
Ending balance – individually evaluated for impairment	$12,384	$3,592	$—	$—	$15,976
Ending balance – collectively evaluated for impairment	$3,884,165	$1,064,616	$15,706	$466,132	$5,430,619
Loans:
Ending balance	$334,581,145	$97,270,853	$3,193,310	$—	$435,045,308
Ending balance – individually evaluated for impairment	$2,315,494	$620,315	$—	$—	$2,935,809
Ending balance – collectively evaluated for impairment	$332,265,651	$96,650,538	$3,193,310	$—	$432,109,499
December 31, 2020:
Allowance for loan losses:
Beginning balance	$2,582,286	$138,445	$7,256	$98,241	$2,826,228
Charge-offs	—	(52)	—	—	(52)
Recoveries	114,028	24,371	5,580	—	143,979
Provision	1,455,020	189,677	1,810	82,644	1,729,151
Ending balance	$4,151,334	$352,441	$14,646	$180,885	$4,699,306
Ending balance – individually evaluated for impairment	$7,566	$15,000	$3,848	$—	$26,414
Ending balance – collectively evaluated for impairment	$4,143,768	$337,441	$10,798	$180,885	$4,672,892
Loans:
Ending balance	$321,391,292	$83,811,651	$1,634,003	$—	$406,836,946
Ending balance – individually evaluated for impairment	$3,540,116	$673,422	$25,956	$—	$4,239,494
Ending balance – collectively evaluated for impairment	$317,851,176	$83,138,229	$1,608,047	$—	$402,597,452

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AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
A description of the general characteristics of the risk grades used by the Company is as follows:
“No Risk — 01”:   Loans in this risk category involve borrowers with loan collateral that is a perfected security interest in either 1) a Bank deposit account or certificate of deposit — 100% of amount on deposit or 2) U.S. Government, or its agencies, securities — 85% of market or par value, whichever is lower. Loans purchased in the secondary market which are 100% guaranteed by the U.S. Small Business Administration or other U.S. Government agencies.
“Liquid Collateral — 02”:   Loans in this risk grade are loans secured by a perfected security interest in readily marketable liquid assets such as certificates of deposit of other financial institutions (90% advance); cash surrender value of life insurance from a highly rated insurance company — 80% of DSVLI; state and municipal securities with a Moody’s or equivalent rating of “A” or better — 80% of lesser of market or par value; corporate bonds with a rating of AAA or better — lesser of 75% of market or par value; stock or brokerage accounts with securities listed on the NYSE, AMEX, or NASDAQ of companies with risk profiles and trading volumes within Credit Policy guidelines — not to exceed 80% of market value.
“Excellent — 03”:   Loans in this risk grade have strong cash flow and collateral coverage ratios. Borrower can easily liquidate the debt from a variety of resources or refinancing.
“Satisfactory — 04”:   Loans in this risk grade have sound cash flow coverage. Additional collateral coverage and guaranty protection provide a good prospect of an orderly payout.
“Acceptable — 05”:   Loans in this risk grade have cash flow and collateral coverage ratios that are adequate, but reflect minimum acceptable levels. Risk elements are more pronounced than a 4 rated credit and the credit warrants more than the normal level of supervision.
“Other Assets Especially Mentioned (OAEM) — 06”:   Assets in this category are criticized. These loans are currently protected but are potentially weak constituting an undue and unwarranted credit risk, but not to the point of justifying a classification of substandard. OAEM loans have potential weaknesses which may, if not checked or corrected, threaten the integrity of the asset or may inadequately protect the Company’s credit position at some future date.
“Substandard — 07”:   Assets classified as substandard are inadequately protected by the current tangible worth or paying capacity of the borrower. There are well-defined weaknesses that could jeopardize the liquidation of the debt. Some substandard assets are characterized by the distinct possibility that the Company may sustain some future loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard.
“Doubtful — 08”:   Has all the weaknesses inherent in a substandard loan with the added factor that the weaknesses are pronounced to point where — on the basis of current information, condition, and values — collection or liquidation in full is highly improbable. Loans in this category must be placed on nonaccrual and all payments (principal and interest) applied to principal recapture. There are no loans within this category at December 31, 2021 or 2020.
“Loss — 09”:   Assets considered uncollectible and of little value that their continuance as active is not warranted. Does not mean that an asset has no recovery or salvage value, but simply that it is not practical or desirable to defer writing off all or some portion of the loan, even though partial recovery may be affected in the future. Consequently, the Company typically does not maintain a recorded investment in loans within this category. There are no loans within this category at December 31, 2021 or 2020.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
The following tables summarize the risk category of the Company’s loan portfolio based upon the most recent analysis performed:
	December 31, 2021
	Real Estate
Risk Grade	Commercial	Construction and Land Development	1 – 4 Family Mortgages	Other	Commercial, Financial, and Agricultural	Consumer and Other	Total
01	$—	$—	$—	$—	$1,974,875	$1,607,466	$3,582,341
02	—	—	—	—	5,906,034	7,921	5,913,955
03	20,163,398	600,000	1,544,974	—	13,997,671	108,457	36,414,500
04	156,190,209	37,818,098	41,891,016	1,774,179	64,995,813	1,371,796	304,041,111
05	26,375,053	5,676,596	18,861,070	—	9,146,460	97,670	60,156,849
06	9,329,382	7,789,664	5,451,528	—	1,250,000	—	23,820,574
07	788,446	—	327,532	—	—	—	1,115,978
Total	$212,846,488	$51,884,358	$68,076,120	$1,774,179	$97,270,853	$3,193,310	$435,045,308
	December 31, 2020
	Real Estate
Risk Grade	Commercial	Construction and Land Development	1 – 4 Family Mortgages	Other	Commercial, Financial, and Agricultural	Consumer and Other	Total
01	$—	$—	$—	$—	$37,489,188	$357,940	$37,847,128
02	—	—	—	—	5,743,644	—	5,743,644
03	19,607,244	7,858,879	21,991	—	10,234,712	105,353	37,828,179
04	129,878,882	20,063,576	34,127,061	3,246,674	24,608,928	928,962	212,854,083
05	32,742,051	13,885,255	29,056,929	11,071	2,075,399	215,792	77,986,497
06	12,147,305	9,575,629	6,549,144	—	3,617,664	—	31,889,742
07	1,500,717	268,213	850,671	—	42,116	25,956	2,687,673
Total	$195,876,199	$51,651,552	$70,605,796	$3,257,745	$83,811,651	$1,634,003	$406,836,946
Past Due Loans
A loan is considered past due if any required principal and interest payments have not been received as of the date such payments were required to be made under the terms of the loan agreement. Generally, management places loans on nonaccrual when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. The following tables present the aging of the recorded investment in loans and nonaccrual loans:

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
		Past Due Status (Accruing Loans)
	Current	30 – 59 Days	60 – 89 Days	90+ Days	Total Past Due	Nonaccrual	Total
December 31, 2021:
Real estate mortgages:
Commercial	$212,846,488	$—	$—	$—	$—	$—	$212,846,488
Construction and land development	51,884,358	—	—	—	—	—	51,884,358
1-4 family mortgages	67,519,493	169,009	173,995	—	343,004	213,623	68,076,120
Other	1,774,179	—	—	—	—	—	1,774,179
Commercial, financial, and agricultural	97,266,158	—	4,695	—	4,695	—	97,270,853
Consumer and other	3,191,357	1,251	702	—	1,953	—	3,193,310
Total	$434,482,033	$170,260	$179,392	$—	$349,652	$213,623	$435,045,308
		Past Due Status (Accruing Loans)
	Current	30 – 59 Days	60 – 89 Days	90+ Days	Total Past Due	Nonaccrual	Total
December 31, 2020:
Real estate mortgages:
Commercial	$195,633,414	$—	$—	$—	$—	$242,785	$195,876,199
Construction and land development	50,848,334	736,540	—	—	736,540	66,678	51,651,552
1-4 family mortgages	69,181,081	623,227	182,512	—	805,739	618,976	70,605,796
Other	3,257,745	—	—	—	—	—	3,257,745
Commercial, financial, and agricultural	83,769,535	—	—	—	—	42,116	83,811,651
Consumer and other	1,608,007	—	—	—	—	25,996	1,634,003
Total	$404,298,116	$1,359,767	$182,512	$—	$1,542,279	$996,551	$406,836,946
Impaired Loans
A loan held for investment is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. The following tables detail impaired loans, by portfolio class:

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
	Recorded Investment	Charge-offs	Unpaid Principal Balance	Related Allowance	Average Recorded Investment(1)	Interest Income Recognized
December 31, 2021
With no related allowance recorded:
Commercial real estate	$147,048	$—	$147,048	$—	$49,291	$8,446
Construction and land development	—	—	—	—	37,811	—
Real estate – 1-4 family mortgages	113,235	—	113,235	—	518,644	8,763
Real estate – other	—	—	—	—	—	—
Commercial, financial, and agricultural	—	—	—	—	155,159	—
Consumer and other	—	—	—	—	5,671	—
Total with no related allowance recorded	$260,283	$—	$260,283	$—	$766,576	$17,209
With an allowance recorded:
Commercial real estate	$1,520,599	$—	$1,520,599	$9,303	$1,675,989	$74,360
Construction and land development	—	—	—	—	49,885	—
Real estate – 1-4 family mortgages	534,613	—	534,613	3,081	399,009	13,542
Real estate – other	—	—	—	—	—	—
Commercial, financial, and agricultural	620,315	—	620,315	3,592	468,235	25,275
Consumer and other	—	—	—	—	—	—
Total with an allowance recorded	$2,675,527	$—	$2,675,527	$15,976	$2,593,118	$113,177
Total impaired loans	$2,935,810	$—	$2,935,810	$15,976	$3,359,694	$130,386

(1)
Management has calculated a simple average balance by using the total impaired loans in each class at December 31, 2021.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
	Recorded Investment	Charge-offs	Unpaid Principal Balance	Related Allowance	Average Recorded Investment(1)	Interest Income Recognized
December 31, 2020
With no related allowance recorded:
Commercial real estate	$2,072,071	$—	$2,072,071	$—	$2,271,461	$97,017
Construction and land development	268,213	—	268,213	—	279,854	9,164
Real estate – 1-4 family mortgages	1,090,349	—	1,090,349	—	1,634,932	27,189
Real estate – other	—	—	—	—	—	—
Commercial, financial, and agricultural	640,633	—	640,633	—	642,606	24,474
Consumer and other	22,108	—	22,108	—	21,164	—
Total with no related allowance recorded	$4,093,374	$—	$4,093,374	$—	$4,850,017	$157,844
With an allowance recorded:
Commercial real estate	$—	$—	$—	$—	$26,220	$—
Construction and land development	—	—	—	—	28,517	—
Real estate – 1-4 family mortgages	109,483	—	109,483	7,566	109,919	2,253
Real estate – other	—	—	—	—	—	—
Commercial, financial, and agricultural	32,789	—	32,789	15,000	35,675	—
Consumer and other	3,848	—	3,848	3,848	962	—
Total with an allowance recorded	$146,120	$—	$146,120	$26,414	$201,293	$2,253
Total impaired loans	$4,239,494	$—	$4,239,494	$26,414	$5,051,310	$160,097

(1)
Management has calculated a simple average balance by using the total impaired loans in each class at December 31, 2020.

Troubled Debt Restructuring
At December 31, 2021 and 2020, impaired loans included loans that were classified as TDRs. The restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the creditor has granted a concession.
In assessing whether or not a borrower is experiencing financial difficulties, the Company considers information currently available regarding the financial condition of the borrower. This information includes, but is not limited to, whether (i) the borrower is currently in payment default on any of its debt; (ii) a payment default is probable in the foreseeable future without the modification; (iii) the borrower has declared

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)
or is in the process of declaring bankruptcy; and (iv) the borrower’s projected cash flow is sufficient to satisfy contractual payments due under the original terms of the loan without a modification.
The Company considers all aspects of the modification to loan terms to determine whether or not a concession has been granted to the borrower. Key factors considered by the Company include the borrower’s ability to access funds at a market rate for debt with similar risk characteristics, the significance of the modification relative to unpaid principal balance or collateral value of the debt, and the significance of a delay in the timing of payments relative to the original contractual terms of the loan. The most common concessions granted by the Company generally include one or more modifications to the terms of the debt, such as (i) a reduction in the interest rate for the remaining life of the debt; (ii) an extension of the maturity date at an interest rate lower than the current market rate for new debt with similar risk; (iii) a temporary period of interest-only payments; and (iv) a reduction in the contractual payment amount for either a short period or remaining term of the loan. As of December 31, 2021, and 2020, there were $1,546,041 and $1,922,676, respectively, in loans considered restructured and performing. There were no loans as of December 31, 2021 on nonaccrual meeting the criteria for restructured. In 2020, nonaccrual loans in the amount of $228,751 met the criteria for a restructured loan. A loan is placed back on accrual status when both principal and interest are current and it is probable that management will be able to collect all amounts due (both principal and interest) according to the terms of the loan agreement.
There were no loans modified as TDRs during the year ended December 31, 2021.
The following table summarizes the loan that was modified as a TDR for the year ended December 31, 2020:
	Troubled-Debt Restructurings
	Investment Number of Loans	Recorded Investment Prior to Modification	Recorded After Modification
December 31, 2020:
Real estate mortgages:
Commercial	1	$97,238	$97,238
During the years ended December 31, 2021 and 2020, the Company had no loans modified as TDRs that subsequently defaulted within twelve months.
The Company has no commitments to lend additional funds to any of the related borrowers whose terms have been modified as a TDR.
NOTE 4.   FORECLOSED ASSETS
A summary of foreclosed assets is presented as follows:
	December 31,
	2021	2020
Balance, beginning of year	$16,764,868	$20,324,343
Additions	100,598	2,963,647
Disposals	(6,479,824)	(5,686,268)
Net gain on sales	703,286	940,447
Valuation adjustment on foreclosed assets	(110,016)	(1,777,301)
Balance, end of year	$10,978,912	$16,764,868

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4.   FORECLOSED ASSETS (continued)
Residential real estate included in foreclosed assets totaled approximately $29,350 and $1,069,700 at December 31, 2021 and 2020, respectively. The Bank had $213,613 and $618,976 consumer mortgage loans in process of foreclosure at December 31, 2021 and 2020, respectively.
NOTE 5.   PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:
	December 31,
	2021	2020
Land	$3,652,456	$4,268,074
Buildings and improvements	13,597,471	13,312,092
Leasehold improvements	201,691	105,967
Computer software	114,602	122,920
Furniture, fixtures, and equipment	2,392,125	4,042,790
Construction in progress	5,700	81,786
	19,964,045	21,933,629
Accumulated depreciation and amortization	(7,781,588)	(8,125,580)
	$12,182,457	$13,808,049
Depreciation and amortization expense charged to operations amounted to $656,461 and $691,191 for the years ended December 31, 2021 and 2020, respectively.
NOTE 6.   LEASES
The Company enters into leases in the normal course of business primarily for the Bank branch and back office operations locations. The Bank’s leases have remaining terms ranging from two to five years, some of which include renewal or termination options to extend the lease up to five years and some of which include options to terminate the lease after three years.
The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the Company’s balance sheet.
The Company’s leases are all classified as operating leases. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent the Bank’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.
The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.
During 2020, the Company purchased one of its locations that it had previously been leasing and, therefore, reduced its right-of-use asset and right-of-use liability by approximately $1,258,000.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 6.   LEASES (continued)
Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications, are as follows:
		December 31,
	Balance Sheet Classification	2021	2020
Right-of-use assets:
Operating leases	Other assets	$589,606	$862,389
Lease liabilities
Operating leases	Other liabilities	$609,878	$896,918
Lease Expense
The components of total lease expense were as follows for the year ended:
	December 31,
	2021	2020
Operating lease cost	$418,689	$797,986
Lease Obligations
Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2021 are follows:
Operating Leases
2022	$252,062
2023	229,244
2024	146,650
Total undiscounted lease payments	627,956
Less imputed interest	18,078
Net lease liabilities	$609,878
Supplemental Lease Information
	December 31,
	2021	2020
Operating lease weighted average remaining lease term (years)	2.53	3.37
Operating lease weighted average discount rate	2.36%	2.40%
In 2021, the Company had entered into two 10-year lease commitments with commencement dates in 2022, total 10-year commitments as of December 31, 2021 was approximately $5,485,000. Right of use asset and lease liability will be recorded in 2022 upon occupying the space.
NOTE 7.   DEPOSITS
The aggregate amount of time deposits in denominations of $250,000 or more was $17,017,743 and $22,107,505 at December 31, 2021 and 2020, respectively.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7.   DEPOSITS (continued)
At December 31, 2021, the scheduled maturities of time deposits were as follows:
2022	$44,863,205
2023	63,388,054
2024	8,276,179
2025	678,761
2026	1,348,857
$118,555,057
At December 31, 2021 and 2020, overdraft demand deposits reclassified to loans totaled $9,115 and $5,102, respectively.
NOTE 8.   OTHER BORROWINGS
As of December 31, 2021, there were no advances outstanding under the Paycheck Protection Program Liquidity Facility with the Federal Reserve.
Other borrowings at December 31, 2020 amounted to $14,661,623 and were all advanced under the Paycheck Protection Program Liquidity Facility with the Federal Reserve. Advances under this facility were all secured by Paycheck Protection loans totaling $14,661,623. All advances carried a weighted average interest rate of thirty-five (35) basis points and had maturity dates matching the maturity dates of the pledged loans.
NOTE 9.   FEDERAL HOME LOAN BANK ADVANCES
FHLB advances at December 31, 2021 and 2020, amounted to $35,000,000 and $40,000,000, respectively, and had a weighted average fixed interest rate of .85% and .84%, respectively, pursuant to collateral agreements with the FHLB. The advances are secured by a blanket floating lien on the Bank’s 1-4 family mortgage loans, commercial real estate loans, and multifamily loans as well as pledged securities. Based on its investment in the FHLB at December 31, 2021, the Bank may borrow up to 25% of total assets, subject to the availability of qualifying collateral. At December 31, 2021, total available borrowings with the FHLB on a secured basis, based on the availability of qualifying collateral amounted to approximately $66.9 million, of which approximately $31.9 million was available to be drawn.
A summary of FHLB advances by maturity and interest rate at December 31, 2021 and 2020 are summarized as follows:
				December 31,
Maturity	Type	Option(1)	Interest Rate	2021	2020
March 2021	Fixed	n/a	0.76%	$—	$5,000,000
September 2029	Floating	March 2022	0.67%	12,500,000	12,500,000
November 2029	Floating	May 2022	0.92%	10,000,000	10,000,000
December 2029	Floating	June 2022	0.98%	12,500,000	12,500,000
				$35,000,000	$40,000,000

(1)
The Company has the option to convert the interest rate on these advances from fixed rate to variable rate on the Conversion Date. The advances include a Bermudan option to convert quarterly, from a fixed rate to a floating rate.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10.   EMPLOYEE BENEFIT PLAN
The Company has a 401(k) defined contribution plan that covers all employees. Contributions to the plan are determined annually. The Company contributed $202,135 and $203,912, respectively, to the plan for the years ended December 31, 2021 and 2020.
NOTE 11.   STOCK-BASED COMPENSATION
The Company has a share-based compensation plan as described below. Total compensation cost that has been charged against income was $491,403 and $436,740 for the years ended December 31, 2021 and 2020.
The Company’s 2018 stock option plan, which is shareholder approved, permits the grant of stock options to employees and directors for up to 1,993,661 shares of common stock at the date of grant. In accordance with this plan, no more than 604,140 of such shares may be issued to nonemployee directors. Unless otherwise determined by the Board, each option will vest over a four year period. At December 31, 2021 and 2020, 205,287 and 149,702 shares remained available for grant, respectively.
The fair value of each option award is estimated on the grant date using a Black-Scholes valuation model that uses assumptions noted in the table below. The fair value of options granted was determined using the following weighted-average assumptions as of the grant date, respectively.
	2021	2020
Risk-free interest rate	1.133%	0.817%
Expected term	7 years	7 years
Expected stock price volatility	21.58%	12.18%
Dividend yield	0.00%	0.00%
A summary of the activity in the stock option plan for the years ended December 31, 2021 and 2020 follows:
	Year Ended December 31, 2021			Year Ended December 31, 2020
	Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at beginning of year	1,843,958	$5.00	8.3	1,861,755	$5.00	9.3
Granted	65,000	5.00	—	84,579	5.00	—
Exercised	—	—	—	—	—	—
Forfeited or expired	120,586	5.00	—	102,376	5.00	—
Outstanding at end of year	1,788,373	$5.00	7.3	1,843,958	$5.00	8.3
The weighted-average fair value of options granted during 2021 and 2020 was $0.57 and $0.78, respectively.
As of December 31, 2021, there were $564,906 of total unrecognized compensation costs related to nonvested stock options granted under the plan. The cost is expected to be recognized over a weighted-average period of 3.8 years.
As of December 31, 2021, there were 841,264 option shares available for exercise.
During 2021, the Beach Bancorp, Inc. Omnibus Equity Plan, was adopted by Beach Bancorp’s Board of Directors and approved by stockholders at its annual meeting in April 2021. The plan provided for the

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 11.   STOCK-BASED COMPENSATION (continued)
granting of stock awards, including restricted stock. Compensation expense related to these awards are recognized over the vesting period. The restricted stock awards granted during 2021 were valued at a price of $3.79 per share. The fair market value of the stock was determined based on an independent third-party valuation. The restricted stock awards vest over four years from the grant date. The maximum number of shares of subject to awards under this plan is 500,000. As of December 31, 2021, 219,019 shares were granted under the plan and 280,981 shares remained available for grant.
A summary of changes in the Company’s nonvested shares for the year follows:
	Year Ended December 31, 2021
	Shares	Weighted- Average Fair Mrkt Price	Weighted Average Life till Fully Vested
Nonvested at beginning of	—	$—	—
Granted	219,019	3.79
Vested	—	—
Forfeited	—	—
Outstanding at end of year	219,019	$3.79	3.44
As of December 31, 2021 there was $713,703 of total unrecognized compensation cost related to nonvested shares granted under the plan. The cost is expected to be recognized over a weighted-average period of 3.44 years.
NOTE 12.   INCOME TAXES
The provision for income taxes charged to operations are summarized as follows for the years ended December 31, 2021 and 2020:
Years Ended December 31,
	2021	2020
Current tax receivable:
Federal	$—	$—
State	—	—
	$—	$—
	Years Ended December 31,
	2021	2020
Deferred tax benefit
Federal	$701,949	$(71,324)
State	148,116	(35,889)
Total	$850,065	$(107,213)

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 12.   INCOME TAXES (continued)
The difference between the actual income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:
	Years Ended December 31,
	2021	2020
Tax expense (benefit) based on statutory rate	$659,950	$(229,258)
State tax benefit, net of federal benefit	107,126	(35,889)
Other, net	82,989	157,934
Change in valuation allowance	—	—
	$850,065	$(107,213)
The components of deferred taxes (liabilities) are summarized as follows:
	Years Ended December 31,
	2021	2020
Deferred tax assets:
Allowance for loan losses	$1,380,439	$1,191,039
PPP loan origination fees and costs	12,382	186,182
Deferred gains	6,336	6,547
Federal net operating loss carryforward	18,011,436	19,897,581
State net operating loss carryforward	5,740,200	4,628,994
Charitable contribution carryforward	2,303	463
Nondeductible write-downs on other real estate owned	994,722	1,147,843
Branch write-downs	—	38,011
Accrued compensation	260,034	293,999
Lease liability, net	5,138	8,751
Accumulated depreciation and amortization	152,095	73,470
Stock based compensation	29,434	—
	26,594,519	27,472,880
Deferred tax liabilities:
Prepaid employee compensation	(6,020)	(34,331)
Net unrealized gain on securities available for sale	(45,709)	(115,367)
	(51,729)	(149,698)
Net deferred tax assets	$26,542,790	$27,323,182
Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. At December 31, 2021, the Company had federal and state net operating loss carryforwards of approximately $91,509,000 and $104,367,000, respectively. A portion of the federal net operating loss carryforwards expire between 2028 and 2036 and the remainder have no expiration date.
The Company had no unrecognized tax benefits as of December 31, 2021. The Company has no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase within the next twelve months. The Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for tax years before 2017.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13.   COMMITMENTS AND CONTINGENCIES
Unused Lines of Credit
The Company has unsecured overnight fed funds lines of credit with correspondent financial institutions enabling the Bank to borrow up to approximately $15 million, with interest determined at the time of any advance.
Credit Related Financial Instruments
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters-of-credit, and certain credit card arrangements. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition.
The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.
At December 31, 2021 and 2020, the following financial instruments were outstanding whose contract amounts represent credit risks:
	2021	2020
Commitments to extend credit	$48,842,775	$50,373,713
Standby letters-of-credit	$1,405,000	$264,000
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitment to extend credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. Those letters of credit are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company generally holds collateral for those commitments for which collateral is deemed necessary.
The Company did not incur any losses on its commitments in 2021 or 2020.
Contingencies
Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.
NOTE 14.   DERIVATIVE FIANANCIAL INSTRUMENTS
Interest Rate Swaps
The Company enters into interest rate swap agreements to economically hedge interest rate risk. The Company’s outstanding swap contracts are comprised of all offsetting back-to-back swaps, as such, the net positions are offsetting assets and liabilities, as well as income and expense. The agreements provide for the

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 14.   DERIVATIVE FIANANCIAL INSTRUMENTS (continued)
Company to receive or make payments at a variable rate determined by the one month LIBOR index in exchange for receiving or making payments at a stated fixed rate.
Outstanding interest rate swaps at December 31, 2021 and 2020 are as follows:
	December 31,
	2021	2020
Notional amount-interest rate swap contracts	$272,629,003	$217,876,856
Weighted-average pay rate-interest rate swap contracts	3.93%	2.67%
Weighted-average receive rate-interest rate swap contracts	3.93%	2.67%
Weighted-average maturity in years-interest rate swap contracts	6.09	7.45
The fair value of interest rate swap contracts at December 31, 2021 and 2020 included in other assets and other liabilities is as follows:
	Fair Value
	December 31, 2021		December 31, 2020
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rate swap contracts	$2,901,723	$2,901,723	$5,281,783	$5,281,783
NOTE 15.   CONCENTRATIONS
At various times throughout the year, the Company maintains cash balances and federal funds sold with other financial institutions which exceed federally insured limits. The Company monitors the capital adequacy of these financial institutions on a quarterly basis.
NOTE 16.   RELATED PARTY TRANSACTIONS
The Company has entered into transactions with its executive officers, directors, principal stockholders, and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 2021 and 2020, was $3,175,983 and $557,775, respectively. Also, certain related parties maintained deposit balances with the Company in the aggregate amount of $8,993,611 and $966,549 at December 31, 2021 and 2020, respectively.
NOTE 17.   REGULATORY MATTERS
The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. The Bank currently has an accumulated deficit and, therefore, cannot pay any dividends without prior regulatory approval.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17.   REGULATORY MATTERS (continued)
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, as defined, and of Tier 1 capital to average assets. Additionally, regulatory capital rules include a capital conservation buffer of 2.50% that is added on top of each of the minimum risked-based capital ratios in order to avoid restrictions on capital distributions and discretionary bonuses.
As of December 31, 2021, the Bank was considered to be well capitalized under current regulator guidelines.
The Bank’s actual capital amounts and ratios are presented in the following table.
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2021
Total Capital Ratio (total capital to to risk weighted assets)	$62,344	13.75%	$36,269	8.00%	$45,336	10.00%
Core Capital Ratio (Tier 1 capital to risk weighted assets)	$56,897	12.55%	$27,201	6.00%	$36,269	8.00%
CET1 Ratio (common equity Tier 1 capital to risk weighted assets)	$56,897	12.55%	$20,401	4.50%	$29,468	6.50%
Leverage Ratio (Tier 1 capital to average assets)	$56,897	9.77%	$23,300	4.00%	$29,126	5.00%
As of December 31, 2020
Total Capital Ratio (total capital to to risk weighted assets)	$58,295	14.38%	$32,427	8.00%	$40,534	10.00%
Core Capital Ratio (Tier 1 capital to risk weighted assets)	$53,596	13.22%	$24,320	6.00%	$32,724	8.00%
CET1 Ratio (common equity Tier 1 capital to risk weighted assets)	$53,596	13.22%	$18,240	4.50%	$26,347	6.50%
Leverage Ratio (Tier 1 capital to average assets)	$53,596	10.20%	$21,025	4.00%	$26,281	5.00%
NOTE 18.   FAIR VALUE OF ASSETS AND LIABILITIES
Determination of Fair Value
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18.   FAIR VALUE OF ASSETS AND LIABILITIES (continued)
discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
This fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
Fair Value Hierarchy
In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1 —
Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 —
Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 —
Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18.   FAIR VALUE OF ASSETS AND LIABILITIES (continued)
Assets and Liabilities Measured at Fair Value on a Recurring Basis:   Assets and liabilities measured at fair value on a recurring basis are summarized below:
	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
December 31, 2021
Assets
Securities available for sale Municipal securities	$—	$180,540	$—	$180,540
Mortgage-backed securities – GSE residential	—	6,411,204	—	6,411,204
Total securities	—	6,591,744	—	6,591,744
Mortgage loans held for sale	—	3,498,542	—	3,498,542
Derivative assets	—	2,901,723	—	2,901,723
Derivative liabilities	—	(2,901,723)	—	(2,901,723)
December 31, 2020
Assets
Securities available for sale Municipal securities	$—	$340,979	$—	$340,979
Mortgage-backed securities – GSE residential	—	14,314,596	—	14,314,596
Total securities	—	14,655,575	—	14,655,575
Mortgage loans held for sale	—	6,485,691	—	6,485,691
Derivative assets	—	5,281,783	—	5,281,783
Derivative liabilities	—	(5,281,783)	—	(5,281,783)
Assets Measured at Fair Value on a Nonrecurring Basis:   Under certain circumstances, management makes adjustments to fair value for assets although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:
	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
December 31, 2021
Impaired loans	$—	$—	$2,736,940	$(12,301)
Foreclosed assets	—	—	—	—
Total	$—	$—	$2,736,940	$(12,301)
December 31, 2020
Impaired loans	$—	$—	$146,120	$17,700
Foreclosed assets	—	—	8,051,330	(1,434,222)
Total	$—	$—	$8,197,450	$(1,416,522)

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18.   FAIR VALUE OF ASSETS AND LIABILITIES (continued)
Impaired Loans
Loans considered impaired under ASC 310-10-35, Receivables, are loans for which, based on current information and events, it is probable that the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans can be measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral less estimated selling costs if the loan is collateral dependent.
The fair value of impaired loans were primarily measured based on the value of the collateral securing these loans. Impaired loans are classified within Level 3 of the fair value hierarchy. Collateral may be real estate or business assets including equipment, inventory, and accounts receivable. The Company determines the value of the collateral based on independent appraisals performed by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Appraised values are discounted for costs to sell and may be discounted further based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal, or management’s expertise and knowledge of the customer and the customer’s business. Such discounts by management are subjective and are typically significant unobservable inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors discussed above.
Foreclosed Assets
Foreclosed assets, consisting of properties obtained through foreclosure or in satisfaction of loans, are initially recorded at the lower of the loan’s carrying amount or the fair value less estimated costs to sell upon transfer of the loans to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value less estimated costs to sell. Fair values are generally based on third-party appraisals of the property and are classified within Level 3 of the fair value hierarchy. The appraisals are sometimes further discounted based on management’s historical knowledge, changes in market conditions from the date of the most recent appraisal, or management’s expertise and knowledge of the customer and the customer’s business. Such discounts are typically significant unobservable inputs for determining fair value. In cases where the carrying amount exceeds the fair value, less estimated costs to sell, a loss is recognized in noninterest expense.
Quantitative Disclosures for Level 3 Fair Value Measurements
The Company had no Level 3 assets measured at fair value on a recurring basis at December 31, 2021 or 2020.
For Level 3 assets measured at fair value on a nonrecurring basis, the significant unobservable inputs used in the fair value measurements are presented below.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18.   FAIR VALUE OF ASSETS AND LIABILITIES (continued)
	Carrying Amount	Valuation Technique	Significant Unobservable Input
December 31, 2021
Nonrecurring:
Impaired loans	$2,736,940	Discounted Cashflow	None
Foreclosed assets	$—	Appraisals	Appraisal discounts
December 31, 2020
Nonrecurring:
Impaired loans	$146,120	Appraisals	Appraisal discounts
Foreclosed assets	$8,051,330	Appraisals	Appraisal discounts
The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:
Cash and Cash Equivalents:   The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.
Securities:   Where quoted prices are available in an active market, management classifies the securities within Level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.
If quoted market prices are not available, management estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, including GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, management classifies those securities in Level 3.
Restricted Equity Securities:   The carrying value of restricted equity securities with no readily determinable fair value approximates its fair value.
Mortgage Loans Held for Sale:   The Company records mortgage loans held for sale at fair value. This election impacts the timing and recognition of origination fees and costs, which are now recognized in earnings at the time of origination. Interest income on mortgage loans held for sale is recorded on an accrual basis in the consolidated statement of income under the heading “Interest income — loans, including fees.” The mark to market adjustments related to loans held for sale are captured in mortgage banking income. The fair value of mortgage loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics predominantly consisting of those conforming to government sponsored entity or agency standards. The fair value measurements consider observable data that may include market trade pricing from brokers and the mortgage-backed security markets.
Loans:   For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, 1 – 4 family mortgage), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securities securitization transactions, adjusted for differences in loan characteristics. Fair value for other loans (for example, commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18.   FAIR VALUE OF ASSETS AND LIABILITIES (continued)
Derivative Assets and Liabilities:   Fair values of interest rate swaps are provided by the clearing house or centralized counterparty.
Deposits:   The fair values disclosed for demand deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.
Other Borrowings:   The carrying amounts of other borrowings maturing within 90 days approximate their fair value.
Federal Home Loan Bank Advances:   The carrying amounts of FHLB advances maturing within 90 days and at variable rates approximate their fair values. Fair values of fixed rate advances maturing in greater than 90 days are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.
Accrued Interest:   The carrying amounts of accrued interest approximate fair value and are classified in the fair value hierarchy based upon the valuation level of the underlying asset or liability.
Off-balance Sheet Credit-Related Instruments:   Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.
The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2021 and 2020 were as follows:
	Carrying Amount	Fair Value Measurements at December 31, 2021
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$100,237,659	$100,237,659	$—	$—	$100,237,659
Securities available for sale	6,591,744	—	6,591,744	—	6,591,744
Restricted equity securities	1,846,100	—	1,846,100	—	1,846,100
Mortgage loans held for sale	3,498,542	—	3,498,542	—	3,498,542
Loans receivable, net	429,018,242	—	—	426,062,514	426,062,514
Accrued interest receivable	1,218,059	—	35,326	1,182,733	1,218,059
Derivative assets	2,901,723	—	2,901,723	—	2,901,723
Financial liabilities
Deposits	$475,368,966	$—	$476,741,789	$—	$476,741,789
Other borrowings	—	—	—	—	—
Federal Home Loan Bank	35,000,000	—	—	34,638,586	34,638,586
Accrued interest payable	181,379	—	158,858	22,521	181,379
Derivative liabilities	2,901,723	—	2,901,723	—	2,901,723

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18.   FAIR VALUE OF ASSETS AND LIABILITIES (continued)
	Carrying Amount	Fair Value Measurements at December 31, 2020
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$79,896,567	$79,896,567	$—	$—	$79,896,567
Securities available for sale	14,655,576	—	14,655,576	—	14,655,576
Restricted equity securities	2,406,100	—	2,406,100	—	2,406,100
Mortgage loans held for sale	6,485,691	—	6,485,691	—	6,485,691
Loans receivable, net	401,192,284	—	—	407,192,735	407,192,735
Accrued interest receivable	1,480,789	—	65,600	1,415,189	1,480,789
Derivative assets	5,281,783	—	5,281,783	—	5,281,783
Financial liabilities
Deposits	$431,335,082	$—	$434,081,255	$—	$434,081,255
Other borrowings	14,661,623	14,661,623	—	—	14,661,623
Federal Home Loan Bank	40,000,000	—	—	40,871,753	40,871,753
Accrued interest payable	298,485	—	237,790	60,695	298,485
Derivative liabilities	5,281,783	—	5,281,783	—	5,281,783
NOTE 19.   REVENUE FROM CONTRACTS WITH CUSTOMERS
All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within noninterest income. The following table presents the Company’s sources of noninterest income for the years ended December 31, 2021 and 2020. Items outside the scope of ASC 606 are noted as such.
	2021	2020
Noninterest income
Service charges on deposit accounts	$422,558	$379,896
Other service charges, commissions, and fees	600,097	472,359
Mortgage banking income(a)	4,126,679	5,883,950
Net gain on sales of securities available for sale(a)	—	280
Net gain on sales of foreclosed assets(a)	703,286	940,447
Rental and Other income from foreclosed assets	126,439	116,663
Other income	559,760	1,456,963
	$6,538,819	$9,250,558

(a)
Not within scope of ASC 606.

Following is a discussion of key revenues within the scope of Topic 606:
Service charges on deposit accounts:   Revenue from service charges on deposit accounts is earned through cash management, overdraft, non-sufficient funds, and other deposit-related services. Revenue is recognized for these services either over time, corresponding with deposit accounts’ monthly cycle, or at a point in time for transaction-related services and fees. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.
Other service charges, commissions, and fees:   Other service charges, commissions, and fees consist primarily of interchange fees from consumer credit and debit cards processed by card association networks, as well as merchant discounts, and other card-related services. This category also includes wire

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 19.   REVENUE FROM CONTRACTS WITH CUSTOMERS (continued)
transfer fees. Interchange rates are generally set by the credit card associations and based on purchase volumes and other factors. Interchange fees and merchant discounts are recognized concurrently with the delivery of service on a daily basis as transactions occur. Payment is typically received immediately or in the following month. This category also includes ATM, cashier check, and check cashing fees as well as safe deposit box rental fees that are recognized over time, on a monthly basis, as the Bank’s performance obligation for services is satisfied. Wire transfer fees are recognized daily as the transactions occur.
Rental and Other income from foreclosed assets:   Rental and Other income from foreclosed assets consist of revenues generated from rental and other activities. These fees are recognized on a monthly basis as the Bank’s performance obligation for these rental services is satisfied.
Other operating income:   Other operating income primarily consist of revenues generated from credit card fees and teller over and short income (losses). Credit card fees are recognized on a monthly basis as the Bank’s performance obligation for these services is satisfied. Teller over and short income (losses) are not subject to ASC 606. For the years ended December 31, 2021 and 2020, other income also includes $437,250 and $1,373,873, respectively, of net swap spread income that is not subject to ASC 606.
NOTE 20.   PARENT COMPANY FINANCIAL INFORMATION
The following information presents the condensed balance sheet, statement of income, and cash flows as of Beach Bancorp, Inc. for the year ended December 31, 2021 and 2020.
CONDENSED BALANCE SHEETS
	December 31, 2021	December 31, 2020
Assets
Cash	$237,282	$249,111
Investment in subsidiaries	81,177,547	78,591,330
Deferred tax asset, net	16,561	14,037
Other assets	1,221	2,844
Total assets	81,432,611	$78,857,322
Liabilities
Other liabilities	$3,500	$7,000
Stockholders’ equity	81,429,111	78,850,322
Total liabilities and stockholders’ equity	$81,432,611	$78,857,322

BEACH BANCORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 20.   PARENT COMPANY FINANCIAL INFORMATION (continued)
CONDENSED STATEMENT OF OPERATIONS
	December 31, 2021	December 31, 2020
Expenses
Other operating expenses	$9,952	$55,046
Loss before income tax benefit and equity in undistributed loss of subsidiaries	(9,952)	(55,046)
Income tax benefit	2,523	14,037
Loss before equity in undistributed income (loss) of subsidiaries	(7,429)	(41,009)
Equity in undistributed income (loss) of subsidiaries	2,299,987	(943,482)
Net income (loss)	$2,292,558	$(984,491)
CONDENSED STATEMENT OF CASH FLOWS
	December 31, 2021	December 31, 2020
OPERATING ACTIVITIES
Net income (loss)	$2,292,558	$(984,491)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in undistributed income (loss) of subsidiaries	(2,299,987)	943,482
Other operating activities	(4,400)	(9,881)
Net cash used in operating activities	(11,829)	(50,890)
FINANCING ACTIVITIES
Proceeds from sale of stock to subsidiary bank	—	300,001
Net cash provided by financial activities	—	300,001
Net increase (decrease) in cash	(11,829)	249,111
Cash at beginning of year	249,111	—
Cash at end of year	$237,282	$249,111

UNAUDITED CONSOLIDATED
FINANCIAL STATEMENTS OF
BEACH BANCORP, INC.

BEACH BANCORP, INC
CONSOLIDATED BALANCE SHEETS
	Actual
	03/31/22 Unaudited	12/31/21 Audited
Assets
Cash and due from banks	$3,492,669	$3,199,260
Interest-bearing deposits in banks	73,429,537	95,127,848
Restricted Cash	991,551	1,910,551
Cash and cash equivalents	77,913,757	100,237,659
Securities available for sale	17,351,033	6,591,744
Restricted equity securities, at cost	1,858,000	1,846,100
Mortgage loans held for sale	1,318,881	3,498,542
Loans	454,414,912	434,464,837
Less allowance for loan losses	(5,467,636)	(5,446,595)
Loans, net	448,947,276	429,018,242
Accrued interest receivable	1,253,184	1,218,060
Premises and equipment, net	12,015,597	12,182,457
Foreclosed assets	10,949,562	10,978,912
Goodwill	414,427	414,427
Deferred Tax Assets	26,389,316	26,542,790
Other assets – BOLI	10,004,256	—
Other assets	11,255,146	5,047,568
Total Assets	$619,670,435	$597,576,501
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	$129,262,610	$122,908,458
Interest-bearing demand deposits	221,198,028	206,020,710
Savings deposits	27,609,355	27,884,743
Other time deposits	113,668,165	118,555,057
Total deposits	491,738,158	475,368,968
Federal Home Loan Bank advances	35,000,000	35,000,000
Accrued interest payable	178,267	181,379
Other liabilities	10,824,260	5,597,043
Total liabilities	537,740,685	516,147,390
Stockholders’ Equity
Preferred stock, $1 par value; 15,000,000 authorized; Class A, non- cumulative convertible perpetual preferred 5,405,604 shares issued and outstanding	5,405,604	5,405,604
Common stock, $1 par value; 30,000,000 shares authorized; 14,732,382 shares issued and outstanding	14,732,382	14,732,382
Additional paid-in capital	121,146,031	120,987,926
Accumulated deficit	(59,196,272)	(59,831,403)
Accumulated other comprehensive income (loss)	(157,995)	134,602
Total stockholders’ equity	81,929,750	81,429,111
Total Liabilities and Stockholders’ Equity	$619,670,435	$597,576,501

BEACH BANCORP, INC
CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended
	03/31/22 Unaudited	03/31/21 Unaudited
Interest income:
Loans, including fees	$4,457,362	$4,441,582
Investment securities	72,697	96,467
Interest-bearing deposits in bank	39,110	20,680
Total interest income	4,569,169	4,558,729
Interest expense:
Deposits	425,383	663,568
Other	74,361	92,202
Total interest expense	499,744	755,770
Net interest income	4,069,425	3,802,959
Provision for loan losses	—	140,000
Net interest income after provision for loan losses	4,069,425	3,662,959
Noninterest income:
Service charges on deposit accounts	125,561	103,012
Other service charges, commissions and fees	120,670	120,756
Mortgage banking income	640,863	1,257,112
Net gain on sales of SBA Loans	45,167	—
Net loss on sales of fixed assets	47,426	5,488
Net gain on sales of foreclosed assets	18,300	43,381
Rental income from foreclosed assets	28,250	47,959
Other income	611,459	277,201
Total noninterest income	1,637,696	1,854,909
Noninterest expense:
Salaries and employee benefits	2,976,158	2,941,249
Occupancy and equipment expense	470,956	430,013
Legal and professional expenses	145,462	144,360
Data processing expenses	460,619	437,962
Marketing and advertising expenses	81,363	106,485
Regulatory assessment expenses	117,612	95,170
Valuation adjustment on foreclosed assets	—	1,127
Foreclosed asset expenses	32,281	131,696
Other expenses	534,704	491,035
Total noninterest expense	4,819,155	4,779,097
Income before income taxes	887,966	738,771
Income tax expense/(benefit)	252,835	229,970
Net Income	$635,131	$508,801

BEACH BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THREE MONTHS ENDED
	3/31/2022 Unaudited	3/31/2021 Unaudited
Net income	$635,131	$508,801
Other comprehensive income (loss):
Unrealized holding losses on securities available for sale arising during the period, net of tax benefit of ($99,361) and ($9,579), respectively	(292,597)	(28,208)
Other comprehensive income (loss)	(292,597)	(28,208)
Comprehensive income	$342,534	$480,593

BEACH BANCORP, INC
STATEMENT OF CASH FLOWS
FOR YEAR TO DATE ENDED, MARCH 31, 2022 and 2021
	Unaudited 3/31/2022	Unaudited 3/31/2021
OPERATING ACTIVITIES
Net Income (Loss)	635,131	508,801
Adjustments to reconcile net income (loss) to net cash Used in Operating Activities:
Depreciation, amortization, and accretion	(195,319)	(208,896)
Provision for loan losses	—	140,000
Provision for deferred taxes	252,835	229,970
Valuation adjustment on foreclosed assets	—	1,127
Net gain on sale of foreclosed assets	(18,300)	(43,381)
Net (gain) loss on sales of premises and equipment	(47,426)	(5,488)
Stock-based compensation	158,105	109,175
Originations of mortgage loans held for sale	(14,115,588)	(32,711,586)
Proceeds from sales of mortgage loans held for sale	16,895,798	35,364,552
Gain on sales of mortgage loans held for sale	(600,549)	(1,361,487)
Gain on sales of SBA Loans	(45,167)	—
Changes in:
Accrued interest receivable	(35,125)	96,658
Accrued interest payable	(3,397)	(24,256)
Other assets	(91,714)	(16,477)
Other liabilities	(888,363)	(978,907)
BOLI Investment	(4,256)	—
Net cash used in operating activities	1,896,665	1,099,805
INVESTING ACTIVITIES
Purchase of securities available for sale	(12,000,000)	—
Purchase of BOLI investment	(10,000,000)	—
Proceeds from maturities and principal paydowns of securities AFS	848,753	3,053,652
(Increase) decrease in restricted equity securities	(11,900)	560,000
Net (increase) decrease in loans	(19,542,784)	(16,477,926)
Proceeds from sales of foreclosed assets	47,650	1,127,579
Proceeds from sales of premises and equipment	246,873	666,492
Purchase of premises and equipment	(178,350)	(26,155)
Net cash provided by (used in) investing activities	(40,589,758)	(11,096,358)
FINANCING ACTIVITIES
Net increase (decrease) in deposits	16,369,191	51,959,743
Net increase (decrease) in other borrowings (PPPLF)	—	(5,295,013)
Federal Home Loan Bank repayments	—	(5,000,000)
Net cash provided by (used in) financing activities	16,369,191	41,664,730
Net change in cash and cash equivalents	(22,323,902)	31,668,177
Cash and cash equivalents at beginning of year	100,237,659	79,896,567
Cash and cash equivalents at end of period	77,913,757	111,564,744
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	503,141	780,026

BEACH BANCORP, INC
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THREE MONTHS ENDED MARCH 31, 2021 and 2022
	Preferred Stock Class A		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2020 (Audited)	5,405,604	$5,405,604	14,732,382	$14,732,382	120,496,523	(62,123,961)	339,774	78,850,322
Net income/(loss)						508,801		508,801
Stock-based Compensation					109,175			109,175
Other comprehensive income							(28,208)	(28,208)
Balance, March 31, 2021 (Unaudited)	5,405,604	$5,405,604	14,732,382	$14,732,382	$120,605,698	(61,615,160)	$311,566	$79,440,090
Balance, December 31, 2021 (Audited)	5,405,604	$5,405,604	14,732,382	$14,732,382	120,987,926	(59,831,403)	$134,602	81,429,111
Net income						635,131		635,131
Stock-based Compensation					158,105			158,105
Other comprehensive income							$(292,597)	(292,597)
Balance, March 31, 2022 (Unaudited)	5,405,604	$5,405,604	14,732,382	$14,732,382	$121,146,031	(59,196,272)	$(157,995)	$81,929,750

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers

Section 79-4-8.50 through 79-4-8.59 of the MBCA provide First Bancshares with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of First Bancshares’ directors under certain circumstances. First Bancshares’ bylaws also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances.
Under its bylaws, First Bancshares shall indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with the proceeding, provided the indemnified person acted in a manner he believed in good faith to be in or not opposed to the best interests of First Bancshares, and in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful.
To the extent First Bancshares has funds reasonably available to be used for this purpose, indemnified persons are entitled to have First Bancshares advance expenses incurred prior to final disposition of the proceeding, upon delivery of  (1) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met. The board of directors shall then make a determination that the facts then known would not preclude indemnification under the MBCA. Pursuant to such authority and the provisions of First Bancshares’ bylaws, First Bancshares has purchased insurance against certain liabilities that may be incurred by it and its officers and directors.
Under the bylaws, indemnification may not be authorized if it is established that the person appropriated, in violation of his or her duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit.
In addition to the bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of First Bancshares pursuant to its articles of incorporation or bylaws, or otherwise, First Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Item 21.
Exhibits and Financial Statements

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.
Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated April 26, 2022 by and between The First Bancshares, Inc. and Beach Bancorp, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement).**
3.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to First Bancshares’ Current Report on Form 8-K filed on July 28, 2016).
3.2	Amendment to the Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Quarterly Report on Form 10-Q filed on August 9, 2018).
3.3	Amended and Restated Bylaws of The First Bancshares, Inc., effective as of March 17, 2016 (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Current Report on Form 8-K filed on March 18, 2016).
3.4	Amendment No. 1 to the Amended and Restated Bylaws of The First Bancshares, Inc. effective as of May 7, 2020 (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020).
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.3 to First Bancshares’ Registration Statement No. 333-220491 on Form S-3 filed on September 15, 2017).
5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered.*
8.1	Opinion of Alston & Bird LLP regarding certain U.S. federal income tax matters.*
8.2	Opinion of Hacker, Johnson & Smith, PA regarding certain U.S. federal income tax matters.*
21.1	Subsidiaries of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 21.1 to First Bancshares’ Annual Report on Form 10-K filed on March 11, 2022).
23.1	Consent of Alston & Bird LLP (included in the opinions referred to in Exhibits 5.1 and 8.1 above).*
23.2	Consent of Hacker, Johnson & Smith, PA (included in the opinion referred to in Exhibit 8.2 above).*
23.3	Consent of BKD, LLP (with respect to The First Bancshares, Inc.).
23.4	Consent of Crowe LLP (with respect to The First Bancshares, Inc.).
23.5	Consent of Mauldin & Jenkins, LLC (with respect to Beach Bancorp, Inc.).
24	Power of Attorney (included on the signature page hereto).
99.1	Consent of Piper Sandler & Co.
99.2	Form of Proxy of Beach Bancorp, Inc.*
107	Filing Fee Table

*
To be filed by amendment.

**
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on May 27, 2022.
THE FIRST BANCSHARES, INC.
By:
/s/ M. Ray (Hoppy) Cole, Jr.

Name:
M. Ray (Hoppy) Cole, Jr.

Title:
President and Chief Executive Officer

By:
/s/ Donna T. (Dee Dee) Lowery

Name:
Donna T. (Dee Dee) Lowery

Title
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Ray (Hoppy) Cole, Jr. and Donna T. (Dee Dee) Lowery his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ E. Ricky Gibson E. Ricky Gibson	Chairman of the Board and Directors	May 27, 2022
/s/ M. Ray (Hoppy) Cole, Jr. M. Ray (Hoppy) Cole, Jr.	Vice Chairman of the Board and Director, President and Chief Executive Officer (Principal Executive Officer)	May 27, 2022
/s/ Donna T. (Dee Dee) Lowery Donna T. (Dee Dee) Lowery	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 27, 2022
/s/ Rodney D. Bennett Rodney D. Bennett	Director	May 27, 2022
/s/ David W. Bomboy David W. Bomboy	Director	May 27, 2022

Signature	Title	Date
/s/ Charles R. Lightsey Charles R. Lightsey	Director	May 27, 2022
/s/ Fred A. McMurry Fred A. McMurry	Director	May 27, 2022
/s/ Thomas E. Mitchell Thomas E. Mitchell	Director	May 27, 2022
/s/ Renee Moore Renee Moore	Director	May 27, 2022
/s/ Ted E. Parker Ted E. Parker	Director	May 27, 2022
/s/ J. Douglas Seidenburg J. Douglas Seidenburg	Director	May 27, 2022
/s/ Andrew D. Stetelman Andrew D. Stetelman	Director	May 27, 2022